Exhibit 99.1

TIDEWATER INC.

UPDATES TO FORM 10-K

FOR THE TRANSITION PERIOD FROM APRIL 1, 2017 TO DECEMBER 31, 2017

EXPLANATORY NOTE

Tidewater Inc. (“Tidewater,” the “company,” “we,” “us” or “our”) is filing this Exhibit 99.1 to reissue certain financial information and related disclosures included in its report on Form 10-K for the transition period from April 1, 2017 to December 31, 2017 (the “Transition Report”), originally filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2018, solely to reflect a recent change in segment reporting.

As previously reported, during the quarter ended March 31, 2018, the company’s Africa/Europe segment was split as a result of management realignment such that the company’s operations in Europe and the Mediterranean Sea regions and the company’s West Africa regions are now two separately-reported segments. The company now discloses these new segments as Europe/Mediterranean Sea and West Africa, respectively. The company’s Americas and Middle East/Asia Pacific segments were not affected by this change. This new segment alignment is consistent with how the company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance.

This Exhibit 99.1 updates the information in the following Items of the Transition Report as initially filed in order to reflect the change in segment reporting discussed above: Part I, Item 1 (Business); Part II, Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations); and Part II, Items 8, 15(a) and 15(c) (Financial Statements and Supplementary Data). The information contained in this Exhibit 99.1 does not reflect any changes, activities, or events occurring subsequent to the initial filing of the Transition Report on March 15, 2018 and does not modify or update the disclosures in the Transition Report, other than to reflect the subsequent changes in segment reporting as described above. Therefore, this Exhibit 99.1 should be read in conjunction with the reports and other information that the company has filed with the SEC on or after March 15, 2018, including the company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018.

FORWARD-LOOKING STATEMENT

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, this Exhibit 99.1 contains certain forward-looking statements which reflect the company’s view with respect to future events and future financial performance, based on information available to us on the date of filing our Transition Report, as filed on March 15, 2018, updated only to the extent necessary to reflect the retrospective revisions described in the Explanatory Note to this Exhibit 99.1. Forward-looking statements are all statements other than statements of historical fact. All such forward-looking statements are subject to risks and uncertainties, and the company’s future results of operations could differ materially from its historical results or current expectations reflected by such forward-looking statements. Some of these risks are discussed in the Transition Report, including in Item 1A. “Risk Factors” and include, without limitation, uncertainties related to our emergence from Chapter 11 proceedings, including relating to our implementation of fresh start accounting and new accounting policies and our consolidation activities; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; fleet additions by competitors and industry overcapacity; our limited capital resources available to replenish our asset base, including through acquisitions or vessel construction, and to fund our capital expenditure needs; uncertainty of global financial market conditions and potential constraints in accessing capital or credit if and when needed with favorable terms, if at all; changes in decisions and capital spending by customers in the energy industry and the industry expectations for offshore exploration, field development and production; consolidation of our customer base; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; rapid technological changes; delays and other problems associated with vessel construction and maintenance; the continued availability of qualified personnel and our ability to attract and retain them; the operating risks normally incident to our lines of business, including the potential impact of liquidated counterparties; our ability to comply with covenants in our indentures and other debt instruments; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced; the risks associated with our international operations, including local content, local currency or similar requirements especially in higher political risk countries where we operate; interest rate and foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income;

retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; the effects of asserted and unasserted claims and the extent of available insurance coverage; and the resolution of pending legal proceedings.

Forward-looking statements, which can generally be identified by the use of such terminology as “may,” “can,” “potential,” “expect,” “project,” “target,” “anticipate,” “estimate,” “forecast,” “believe,” “think,” “could,” “continue,” “intend,” “seek,” “plan,” and similar expressions contained in this Exhibit 99.1 and the Transition Report, are not guarantees of future performance or events. Any forward-looking statements are based on the company’s assessment of current industry, financial and economic information, which by its nature is dynamic and subject to rapid and possibly abrupt changes, which the company may or may not be able to control. Further, the company may make changes to its business plans that could or will affect its results. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments that affect us will be those that we anticipate and have identified. The forward-looking statements should be considered in the context of the risk factors listed above and discussed in greater detail elsewhere in this Exhibit 991 and the Transition Report. Investors and prospective investors are cautioned not to rely unduly on such forward-looking statements, which speak only as of the date hereof. Management disclaims any obligation to update or revise any forward-looking statements contained herein to reflect new information, future events or developments.

In certain places in this Exhibit 99.1 and the Transition Report, the company may refer to reports published by third parties that purport to describe trends or developments in energy production and drilling and exploration activity. The company does so for the convenience of its investors and potential investors and in an effort to provide information available in the market that will lead to a better understanding of the market environment in which the company operates. The company specifically disclaims any responsibility for the accuracy and completeness of such information and undertakes no obligation to update such information.

PART I

This section highlights information that is discussed in more detail in the remainder of the document. We use the terms “Tidewater,” the “company,” “we,” “us” and “our” to refer to Tidewater Inc. and its consolidated subsidiaries.

ITEM 1.	BUSINESS

Tidewater Inc., a Delaware corporation that is a listed company on the New York Stock Exchange under the symbol “TDW”, provides offshore service vessels and marine support services to the global offshore energy industry through the operation of a diversified fleet of marine service vessels. The company was incorporated in 1956 and conducts its operations through wholly-owned United States (U.S.) and international subsidiaries, as well as through joint ventures in which Tidewater has either majority or occasionally non-controlling interests (generally where required to satisfy local ownership or local content requirements). Unless otherwise required by the context, the term “company” as used herein refers to Tidewater Inc. and its consolidated subsidiaries. On July 31, 2017, Tidewater successfully emerged from Chapter 11 bankruptcy proceedings.

Explanatory Note Regarding the Change in Fiscal Year End

On September 12, 2017, the Board of Directors approved changing the company’s fiscal year from a fiscal year ending on March 31 to a fiscal year ending on December 31, beginning with the period ending December 31, 2017. The Transition Report on Form 10-K as updated by this Exhibit 99.1 covers the period from April 1, 2017 to December 31, 2017, which is the period between the close of the company’s immediately prior fiscal year and the opening date of the company’s newly selected fiscal year.

About Tidewater

The company’s vessels and associated vessel services provide support for all phases of offshore exploration, field development and production. These services include towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover and production activities; offshore construction and seismic and subsea support; and a variety of specialized services such as pipe and cable laying.

The company has one of the broadest geographic operating footprints in the offshore energy industry with operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions. Our global operating footprint allows us to react quickly to changing local market conditions and to be responsive to the changing requirements of the many customers with which we believe we have strong relationships. The company is also one of the most experienced international operators in the offshore energy industry with over 60 years of international experience.

The company’s offshore support vessel fleet includes vessels that are operated under joint ventures, as well as vessels that have been stacked or withdrawn from service. At December 31, 2017, the company owned 227 vessels (excluding eight joint venture vessels, but including 89 stacked vessels) available to serve the global energy industry. Please refer to Note (1) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for additional information regarding our stacked vessels.

Our revenues, net earnings and cash flows from operations are largely dependent upon the activity level of our offshore support vessel fleet. As is the case with other offshore-focused energy service companies, our business activity is largely dependent on offshore exploration, field development and production activity by our customers. Our customers’ business activity, in turn, is dependent on actual and expected crude oil and natural gas prices, which fluctuate depending on expected future levels of supply and demand for crude oil and natural gas, and on estimates of the cost to find, develop and produce reserves.

Reorganization of Tidewater

On July 31, 2017, the company and certain of its subsidiaries that had been named as additional debtors in the Chapter 11 proceedings emerged from bankruptcy after successfully completing its reorganization pursuant to the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater and its Affiliated Debtors (the “Plan”). The Plan was confirmed on July 17, 2017 by the Bankruptcy Court. Refer to Note (2) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further details on the company’s Chapter 11 bankruptcy and emergence.

Upon emergence of the company from bankruptcy:

•

The lenders under the company’s Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013 (the “Credit Agreement”), the holders of senior notes, and the lessors from whom the company leased 16 vessels (the “Sale Leaseback Parties”) (collectively, the “General Unsecured Creditors” and the claims thereof, the “General Unsecured Claims”) received their pro rata share of (a) $225 million of cash, (b) subject to the limitations discussed below, common stock and, if applicable, warrants (the “New Creditor Warrants”) to purchase common stock, representing 95% of the common equity in the reorganized company (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan as described below); and (c) new 8% fixed rate secured notes due in 2022 in the aggregate principal amount of $350 million (the “New Secured Notes”).

•

The company’s existing shares of common stock were cancelled. Existing common stockholders of the company received their pro rata share of common stock representing 5% of the common equity in the reorganized company (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan) and six year warrants to purchase additional shares of common stock of the reorganized company. These warrants were issued in two tranches, with the first tranche (the “Series A Warrants”) being exercisable immediately, at an exercise price of $57.06 per share, and the second tranche (the “Series B Warrants”) being exercisable immediately, at an exercise price of $62.28 per share. The Series A Warrants are exercisable for 2.4 million shares of common stock while the Series B Warrants are exercisable for 2.6 million shares of common stock. The Series A Warrants and the Series B Warrants do not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the company’s business and are subject to the restrictions in the company’s new certificate of incorporation that prohibits the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. If, during the six-month period immediately preceding the Series A and Series B Warrants’ termination date, a non-U.S. Citizen is precluded from exercising the warrant because of the foreign ownership limitations, then the holder thereof may exercise and receive, in lieu of shares of common stock, warrants identical in all material respects to the New Creditor Warrants, with one such warrant being issued for each share of common stock into which the Series A or Series B Warrants were otherwise convertible.

•

To assure the continuing ability of certain vessels owned by the company’s subsidiaries to engage in U.S. coastwise trade, the number of shares of the company’s common stock that was otherwise issuable to the allowed General Unsecured Creditors was adjusted to assure that the foreign ownership limitations of the United States Jones Act are not exceeded. The Jones Act requires any corporation that engages in coastwise trade be a U.S. citizen within the meaning of that law, which requires, among other things, that the aggregate ownership of common stock by non-U.S. citizens within the meaning of the Jones Act be not more than 25% of its outstanding common stock. The Plan required that, at the time the company emerged from bankruptcy, not more than 22% of the common stock will be held by non-U.S. citizens. To that end, the Plan provided for the issuance of a combination of common stock of the reorganized company and the New Creditor Warrants to purchase common stock of the reorganized company on a pro rata basis to any non-U.S. citizen among the allowed General Unsecured Creditors whose ownership of common stock, when combined with the shares to be issued to existing Tidewater stockholders that are non-U.S. citizens, would otherwise cause the 22% threshold to be exceeded. The New Creditor Warrants do not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the company’s business. Generally, the New Creditor Warrants are exercisable immediately at a nominal exercise price, subject to restrictions contained in the Warrant Agreement between the company and the warrant agent regarding the New Creditor Warrants designed to assure the company’s continuing eligibility to engage in coastwise trade under the Jones Act that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. The company has established, under its charter and through Depository Trust Corporation (DTC), appropriate measures to assure compliance with these ownership limitations.

•	The undisputed claims of other unsecured creditors such as customers, employees, and vendors, were paid in full in the ordinary course of business (except as otherwise agreed among the parties).

As of July 31, 2017, the date of the company’s emergence from Chapter 11 bankruptcy (the “Effective Date”), the company and the Sale Leaseback Parties had not reached agreement with respect to the amount of the Sale Leaseback Claims, and a portion of the emergence consideration (including cash, New Creditor Warrants and New Secured Notes, and based on up to $260.2 million of possible additional Sale Leaseback Claims) was set aside to allow for the settlement and payout of the Sale Leaseback Parties’ claims as they were settled. The company successfully reached agreement with the Sale Leaseback Parties between August and November 2017. Pursuant to such settlements, approximately $233.6 million of additional Sale Leaseback Claims were allowed and emergence consideration was paid to the Sale Leaseback Parties as each claim was settled. The remaining emergence consideration withheld was distributed pro-rata to holders of allowed General Unsecured Claims, including the remaining Sale Leaseback Parties, in December 2017 and January 2018.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized company subsequent to July 31, 2017. References to “Predecessor” or “Predecessor Company” relate to the financial position and results of operations of the company through July 31, 2017.

Fresh Start Accounting

Upon our emergence from Chapter 11 bankruptcy, on July 31, 2017, we adopted fresh-start accounting in accordance with the provisions set forth in ASC 852, Reorganizations, as (i) the Reorganization Value of our assets immediately prior to the date of confirmation was less than the post-petition liabilities and allowed claims and (ii) the holders of our existing voting shares of the Predecessor entity received less than 50% of the voting shares of the emerging entity.

Adopting fresh-start accounting results in a new financial reporting entity with no beginning retained earnings or deficit balance as of the fresh-start reporting date. Upon the adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. Our adoption of fresh-start accounting may materially affect our results of operations following the Effective Date (primarily through a corresponding reduction in depreciation expense), as we will have a new basis in our assets and liabilities. As a result of the adoption of fresh-start accounting and the effects of the implementation of the Plan, our consolidated financial statements subsequent to July 31, 2017 may not be comparable to our consolidated financial statements prior to July 31, 2017, and as such, “black-line” financial statements are presented to distinguish between the Predecessor and Successor companies.

Concurrent with the company’s emergence from Chapter 11 bankruptcy, the Successor Company adopted a new policy for the recognition of the costs of planned major maintenance activities incurred to ensure compliance with applicable regulations and maintain certifications for vessels with classification societies. These costs include drydocking and survey costs necessary to maintain certifications and generally occur twice in every five year period. These recertification costs are typically incurred while the vessel is in drydock and may be incurred concurrent with other vessel maintenance and improvement activities. Under the company’s new policy, costs related to the recertification of vessels are deferred and amortized over 30 months on a straight-line basis. Maintenance costs incurred at the time of the recertification drydocking that are not related to the recertification of the vessel will continue to be expensed as incurred. Costs related to vessel improvements that either extend the vessel’s useful life or increase the vessel’s functionality are capitalized and depreciated. The company’s previous policy (Predecessor) was to expense vessel recertification costs in the period incurred.

Upon emergence from Chapter 11 bankruptcy, the Successor Company, to better reflect the current offshore supply vessel market, changed the estimated useful lives for vessels previously having 25 year useful lives to 20 years. Additionally, assumed salvage values for vessels at the end of such vessels’ estimated useful life were changed from 10% of original cost at year 25 to not more than 7.5% of original cost at year 20.

Offices and Facilities

The company’s worldwide headquarters and principal executive offices are located at 6002 Rogerdale Road, Suite 600, Houston, Texas 77072, and its telephone number is (713) 470-5300. The company’s U.S. marine operations are based in Amelia, Louisiana and Houston, Texas. We conduct our international operations through facilities and offices located in over 30 countries. Our principal international offices and/or warehouse facilities, most of which are leased, are located in Rio de Janeiro and Macae, Brazil; Ciudad Del Carmen, Mexico; Port of Spain, Trinidad; Aberdeen, Scotland; Amsterdam, Holland; Cairo, Egypt; Luanda and Cabinda, Angola; Lagos and Onne Port, Nigeria; Douala, Cameroon; Singapore; Al Khobar, Kingdom of Saudi Arabia; Dubai, United Arab Emirates; and Oslo and Tromso, Norway. The company’s operations generally do not require highly specialized facilities, and suitable facilities are generally available on a leased basis as required.

Business Segments

Amounts in these financial statements have been recast from the original financial statements included in the company’s Transition Report on Form 10-KT filed on March 15, 2018 to provide comparative information which conforms with the company’s current segment alignment. During calendar year 2018 the company’s Africa/Europe segment was split as a result of management realignment such that the company’s operations in Europe and Mediterranean Sea regions and the company’s West Africa regions are now separately reported segments. As such, the company now discloses these new segments as Europe/Mediterranean Sea and West Africa, respectively. The company’s Americas and Middle East/Asia Pacific segments are not affected by this change. This new segment alignment is consistent with how the company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Prior year amounts have also been recast to conform to the new segment alignment.

Our principal customers in each of these business segments are large, international oil and natural gas exploration, field development and production companies (IOCs); select independent exploration and production (E&P) companies; foreign government-owned or government-controlled organizations and other related companies that explore for, develop and produce oil and natural gas (NOCs); drilling contractors; and other companies that provide various services to the offshore energy industry, including but not limited to, offshore construction companies, diving companies and well stimulation companies.

The company’s vessels are dispersed throughout the major offshore crude oil and natural gas exploration, field development and production areas of the world. Although the company considers, among other things, mobilization costs and the availability of suitable vessels in its fleet deployment decisions, and cabotage rules in certain countries occasionally restrict the ability of the company to move vessels between markets, the company’s diverse, mobile asset base and the wide geographic distribution of its vessels generally enable the company to respond relatively quickly to changing market conditions and customer requirements.

Revenues in each of our segments are derived primarily from vessel time charter or similar contracts that are generally from three months to four years in duration as determined by customer requirements, and, to a lesser extent, from vessel time charter contracts on a “spot” basis, which is a short-term (one day to three months) agreement to provide offshore marine services to a customer for a specific short-term job. The base rate of hire for a term contract is generally a fixed rate, though some charter arrangements allow the company to recover specific additional costs.

In each of our segments, and depending on vessel capabilities and availability, our vessels operate in the shallow, intermediate and deepwater offshore markets. The deepwater offshore market has been an increasingly important sector of the offshore crude oil and natural gas markets due to technological developments that have made deepwater exploration and development feasible and, if the commodity pricing environment improves, deepwater exploration and development could return to being a source of potential long-term growth for the company. Deepwater oil and gas development typically involves significant capital investment and multi-year development plans. Such projects are generally underwritten by the participating exploration, field development and production companies using relatively conservative crude oil and natural gas pricing assumptions. Although these projects are generally less susceptible to short-term fluctuations in the price of crude oil and natural gas, deepwater exploration and development projects can be costly relative to other onshore and offshore exploration and development. As a result, the sustained low levels of crude oil prices has caused, and may continue to cause, many E&P companies to restrain their level of capital expenditures in regards to deepwater projects.

Please refer to Item 7 of this Exhibit 99.1 for a more detailed discussion of the company’s segments, including the macroeconomic environment in which we operate. In addition, please refer to Note (17) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for segment, geographical data and major customer information.

Geographic Areas of Operation

The company’s fleet is deployed in the major global offshore oil and gas areas of the world. Revenues and operating profit derived from our operations along with total assets for our segments are summarized below:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Revenues:
Vessel revenues:
Americas	$45,784	40,848	159,310
Middle East/Asia Pacific	39,845	36,313	87,940
Europe/Mediterranean Sea	19,895	15,466	32,502
West Africa	66,360	53,970	147,159
Other operating revenues	6,869	4,772	13,951

	$178,753	151,369	440,862

Vessel operating profit (loss):
Americas	$(1,599)	(22,549)	(11,745)
Middle East/Asia Pacific	451	(1,434)	(19,146)
Europe/Mediterranean	(1,497)	(12,680)	(19,631)
West Africa	2,308	(8,828)	(19,309)

	(337)	(45,491)	(69,831)
Other operating profit (loss)	1,614	876	(1,323)

	1,277	(44,615)	(71,154)

Corporate general and administrative expenses (A)	(14,823)	(17,542)	(33,632)
Corporate depreciation	(166)	(704)	(1,892)

Corporate expenses	(14,989)	(18,246)	(35,524)

Gain on asset dispositions, net	6,616	3,561	18,035
Asset impairments	(16,777)	(184,748)	(419,870)

Operating loss	$(23,873)	(244,048)	(508,513)

Total assets:
Americas	$164,958	714,891	832,628
Middle East/Asia Pacific	48,268	424,896	631,152
Europe/Mediterranean	171,157	597,819	578,191
West Africa	864,299	1,277,552	1,387,232

	1,248,682	3,015,158	3,429,203
Other	2,443	20,392	23,120

	1,251,125	3,035,550	3,452,323
Investments in and advances to unconsolidated companies	29,216	49,367	42,516

	1,280,341	3,084,917	3,494,839
Corporate	465,839	799,752	820,360

Total assets	$1,746,180	3,884,669	4,315,199

(A)

Restructuring-related professional services costs for the five month period from August 1, 2017 through December 31, 2017 (Successor) are included in reorganization items. Included in corporate general and administrative expenses for the four month period from April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $6.7 million and $12.2 million of restructuring related professional service costs, respectively.

Please refer to Item 7 of this Exhibit 99.1 and Note (17) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further disclosure of segment revenues, operating profits, and total assets by geographical areas in which the company operates.

Our Global Vessel Fleet

The company operates one of the largest fleets of new offshore support vessels among its competitors in the industry. The company will continue to carefully consider whether future proposed investments and transactions have the appropriate risk/return-on-investment profile.

The average age of the company’s 227 owned vessels (excluding joint-venture vessels) at December 31, 2017 is approximately 9.0 years. The average age of the company’s 138 active vessels at December 31, 2017 is 7.7 years. Of the company’s 227 vessels, 97 are deepwater platform supply vessels (PSVs) or deepwater anchor handling towing supply (AHTS) vessels, and 93 vessels are non-deepwater towing-supply vessels, which include both smaller PSVs and smaller AHTS vessels that primarily serve the jack-up drilling market. Included within our “other” vessel class are 37 vessels which are primarily crew boats and offshore tugs.

At December 31, 2017, the company had a commitment to build one deepwater PSV, with approximately 5,400 deadweight tons of cargo carrying capacity, at a total cost, including contract costs and other incidental costs, of approximately $54.2 million. At December 31, 2017, the company had invested approximately $49.7 million in progress payments towards the construction of the vessel, and the remaining expenditures necessary to complete construction was estimated at $4.5 million.

Further discussions of our vessel construction, acquisition and replacement program, including the various settlement agreements with certain international shipyards related to the construction of vessels and our capital commitments, scheduled delivery dates and recent vessel sales are disclosed in the “Vessel Count, Dispositions, Acquisitions and Construction Programs” section of Item 7 and Note (14) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1.

The “Vessel Count, Dispositions, Acquisitions and Construction Programs” section of Item 7 in this Exhibit 99.1 also contains a table comparing the actual December 31, 2017 vessel count and the average number of vessels by class and geographic distribution during the nine month transition period ended December 31, 2017 and the nine months ended December 31, 2016.

Our Vessel Classifications

Our vessels routinely move from one geographic region and reporting segment to another, and from one operating area to another operating area within the geographic regions and reporting segments. We disclose our vessel statistical information, including revenue, utilization and average day rates, by vessel class. Listed below are our three major vessel classes along with a description of the type of vessels categorized in each vessel class and the services the respective vessels typically perform. Tables comparing the average size of the company’s vessel fleet by class and geographic distribution for the last three fiscal years are included in Item 7 of this Exhibit 99.1.

Deepwater Vessels

Deepwater vessels, in the aggregate, are generally the company’s largest contributor to consolidated vessel revenue and vessel operating margin. Included in this vessel class are large PSVs (typically greater than 230-feet and/or with greater than 2,800 tons in dead weight cargo carrying capacity) and large, higher-horsepower AHTS vessels (generally greater than 10,000 horsepower). These vessels are generally chartered to customers for use in transporting supplies and equipment from shore bases to deepwater and intermediate water depth offshore drilling rigs and production platforms and for otherwise supporting intermediate and deepwater drilling, production, construction and maintenance operations. Deepwater PSVs generally have large cargo carrying capacities, both below deck (liquid mud tanks and dry bulk tanks) and above deck. Deepwater AHTS vessels are equipped to tow drilling rigs and other marine equipment, as well as to set anchors for the positioning and mooring of drilling rigs that generally do not have dynamic positioning capabilities. Many of our deepwater PSVs and AHTS vessels are outfitted with dynamic positioning capabilities, which allow the vessel to maintain an absolute or relative position when mooring to an offshore installation, rig or another vessel is deemed unsafe, impractical or undesirable. Many of our deepwater vessels also have oil recovery, firefighting, standby rescue and/or other specialized equipment. Our customers have high standards in regards to safety and other operational competencies and capabilities, in part to meet the more stringent regulatory standards, especially in the wake of the 2010 Macondo incident.

Our deepwater class of vessel also includes specialty vessels that can support offshore well stimulation, construction work, subsea services and/or serve as remote accommodation facilities. These vessels are generally available for routine supply and towing services, but these vessels are also outfitted, and primarily intended, for specialty services. For example, these vessels can be equipped with a variety of lifting and deployment systems, including large capacity cranes, winches or reel systems. Included in the specialty vessel category is the company’s one multi-purpose platform supply vessel (MPSV). Our MPSV is approximately 311 feet in length, has a 100-ton active heave compensating crane, a moonpool and a helideck and is designed for subsea service and light construction support activities. This vessel is significantly larger in size, more versatile, and more specialized than the PSVs discussed above, and typically commands a higher day rate.

Towing-Supply Vessels

This is currently the company’s largest fleet class by number of vessels. Included in this class are non-deepwater AHTS vessels with horsepower below 10,000 BHP, and non-deepwater PSVs that are generally less than 230 feet. The vessels in this class perform the same respective functions and services as deepwater AHTS vessels and deepwater PSVs except towing-supply vessels are generally chartered to customers for use in intermediate and shallow waters.

Other Vessels

The company’s “Other” vessels include crew boats, utility vessels and offshore tugs. Crew boats and utility vessels are chartered to customers for use in transporting personnel and supplies from shore bases to offshore drilling rigs, platforms and other installations. These vessels are also often equipped for oil field security missions in markets where piracy, kidnapping or other potential violence presents a concern. Offshore tugs are used to tow floating drilling rigs and barges; to assist in the docking of tankers; and to assist pipe laying, cable laying and construction barges.

Revenue Contribution by Major Classes of Vessels

Revenues from vessel operations were derived from the following classes of vessels in the following percentages:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
	December 31, 2017	July 31, 2017	(unaudited)
Deepwater	48.9%	44.1%	50.1%
Towing-supply	43.3%	49.9%	43.0%
Other	7.8%	6.0%	6.9%

Subsea Services

Historically, the company’s subsea services were composed primarily of seismic and subsea vessel support. During fiscal 2014 the company expanded its subsea services capabilities by hiring a dedicated group of employees with substantial remotely operated vehicle (ROV) and subsea expertise and by purchasing six work-class ROVs. Two additional higher specification work-class ROVs were added to the company’s fleet in fiscal 2015. In December 2017, the company sold its ROV equipment and related assets for a total purchase price of $23 million. This equipment and related assets constituted substantially all of the remaining assets of the ROV business of the company. While the company is no longer a direct provider of ROV equipment, the company intends to maintain expertise and the capability to provide subsea vessel support for potential future customer requirements.

Customers and Contracting

The company’s operations are dependent upon the levels of activity in offshore crude oil and natural gas exploration, field development and production throughout the world, which is affected by trends in global crude oil and natural gas pricing, including expectations of future commodity pricing, which is ultimately influenced by the supply and demand relationship for these natural resources. The activity levels of our customers are also influenced by the cost of exploring for and producing crude oil and natural gas, which can be affected by environmental regulations, technological advances that affect energy production and consumption, significant weather conditions, the ability of our customers to raise capital, and local and international economic and political environments, including government mandated moratoriums.

The recent trend in crude oil prices and the current pricing outlook could lead to increased exploration, development and production activity as current prices for WTI and ICE Brent are approaching the range which some surveys have indicated that, if sustainable, our customers would begin to increase spending. However, a recovery in onshore exploration, development and production activity and spending, and in North American onshore activity and spending in particular, has already begun and is expected to continue to precede a recovery in offshore activity and spending, much of which takes place in the international markets. These same analysts also expect that any material improvements in offshore exploration and development activity would likely not occur until calendar year 2019 or calendar year 2020, the timing of which is generally consistent with the trend of the projected global working offshore rig count according to recent IHS-Markit reports. A discussion of current market conditions and trends appears under “Macroeconomic Environment and Outlook” in Item 7 of this Exhibit 99.1.

The company’s principal customers are IOCs; select independent E&P companies; NOCs; drilling contractors; and other companies that provide various services to the offshore energy industry, including but not limited to, offshore construction companies, diving companies and well stimulation companies.

Our primary source of revenue is derived from time charter contracts on our vessels on a rate per day of service basis; therefore, vessel revenues are recognized on a daily basis throughout the contract period. As noted above, these time charter contracts are generally either on a term or “spot” basis. There are no material differences in the cost structure of the company’s contracts based on whether the contracts are spot or term because the operating costs for an active vessel are generally the same without regard to the length of a contract.

The following table discloses our customers that accounted for 10% or more of total revenues:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
	December 31, 2017	July 31, 2017	(unaudited)
Chevron Corporation (A)	17.4%	17.5%	17.5%
Saudi Aramco	10.1%	11.7%	10.8%

(A)

79%, 78% and 78% of revenue generated by Chevron for the periods from August 1, 2017 through December 31, 2017 (Successor), April 1, 2017 through July 31, 2017 (Predecessor), and nine month period ended December 31, 2017 (Predecessor), respectively relates to activity in Angola. Please refer to Sonatide Joint Venture disclosure below.

While it is normal for our customer base to change over time as our vessel time charter contracts turn over, the unexpected loss of any of these significant customers could, at least in the short term, have a material adverse effect on the company’s vessel utilization and its results of operations. Our five largest customers in aggregate accounted for approximately 45% and 48% of our total revenues for the periods from August 1, 2017 through December 31, 2017 (Successor) and from April 1, 2017 through July 31, 2017 (Predecessor), respectively. The ten largest customers in aggregate accounted for approximately 64% and 69% of our total revenues for the periods from August 1, 2017 through December 31, 2017 (Successor) and from April 1, 2017 through July 31, 2017 (Predecessor), respectively.

Competition

The principal competitive factors for the offshore vessel service industry are the suitability and availability of vessels and related equipment, price and quality of service. In addition, the ability to demonstrate a strong safety record and attract and retain qualified and skilled personnel are also important competitive factors. The company has numerous competitors in all areas in which it operates around the world, and the business environment in all of these markets is highly competitive.

The company’s diverse, mobile asset base and the wide geographic distribution of its assets generally enable the company to respond relatively quickly to changes in market conditions and to provide a broad range of vessel services to its customers around the world. We believe that size, age, diversity and geographic distribution of a vessel operator’s fleet, economies of scale and experience level in the many areas of the world are competitive advantages in our industry.

Increases in worldwide vessel capacity generally have the effect of lowering charter rates, particularly when there are lower levels of exploration, field development and production activity as has been the case since late calendar 2014 when oil prices began to trend lower.

According to IHS-Markit, the global offshore support vessel market had approximately 255 new-build offshore support vessels (deepwater PSVs, deepwater AHTS vessels and towing-supply vessels only) either under construction (245 vessels), on order or planned as of December 2017. The vessels under construction are scheduled to be delivered into the worldwide offshore vessel market primarily over the next 12 to 24 months. The current worldwide fleet of these classes of vessels is estimated at 3,445 vessels, of which we estimate that a significant portion are stacked or are not being actively marketed by the vessels’ owners. The worldwide offshore marine vessel industry, however, also has a large number of aged vessels, including an estimated 560 vessels, or 16%, of the worldwide offshore fleet, that are at least 25 years old and nearing or exceeding original expectations of their estimated economic lives. An additional 345 vessels or 10% of the worldwide fleet, are at least 15 years old, but less than 25 years old. Older offshore support vessels, whether such vessels are at least 25 years old or at least 15 years old, could potentially be removed from the market in the future if the cost of extending such vessels’ lives is not economical, especially in light of recent market conditions.

Excluding the 560 vessels that are at least 25 years old from the overall population, the company estimates that the number of offshore support vessels under construction (245 vessels) represents approximately 8% of the remaining worldwide fleet of approximately 2,885 offshore support vessels. Excluding the 905 vessels that are at least 15 years old from the overall population, the number of offshore support vessels under construction (245 vessels) represents approximately 10% of the remaining worldwide fleet of approximately 2,540 offshore support vessels.

Although the future attrition rate of the older offshore support vessels cannot be determined with certainty, the company believes that the retirement and/or sale to owners outside of the oil and gas market of a vast majority of these aged vessels (a majority of which the company believes have already been stacked or are not being actively marketed to oil and gas development-focused customers by the vessels’ owners) could mitigate the potential negative effects on vessel utilization and vessel pricing of (i) additional offshore support vessel supply resulting from the delivery of additional new-build vessels and (ii) reduced demand for offshore support vessels resulting from reduced offshore spending by our customers and potential customers. Similarly, the cancellation or deferral of delivery of some portion of the 245 offshore support vessels that are under construction according to IHS-Markit could also mitigate the potential negative effects on vessel utilization and vessel pricing of reduced demand for offshore support vessels resulting from reduced offshore spending by E&P companies.

In addition, we and other offshore support vessel owners have selectively stacked more recently constructed vessels as a result of the significant reduction in our customers’ offshore oil and gas-related activity and the resulting more challenging offshore support vessel market that has existed since late calendar 2014. The company has in the last 12 months been more actively selling/scrapping vessels the company believes will not be marketable in the current and expected near term future. Should market conditions continue to remain depressed, the stacking or underutilization of recently constructed vessels by the offshore supply vessel industry will likely continue.

Challenges We Confront as an International Offshore Vessel Company

We operate in many challenging operating environments around the world that present varying degrees of political, social, economic and other uncertainties. We operate in markets where risks of expropriation, confiscation or nationalization of our vessels or other assets, terrorism, piracy, civil unrest, changing foreign currency exchange rates, and changing political conditions may adversely affect our operations. Although the company takes what it believes to be prudent measures to safeguard its property, personnel and financial condition against these risks, it cannot eliminate entirely the foregoing risks, though the wide geographic dispersal of the company’s vessels helps reduce the overall potential impact of these risks.

In addition, immigration, customs, tax and other regulations (and administrative and judicial interpretations thereof) can have a material impact on our ability to work in certain countries and on our operating costs.

In some international operating environments, local customs or laws may require or make it advisable that the company form joint ventures with local owners or use local agents. The company is dedicated to carrying out its international operations in compliance with the rules and regulations of the Office of Foreign Assets Control (OFAC), the Trading with the Enemy Act, the Foreign Corrupt Practices Act (FCPA), and other applicable laws and regulations. The company has adopted policies and procedures to mitigate the risks of violating these rules and regulations.

Sonatide Joint Venture

The company has previously disclosed the significant financial and operational challenges that it confronts with respect to its substantial operations in Angola, as well as steps that the company has taken to address or mitigate those risks. Most of the company’s attention has been focused in three areas: reducing the net receivable balance due to the company from Sonatide, its Angolan joint venture with Sonangol; reducing the foreign currency risk created by virtue of provisions of Angolan law that require that payment for a significant portion of the services provided by Sonatide be paid in Angolan kwanza; and optimizing opportunities, consistent with Angolan law, for services provided by the company to be paid for directly in U.S. dollars. The company’s efforts to respond to these challenges continue.

Amounts due from Sonatide (due from affiliate in the consolidated balance sheets) at December 31, 2017 and March 31, 2017 of approximately $230 million and $263 million, respectively, represent cash received by Sonatide from customers and due to the company, amounts due from customers that are expected to be remitted to the company through Sonatide and costs incurred by the company on behalf of Sonatide that are reimbursable by Sonatide or offsettable against costs incurred by Sonatide on behalf of the Company. Approximately $44 million of the balance at December 31, 2017 represents invoiced but unpaid vessel revenue related to services performed by the company through the Sonatide joint venture. Remaining amounts due to the company from Sonatide are, in part, supported by approximately $81 million of cash (primarily denominated in Angolan kwanzas) held by Sonatide that is pending conversion into U.S. dollars and the subsequent expatriation of such funds. In addition, the company owes Sonatide the aggregate sum of approximately $99 million, including $36 million in commissions payable by the company to Sonatide. The company monitors the aggregate amounts due from Sonatide relative to the amounts due to Sonatide.

For the period from April 1, 2017 through July 31, 2017, the company collected (primarily through Sonatide) approximately $22 million from its Angolan operations. Of the $22 million collected, approximately $19 million were U.S. dollars received by Sonatide on behalf of the company or U.S. dollars received directly by the company from customers. The balance of $3 million collected reflects Sonatide’s conversion of Angolan kwanza into U.S. dollars and the subsequent expatriation of the dollars and payment to the company. The company also reduced the net due from affiliate and due to affiliate balances by approximately $21 million during the period from April 1, 2017 through July 31, 2017 through netting transactions based on an agreement with the joint venture.

For the period from August 1, 2017 through December 31, 2017, the company collected (primarily through Sonatide) approximately $21 million from its Angolan operations. Of the $21 million collected, approximately $20 million were U.S. dollars received by Sonatide on behalf of the company or U.S. dollars received directly by the company from customers. The balance of $1 million collected reflects Sonatide’s conversion of Angolan kwanza into U.S. dollars and the subsequent expatriation of the dollars and payment to the company. The company also reduced the net due from affiliate and due to affiliate balances by approximately $33 million during the period from August 1, 2017 through December 31, 2017 through netting transactions based on an agreement with the joint venture.

Amounts due to Sonatide (Due to affiliate in the consolidated balance sheets) at December 31, 2017 and March 31, 2017 of approximately $99 million and $133 million, respectively, represent amounts due to Sonatide for commissions payable and other costs paid by Sonatide on behalf of the company.

The company believes that the process for converting Angolan kwanzas continues to function, but the relative scarcity of U.S. dollars in Angola continues to hinder the conversion process. Sonatide continues to press the commercial banks with which it has relationships to increase the amount of U.S. dollars that are made available to Sonatide.

For the period from April 1, 2017 through July 31, 2017, the company’s Angolan operations generated vessel revenues of approximately $34 million, or 23%, of its consolidated vessel revenue, from an average of approximately 50 company-owned vessels that are marketed through the Sonatide joint venture (21 of which were stacked on average during the period from April 1, 2017 through July 31, 2017). For the period from August 1, 2017 through December 31, 2017, the company’s Angolan operations generated vessel revenues of approximately $34 million, or 20%, of its consolidated vessel revenue, from an average of approximately 43 company-owned vessels that are marketed through the Sonatide joint venture (16 of which were stacked on average during the period from August 1, 2017 through December 31, 2017). For the twelve months ended March 31, 2017, the company’s Angolan operations generated vessel revenues of approximately $127 million, or 22%, of consolidated vessel revenue, from an average of approximately 58 company-owned vessels (20 of which were stacked on average during the twelve months ended March 31, 2017).

Sonatide owns seven vessels (four of which are currently stacked) and certain other assets, in addition to earning commission from company-owned vessels marketed through the Sonatide joint venture (owned 49% by the company). As of December 31, 2017 and March 31, 2017, the carrying value of the company’s investment in the Sonatide joint venture, which is included in “Investments in, at equity, and advances to unconsolidated companies,” was approximately $27 million and $45 million, respectively. As a result of fresh-start accounting the company’s investment in Sonatide was assigned a fair value based on the discounted cash flows of Sonatide’s operations. This resulted in a difference between the carrying value of the company’s investment balance and the company’s share of the net assets of the joint venture companies as of July 31, 2017 of approximately $28 million which will be amortized over ten years.

Management continues to explore ways to profitably participate in the Angolan market while evaluating opportunities to reduce the overall level of exposure to the increased risks that the company believes characterize the Angolan market. Included among mitigating measures taken by the company to address these risks is the redeployment of vessels from time to time to other markets. Redeployment of vessels to and from Angola during the period from April 1, 2017 through July 31, 2017, during the period from August 1, 2017 through December 31, 2017, and year ended March 31, 2017 has resulted in a net three, three and 22 vessels transferred out of Angola, respectively.

International Labour Organization’s Maritime Labour Convention

The International Labour Organization’s Maritime Labour Convention, 2006 (the “Convention”) mandates globally, among other things, seafarer living and working conditions (accommodations, wages, conditions of employment, health and other benefits) aboard ships that are engaged in commercial activities. Since its initial entry into force on August 20, 2013, 81 countries have now ratified the Convention.

The company continues to prioritize certification of its vessels to Convention requirements based on the dates of enforcement by countries in which the company has operations, performs maintenance and repairs at shipyards, or may make port calls during ocean voyages. Once obtained, vessel certifications are maintained, regardless of the area of operation. Additionally, where possible, the company continues to work with its operationally identified flag states to seek substantial equivalencies to comparable national and industry laws that meet the intent of the Convention and allow the company to standardize operational protocols among its fleet of vessels that work in various areas around the world.

Government Regulation

The company is subject to various United States federal, state and local statutes and regulations governing the ownership, operation and maintenance of its vessels. The company’s U.S. flagged vessels are subject to the jurisdiction of the United States Coast Guard, the United States Customs and Border Protection, and the United States Maritime Administration. The company is also subject to international laws and conventions and the laws of international jurisdictions where the company and its offshore vessels operate.

Under the citizenship provisions of the Merchant Marine Act of 1920 and the Shipping Act, 1916, as amended, the rules and regulations promulgated thereunder (collectively, the “Jones Act”), the company would not be permitted to engage in the U.S. coastwise trade if more than 25% of the company’s outstanding stock were owned by non-U.S. citizens as defined by the Jones Act. For a company engaged in the U.S. coastwise trade to be deemed a U.S. citizen: (i) the company must be organized under the laws of the United States or of a state, territory or possession thereof, (ii) each of the chief executive officer and the chairman of the Board of Directors of such corporation must be a U.S. citizen, (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and (iv) at least 75% of the interest in such company must be owned by U.S. citizens. The company has a dual stock certificate system to protect against non-U.S. citizens owning more than 25% of its common stock. In addition, the company’s charter provides the company with certain remedies with respect to any transfer or purported transfer of shares of the company’s common stock that would result in the ownership by non-U.S. citizens of more than 24% of its common stock. At the time of the company’s emergence from bankruptcy on July 31, 2017, approximately 22% of the company’s outstanding common stock was owned by non-US citizens. Based on information supplied to the company by its transfer agent, less than 24% of the company’s outstanding common stock was owned by non-U.S. citizens as of December 31, 2017.

The company’s vessel operations in the U.S. GOM are considered to be coastwise trade. United States law requires that vessels engaged in the U.S. coastwise trade must be built in the U.S. and registered under U.S. flag. In addition, once a U.S. built vessel is registered under a non-U.S. flag, it cannot thereafter engage in U.S. coastwise trade. Therefore, the company’s non-U.S. flagged vessels must operate outside of the U.S. coastwise trade zone. Of the total 227 vessels owned or operated by the company at December 31, 2017, 218 vessels were registered under flags other than the United States and 9 vessels were registered under the U.S. flag.

All of the company’s offshore vessels are subject to either United States or international safety and classification standards or sometimes both. U.S. flagged deepwater PSVs, deepwater AHTS vessels, towing-supply vessels, and crewboats are required to undergo periodic inspections generally twice within every five year period pursuant to U.S. Coast Guard regulations. Vessels registered under flags other than the United States are subject to similar regulations and are governed by the laws of the applicable international jurisdictions and the rules and requirements of various classification societies, such as the American Bureau of Shipping.

The company is in compliance with the International Ship and Port Facility Security (ISPS) Code, an amendment to the Safety of Life at Sea (SOLAS) Convention (1974/1988), and further mandated in the Maritime Transportation and Security Act of 2002 to align United States regulations with those of SOLAS and the ISPS Code. Under the ISPS Code, the company performs worldwide security assessments, risk analyses, and develops vessel and required port facility security plans to enhance safe and secure vessel and facility operations. Additionally, the company has developed security annexes for those U.S. flag vessels that transit or work in waters designated as high risk by the United States Coast Guard pursuant to the latest revision of Marsec Directive 104-6.

Environmental Compliance

During the ordinary course of business, the company’s operations are subject to a wide variety of environmental laws and regulations that govern the discharge of oil and pollutants into navigable waters. Violations of these laws may result in civil and criminal penalties, fines, injunctions and other sanctions. Compliance with the existing governmental regulations that have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment has not had, nor is expected to have, a material effect on the company. Environmental laws and regulations are subject to change, however, and may impose increasingly strict requirements, and, as such, the company cannot estimate the ultimate cost of complying with such potential changes to environmental laws and regulations.

The company is also involved in various legal proceedings that relate to asbestos and other environmental matters. The amount of ultimate liability, if any, with respect to these proceedings is not expected to have a material adverse effect on the company’s financial position, results of operations, or cash flows. The company is proactive in establishing policies and operating procedures for safeguarding the environment against any hazardous materials aboard its vessels and at shore-based locations.

Whenever possible, hazardous materials are maintained or transferred in confined areas in an attempt to ensure containment, if accidents were to occur. In addition, the company has established operating policies that are intended to increase awareness of actions that may harm the environment.

Safety

We are dedicated to ensuring the safety of our operations for our employees, our customers and any personnel associated with our operations. Tidewater’s principal operations occur in offshore waters where the workplace environment presents many safety challenges. Management communicates frequently with company personnel to promote safety and instill safe work habits through the use of company media directed at, and regular training of, both our seamen and shore-based personnel. Personnel and resources are dedicated to ensure safe operations and regulatory compliance. Our Director of Health, Safety, Environment and Security (HSES) Management is involved in numerous proactive efforts to prevent accidents and injuries from occurring. The HSES Director also reviews all incidents that occur throughout the company, focusing on lessons that can be learned from such incidents and opportunities to incorporate such lessons into the company’s on-going safety-related training. In addition, the company employs safety personnel to be responsible for administering the company’s safety programs and fostering the company’s safety culture. The company’s position is that each of its employees is a safety supervisor, who has the authority and the obligation to stop any operation that they deem to be unsafe.

Risk Management

The operation of any marine vessel involves an inherent risk of marine losses (including physical damage to the vessel) attributable to adverse sea and weather conditions, mechanical failure, and collisions. In addition, the nature of our operations exposes the company to the potential risks of damage to and loss of drilling rigs and production facilities, hostile activities attributable to war, sabotage, piracy and terrorism, as well as business interruption due to political action or inaction, including nationalization of assets by foreign governments. Any such event may lead to a reduction in revenues or increased costs. The company’s vessels are generally insured for their estimated market value against damage or loss, including war, acts of terrorism, and pollution risks, but the company does not directly or fully insure for business interruption. The company also carries workers’ compensation, maritime employer’s liability, director and officer liability, general liability (including third party pollution) and other insurance customary in the industry.

The company seeks to secure appropriate insurance coverage at competitive rates, in part, by maintaining self-insurance up to certain individual and aggregate loss limits. The company carefully monitors claims and participates actively in claims estimates and adjustments. Estimated costs of self-insured claims, which include estimates for incurred but unreported claims, are accrued as liabilities on our balance sheet.

The continued threat of terrorist activity and other acts of war or hostility have significantly increased the risk of political, economic and social instability in some of the geographic areas in which the company operates. It is possible that further acts of terrorism may be directed against the United States domestically or abroad, and such acts of terrorism could be directed against properties and personnel of U.S. headquartered companies such as ours. The resulting economic, political and social uncertainties, including the potential for future terrorist acts and war, could cause the premiums charged for the insurance coverage to increase. The company currently maintains war risk coverage on its entire fleet.

Management believes that the company’s insurance coverage is adequate. The company has not experienced a loss in excess of insurance policy limits; however, there is no assurance that the company’s liability coverage will be adequate to cover potential claims that may arise. While the company believes that it should be able to maintain adequate insurance in the future at rates considered commercially acceptable, it cannot guarantee that such insurance will continue to be available at commercially acceptable rates given the markets in which the company operates.

Seasonality

The company’s global vessel fleet generally has its highest utilization rates in the warmer months when the weather is more favorable for offshore exploration, field development and construction work. Hurricanes, cyclones, the monsoon season, and other severe weather can negatively or positively impact vessel operations. In particular, the company’s U.S. GOM operations can be impacted by the Atlantic hurricane season from the months of June through November, when offshore exploration, field development and construction work tends to slow or halt in an effort to mitigate potential losses and damage that may occur to the offshore oil and gas infrastructure should a hurricane enter the area. However, demand for offshore marine vessels typically increases in the U.S. GOM in connection with repair and remediation work that follows any hurricane damage to offshore crude oil and natural gas infrastructure. The company’s vessels that operate offshore India in Southeast Asia and in the Western Pacific are impacted by the monsoon season, which moves across the region from November to April. Vessels that operate in the North Sea can be impacted by a seasonal slowdown in the winter months, generally from November to March. Although hurricanes, cyclones, monsoons and other severe weather can have a seasonal impact on operations, the company’s business volume is more dependent on crude oil and natural gas pricing, global supply of crude oil and natural gas, and demand for the company’s offshore support vessels and other services than on any seasonal variation.

Employees

As of December 31, 2017, the company had approximately 4,700 employees worldwide, a reduction of approximately 810 from March 31, 2017, as a result of our efforts to reduce costs due to the downturn in the offshore oil services industry. The company is not a party to any union contract in the United States but through several subsidiaries is a party to union agreements covering local nationals in several countries other than the United States. In the past, the company has been the subject of a union organizing campaign for the U.S. GOM employees by maritime labor unions. These union organizing efforts have abated, although the threat has not been completely eliminated. If the employees in the U.S. GOM were to unionize, the company’s flexibility in managing industry changes in the domestic market could be adversely affected.

Available Information

We make available free of charge, on or through our website (www.tdw.com), our Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and amendments to such filings, as soon as reasonably practicable after each is electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The SEC maintains a website that contains the company’s reports, proxy and information statements, and the company’s other SEC filings. The address of the SEC’s website is www.sec.gov. Information appearing on the company’s website is not part of any report that it files with the SEC.

The company has adopted a Code of Business Conduct and Ethics (Code), which is applicable to its directors, chief executive officer, chief financial officer, principal accounting officer, and other officers and employees on matters of business conduct and ethics, including compliance standards and procedures. The Code is publicly available on our website at www.tdw.com. We will make timely disclosure by a Current Report on Form 8-K and on our website of any change to, or waiver from, the Code for our chief executive officer, chief financial officer and principal accounting officer. Any changes or waivers to the Code will be maintained on the company’s website for at least 12 months. A copy of the Code is also available in print to any stockholder upon written request addressed to Tidewater Inc., 6002 Rogerdale Road, Suite 600, Houston, Texas, 77072.

PART II

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements as of December 31, 2017 and March 31, 2017 and for the nine month transition period ended December 31, 2017 and the nine month period ended December 31, 2016 that we included in Item 8 of this Exhibit 99.1. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. The company’s future results of operations could differ materially from its historical results or those anticipated in its forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” in Item 1A and elsewhere in the Transition Report on Form 10-K and this Exhibit 99.1. With respect to this section, the cautionary language applicable to such forward-looking statements described under “Forward-Looking Statements” found before Item 1 of this Exhibit 99.1 is incorporated by reference into this Item 7.

Transition period ended December 31, 2017 Business Highlights and Key Focus

During the nine month transition period ended December 31, 2017, we continued to focus on identifying and implementing cost saving measures given the sharp reduction in revenues due to a continued challenging operating environment of lower crude oil prices and reduced customer spending (and reduced offshore spending by customers in particular). Key elements of our response to these conditions during the nine months ended December 31, 2017, included sustaining our offshore support vessel fleet and our global operating footprint and successfully completing the restructuring of our debt pursuant to the Plan, resulting in the strengthening of our balance sheet and our liquidity that is available to fund operations. During the period, operating management was focused on safe, compliant operations, minimizing unscheduled vessel downtime, improving the oversight over major repairs and maintenance projects and drydockings, and maintaining disciplined cost control.

On July 31, 2017, the company completed its reorganization pursuant to the Plan.

Due to the company’s change to its fiscal year end, this discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and capital resources during the transition period ended December 31, 2017 and the comparable unaudited nine-month period ended December 31, 2016.

At December 31, 2017, the company had 227 owned or chartered vessels (excluding joint-venture vessels) in its fleet with an average age of 9.0 years. The average age of the company’s 138 active vessels at December 31, 2017 is 7.7 years.

Revenues earned for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $178.8 million, $151.4 million and $440.9 million, respectively. Revenues have decreased as compared to prior year primarily as a result of the significant industry downturn that occurred over the latter half of calendar 2014 and has continued through December 2017.

We have responded to reductions in revenue by reducing vessel operating costs. During the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) vessel operating costs were $120.5 million, $116.4 million and $278.3 million respectively.

Depreciation expense for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) was $20.3 million, $47.4 million and $129.7 million respectively. Depreciation expense for Successor periods is substantially lower than that of Predecessor periods as a result of the application of fresh-start accounting upon emergence from bankruptcy, which significantly reduced the carrying value of properties and equipment.

General and administrative expenses for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $46.6 million, $41.8 million and $104.2 million, respectively. Restructuring-related professional services costs for the five month period from August 1, 2017 through December 31, 2017 are included in reorganization items.

Included in corporate general and administrative expenses for the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $6.7 million and $12.2 million of restructuring related professional service costs, respectively. General and administrative expenses have decreased in the nine month transition period ended December 31, 2017 as compared to the comparable period in the prior year primarily as a result of the company’s continuing efforts to reduce overhead costs due to the downturn in the offshore services market and lower restructuring-related professional fees.

Asset impairments for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $16.8 million, $184.7 million and $419.9 million, respectively. As of the company’s emergence from Chapter 11 bankruptcy on July 31, 2017 the company adopted fresh-start accounting and significantly reduced the carrying values of its vessels and other long-lived assets.

Interest and other debt expenses for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $13 million, $11.2 million and $54.0 million, respectively. The filing of our bankruptcy petition on May 17, 2017 (the “Petition Date”) resulted in the cessation of the accrual of interest expense on our term loan, revolver and senior notes as of the Petition Date through the Effective Date. Interest and other debt costs from the five month period August 1, 2017 through December 31, 2017 reflect our post-restructuring capital structure which includes debt of $448.2 million at December 31, 2017.

We incurred reorganization charges of $4.3 million and $1.4 billion for the five month period of August 1, 2017 through December 31, 2017 (Successor) and the four month period of April 1, 2017 through July 31, 2017 (Predecessor), respectively. Successor reorganization items included the cost of delivering vessels operating under sale leaseback agreements to the respective lessors and restructuring-related professional fees. Predecessor reorganization items included (i) fresh-start adjustments of $1.8 billion to record the values of assets and liabilities on our books at their fair values, (ii) $316.5 million related to settlement of liabilities associated with sale leaseback claims and make-whole claims on our debt, partially offset by deferred gains recognized on sale leaseback transactions and other items and (iii) professional fees of $28 million incurred subsequent to the Petition Date. Offsetting these reorganization charges is a gain on settlement of liabilities subject to compromise of $767.6 million.

The company’s outstanding receivable from Sonatide for work in Angola was reduced by approximately $33 million to approximately $230 million during the nine month transition period ended December 31, 2017. The company’s outstanding payable to Sonatide (including commissions payable) also decreased by approximately $34 million to approximately $99 million during the same period. The company’s outstanding receivable from Sonatide and outstanding payable to Sonatide (including commissions payable) at March 31, 2017, was approximately $263 million and approximately $133 million, respectively. Sonatide has had some success in obtaining contracts that allow for a portion of services in Angola to be paid in dollars, has successfully initiated some conversion of kwanzas into dollars and has also successfully reduced the due from affiliate and due to affiliate balances via netting transactions based on agreement with the joint venture. For additional disclosure regarding the Sonatide Joint Venture, refer to Part I, Item 1, of this Exhibit 99.1.

Macroeconomic Environment and Outlook

The primary driver of our business (and revenues) is the level of our customers’ capital and operating expenditures for offshore oil and natural gas exploration, field development and production. These expenditures, in turn, generally reflect our customers’ expectations for future oil and natural gas prices, economic growth, hydrocarbon demand, estimates of current and future oil and natural gas production, the relative cost of exploring, developing and producing onshore and offshore oil and natural gas, and our customers’ ability to access exploitable oil and natural gas resources. Current and future estimated prices of crude oil and natural gas are critical factors in our customers’ investment and spending decisions, including their decisions to contract drilling rigs and offshore support vessels in support of offshore exploration, field development and production activities in the various global geographic markets, in most of which the company already operates.

After a significant decrease in the price of oil during calendar years 2014 and 2015 largely due to an increase in global supply without a commensurate increase in worldwide demand, the price of crude oil, though volatile, increased during the nine months ended December 31, 2017. Our longer-term utilization and average day rate trends for our vessels will generally correlate with demand for, and the price of, crude oil, which at the end of December 2017 was trading around $60 per barrel for West Texas Intermediate (WTI) crude and $67 per barrel for Intercontinental Exchange (ICE) Brent crude, up from $54 and $55 per barrel for WTI and ICE Brent, respectively, at the end of December 2016. A number of analysts have projected further strengthening of oil and gas prices through calendar years 2018 and 2019 if current forecasts of global economic growth and demand for oil continue and materialize as forecast and if Organization of Petroleum Exporting Countries (OPEC) member nations continue to abide by production cuts announced in calendar year 2016 and 2017.

A recovery in onshore exploration, development and production activity and spending, and in North American onshore activity and spending in particular, is already underway and is expected to continue if oil and gas prices remain at current levels or continue to rise. However, a recovery in offshore activity and spending, much of which takes place in the international markets, is expected to lag increases in onshore exploration, development and production activity and spending. These same analysts also expect that any material improvements in offshore exploration and development activity would likely not occur until calendar year 2019 or calendar year 2020, the timing of which is generally consistent with the trend of the projected global working offshore rig count according to recent IHS-Markit reports.

The production of unconventional gas resources in North America and the commissioning of a number of Liquefied Natural Gas (LNG) export facilities around the world have contributed to an oversupplied natural gas market. Some analysts have noted that natural gas is being produced at historically high levels while consumption, at least in the United States, has waned somewhat in 2017 primarily as a result of less demand by the electric power sector. At the end of December 2017, natural gas was trading in the U.S. at approximately $2.81 per Mcf, lower than $3.59 per Mcf as reported by the U.S. Energy Information Administration at the end of December 2016. Generally, high levels of onshore gas production and the prolonged downturn in natural gas prices experienced over the previous several years have had a negative impact on the offshore exploration and development plans of energy companies and the demand for offshore support vessel services.

Deepwater activity is a significant segment of the global offshore crude oil and natural gas markets, and development typically involves significant capital investment and multi-year development plans. Such projects are generally underwritten by the participating exploration, field development and production companies using relatively conservative crude oil and natural gas pricing assumptions. Although these projects are generally less susceptible to short-term fluctuations in the price of crude oil and natural gas, deepwater exploration and development projects can be more costly relative to other onshore and offshore exploration and development. As a result, generally depressed crude oil prices have caused, and may continue to cause, many of our customers and potential customers to reevaluate their future capital expenditures in regards to deepwater projects.

Reports published by IHS-Markit at the end of December 2017 estimate that the worldwide movable offshore drilling rig count is 875 rigs, of which approximately 415 offshore rigs were working at the end of December 2017, which is comparable to the number of working rigs at the end of December 2016, and a decrease of approximately 24%, or 130 working rigs, from the number of working rigs at the end of December 2015. While the supply of, and demand for, offshore drilling rigs that meet the technical requirements of end user exploration and development companies may be key drivers of pricing for contract drilling services, the company believes that the number of rigs working offshore (rather than the total population of moveable offshore drilling rigs or the pricing for contract drilling services) is a better indicator of overall offshore activity levels and the demand for offshore support vessel services.

According to IHS-Markit, of the estimated 875 movable offshore rigs worldwide, approximately 30%, or approximately 265 rigs, are designed to operate in deeper waters. Of the approximately 415 working offshore rigs at the end of December 2017, approximately 120 rigs, or 29%, are designed to operate in deeper waters. Utilization of deepwater rigs at the end of December 2017 was approximately 45% (120 working deepwater rigs divided by 265 total deepwater rigs). As of December 2017, the number of working deepwater rigs was comparable to the number of working deepwater rigs at the end of December 2016, and a decrease of approximately 33%, or 60 working deepwater rigs, from the number of working deepwater rigs at the end of December 2015. IHS-Markit also estimates that approximately 29% of the approximate 140 total offshore rigs currently under construction, or approximately 40 rigs, are being built to operate in deeper waters, suggesting that new build deepwater rigs represent approximately 33% of the approximately 120 deepwater rigs working in December 2017. There is uncertainty as to whether the deepwater rigs currently under construction will increase the working fleet or merely replace older, less productive drilling units. As a result, it is not clear what impact the delivery of additional rigs (deepwater and otherwise) within the next several years will have on the working rig count, especially in an environment of reduced offshore exploration and development spending.

In the floating production unit market, approximately 55 new floating production units are under construction, most of which are scheduled to be delivered over the next eighteen months to supplement the approximately 365 floating production units currently operating worldwide. Given current market conditions, the risk of cancellation of some new build contracts or the stacking of operating but underutilized floating production units continues to be significant.

Worldwide shallow-water exploration and production activity has recovered modestly during the last twelve months. According to IHS-Markit, of the estimated 875 movable offshore rigs worldwide, approximately 62%, or approximately 540 rigs, are jack-up rigs. Of the approximately 415 working offshore rigs, approximately 285 rigs, or 69%, are jack-up rigs. As of December 2017, the number of working jack-up rigs was up 6%, or 15 rigs, from the number of jack-up rigs that were working at the end of December 2016, but a decrease of approximately 17%, or 45 working rigs, from the number of working rigs at the end of

December 2015. Utilization of jack-up rigs at the end of December 2017 was approximately 53% (285 working jack-up rigs divided by 540 total jack-up rigs). The construction backlog for new jack-up rigs at the end of December 2017 (95 rigs) has been reduced from the jack-up construction backlog at the end of December 2016 by approximately 10 rigs, nearly all of which are scheduled for delivery in the next 24 months, although the timing of such deliveries as scheduled remains uncertain given the depressed offshore rig market that currently exists. As discussed above with regards to the deepwater rig market and recognizing that 95 new build jack-up rigs represent 33% of the approximately 285 jack-up rigs working in December 2017, there is also uncertainty as to how many of the jack-up rigs currently under construction, if delivered, will either increase the working fleet or replace older, less productive jack-up rigs.

Also, according to IHS-Markit, there are approximately 255 new-build offshore support vessels (deepwater PSVs, deepwater AHTS vessels and towing-supply vessels only) either under construction (245 vessels), on order or planned at the end of December 2017. The majority of the vessels under construction are scheduled to be delivered within the next 12 to 24 months; however, the company does not anticipate that all, or even a majority, of these vessels will ultimately be completed based on current and expected future offshore exploration and development activity. Further increases in worldwide vessel capacity would tend to have the effect of lowering charter rates, particularly when there are lower levels of exploration, field development and production activity.

At the end of December 2017, the worldwide fleet of these classes of offshore support vessels (deepwater PSVs, deepwater AHTS vessels and towing-supply vessels only) is estimated at approximately 3,445 vessels which include approximately 560 vessels, or approximately 16%, that are at least 25 years old and exceeding original expectations of their estimated economic lives. An additional 345 vessels, or 10% of the worldwide fleet, are at least 15 years old, but less than 25 years old. Older offshore support vessels, whether such vessels are at least 25 years old or at least 15 years old, could potentially be removed from the market if the cost of extending such vessels’ lives is not economical, especially in light of recent market conditions.

Excluding the 560 vessels that are at least 25 years old from the overall population, the number of offshore support vessels under construction (245 vessels) represents approximately 8% of the remaining worldwide fleet of approximately 2,885 offshore support vessels. Excluding the 905 vessels that are at least 15 years old from the overall population, the number of offshore support vessels under construction (245 vessels) represents approximately 10% of the remaining worldwide fleet of approximately 2,540 offshore support vessels.

In addition, we and other offshore support vessel owners have selectively stacked more recently constructed vessels as a result of the significant reduction in our customers’ offshore oil and gas-related activity and the resulting more challenging offshore support vessel market that has existed since late 2014. Should market conditions continue to deteriorate, the stacking or underutilization of additional, more recently constructed vessels by the offshore supply vessel industry is likely.

Although the future attrition rate of older offshore support vessels cannot be determined with certainty, we believe that the retirement and/or sale to owners outside of the oil and gas market of a vast majority of these aged vessels (a majority of which the company believes have already been stacked or are not being actively marketed to oil and gas development-focused customers by the vessels’ owners) could mitigate the potential negative effects on vessel utilization and vessel pricing of (i) additional offshore support vessel supply resulting from the delivery of additional new-build vessels and (ii) reduced demand for offshore support vessels resulting from reduced offshore exploration, development and production spending by our customers. Similarly, the cancellation or deferral of delivery of some portion of the offshore support vessels that are under construction could also mitigate the potential negative effects on vessel utilization and vessel pricing of reduced demand for offshore support vessels resulting from reduced exploration and development spending.

As discussed above, additional vessel demand, which also could mitigate the possible negative effects of the new-build vessels being added to the offshore support vessel fleet, could be created by the delivery of new drilling rigs and floating production units to the extent such new drilling rigs and/or floating production units both become operational and are not offset by the idling or retirement of existing active drilling rigs and floating production units.

Although investment in additional rigs, especially those capable of operating in deeper waters, could indicate offshore rig owners’ longer-term expectation for higher levels of activity, the general decline in crude oil and natural gas prices over the past three years, the reduction in offshore spending by our customers and the number of new-build vessels which may be delivered within the next 12 months indicate that there may be a period of potential greater overcapacity in the worldwide offshore support vessel fleet, which may lead to lower utilization and average day rates across the offshore support vessel industry.

Principal Factors That Drive Our Revenues

The company’s revenues, net earnings and cash flows from operations are largely dependent upon the activity level of its offshore marine vessel fleet. As is the case with the numerous other vessel operators in our industry, our business activity is largely dependent on the level of exploration, field development and production activity of our customers. Our customers’ business activity, in turn, is dependent on crude oil and natural gas prices, which fluctuate depending on expected future levels of supply and demand for crude oil and natural gas, and on estimates of the cost to find, develop and produce reserves.

The company’s revenues in all segments are driven primarily by the company’s fleet size, vessel utilization and day rates. Because a sizeable portion of the company’s operating costs and its depreciation does not change proportionally with changes in revenue, the company’s operating profit is largely dependent on revenue levels.

Principal Factors That Drive Our Operating Costs

Operating costs consist primarily of crew costs, repair and maintenance costs, insurance costs and loss reserves, fuel, lube oil and supplies costs and other vessel operating costs. Fleet size, fleet composition, geographic areas of operation, supply and demand for marine personnel, and local labor requirements are the major factors which affect overall crew costs in all segments. In addition, the company’s newer, more technologically sophisticated PSVs and AHTS vessels generally require a greater number of specially trained, more highly compensated fleet personnel than the company’s older, smaller and less sophisticated vessels. Crew costs may increase if competition for skilled personnel intensifies, though a weaker offshore energy market should somewhat mitigate any potential inflation of crew costs.

Concurrent with emergence from Chapter 11 bankruptcy, the Successor Company adopted a new policy for the recognition of the costs of planned major maintenance activities incurred to ensure compliance with applicable regulations and maintain certifications for vessels with classification societies. These costs include drydocking and survey costs necessary to maintain certifications and generally occur twice in every five year period. These recertification costs are typically incurred while the vessel is in drydock and may be incurred concurrent with other vessel maintenance and improvement activities. Costs related to the recertification of vessels are deferred and amortized over 30 months on a straight-line basis. Maintenance costs incurred at the time of the recertification drydocking that are not related to the recertification of the vessel are expensed as incurred. Costs related to vessel improvements that either extend the vessel’s useful life or increase the vessel’s functionality are capitalized and depreciated. The company’s previous policy (Predecessor) was to expense vessel recertification costs in the period incurred.

Insurance and loss reserves costs are dependent on a variety of factors, including the company’s safety record and pricing in the insurance markets, and can fluctuate over time. The company’s vessels are generally insured for up to their estimated fair market value in order to cover damage or loss resulting from marine casualties, adverse weather conditions, mechanical failure, collisions, and property losses to the vessel. The company also purchases coverage for potential liabilities stemming from third-party losses with limits that it believes are reasonable for its operations, but does not generally purchase business interruption insurance or similar coverage. Insurance limits are reviewed annually, and third-party coverage is purchased based on the expected scope of ongoing operations and the cost of third-party coverage.

Fuel and lube costs can also fluctuate in any given period depending on the number and distance of vessel mobilizations, the number of active vessels off charter, drydockings, and changes in fuel prices. The company also incurs vessel operating costs that are aggregated as “other” vessel operating costs. These costs consist of brokers’ commissions, including commissions paid to unconsolidated joint venture companies, training costs and other miscellaneous costs. Brokers’ commissions are incurred primarily in the company’s non-United States operations where brokers sometimes assist in obtaining work for the company’s vessels. Brokers generally are paid a percentage of day rates and, accordingly, commissions paid to brokers generally fluctuate in accordance with vessel revenue. Other costs include, but are not limited to, satellite communication fees, agent fees, port fees, canal transit fees, vessel certification fees, temporary vessel importation fees and any fines or penalties.

Results of Operations

We manage and measure our business performance primarily based on four distinct geographic operating segments: Americas, Middle East/Asia Pacific, Europe/Mediterranean Sea and West Africa. The following tables compare vessel revenues and vessel operating costs (excluding general and administrative expenses, depreciation expense, vessel operating leases and gains on asset dispositions, net) for the company’s owned and operated vessel fleet, and the related percentage of vessel revenue. Note that Successor periods reflect the deferral and amortization of drydocking and survey costs while Predecessor periods expense such costs as incurred.

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel revenues:
Americas	$45,784	27%	40,848	28%	159,310	37%
Middle East/Asia Pacific	39,845	23%	36,313	25%	87,940	21%
Europe/Mediterranean Sea	19,895	12%	15,466	11%	32,502	8%
West Africa	66,360	39%	53,970	37%	147,159	34%

Total vessel revenues	$171,884	100%	146,597	100%	426,911	100%

Vessel operating costs:
Crew costs	$64,854	38%	56,653	39%	148,642	35%
Repair and maintenance	14,082	8%	23,040	16%	43,183	10%
Insurance and loss reserves	4,625	3%	3,949	3%	11,775	2%
Fuel, lube and supplies	16,390	9%	12,279	8%	28,730	7%
Other	20,551	12%	20,517	14%	45,996	11%

Total vessel operating costs	$120,502	70%	116,438	80%	278,326	65%

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Other operating revenues	$6,869	4,772	13,951
Costs of other operating revenues	3,792	2,348	10,040

The following table presents vessel operating costs by the company’s segments, the related segment vessel operating costs as a percentage of segment vessel revenues, total vessel operating costs and the related total vessel operating costs as a percentage of total vessel revenues.

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel operating costs:
Americas:
Crew costs	$19,592	43%	18,707	46%	53,917	34%
Repair and maintenance	3,530	8%	8,747	21%	17,360	11%
Insurance and loss reserves	1,192	2%	1,134	3%	3,755	2%
Fuel, lube and supplies	4,588	10%	4,154	10%	9,738	6%
Other	3,092	7%	5,191	13%	9,014	6%

	31,994	70%	37,933	93%	93,784	59%
Middle East/Asia Pacific:
Crew costs	$14,628	36%	12,934	36%	29,593	34%
Repair and maintenance	4,302	11%	3,255	9%	11,254	13%
Insurance and loss reserves	1,147	3%	931	2%	3,288	4%
Fuel, lube and supplies	3,921	10%	1,996	5%	5,892	6%
Other	4,724	12%	3,884	11%	10,471	12%

	28,722	72%	23,000	63%	60,498	69%
Europe/Mediterranean Sea:
Crew costs	$9,468	48%	7,733	50%	16,930	52%
Repair and maintenance	2,109	11%	3,982	26%	2,883	9%
Insurance and loss reserves	431	2%	513	3%	759	2%
Fuel, lube and supplies	1,617	8%	1,864	12%	3,345	10%
Other	2,618	13%	2,437	16%	3,951	13%

	16,243	82%	16,529	107%	27,868	86%
West Africa:
Crew costs	$21,166	31%	17,279	32%	48,202	33%
Repair and maintenance	4,141	6%	7,056	13%	11,687	8%
Insurance and loss reserves	1,855	3%	1,371	2%	3,973	3%
Fuel, lube and supplies	6,264	9%	4,265	8%	9,755	7%
Other	10,117	15%	9,005	17%	22,559	14%

	43,543	66%	38,976	72%	96,176	65%

Total vessel operating costs	$120,502	70%	116,438	80%	278,326	65%

The following table presents vessel operations general and administrative expenses by the company’s geographic segments, the related segment vessel operations general and administrative expenses as a percentage of segment vessel revenues, total vessel operations general and administrative expenses and the related total vessel operations general and administrative expenses as a percentage of total vessel revenues.

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel operations general and administrative expenses:
Americas	$9,622	21%	7,670	19%	19,876	12%
Middle East/Asia Pacific	5,956	15%	4,780	13%	14,238	16%
Europe/Mediterranean Sea	1,907	10%	1,613	10%	4,287	13%
West Africa	13,675	21%	9,818	18%	30,460	21%

Total vessel operations general and administrative expenses	$31,160	18%	23,881	16%	68,861	16%

The following table presents vessel operating leases by the company’s geographic segments, the related segment vessel operating leases as a percentage of segment vessel revenues, total vessel operating leases and the related total vessel operating leases as a percentage of total vessel revenues.

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel operating leases:
Americas	$—	—	3,849	9%	19,876	12%
Middle East/Asia Pacific	$—	—	—	—	—	—
Europe/Mediterranean Sea	447	2%	943	6%	—	—
West Africa	768	1%	1,373	3%	5,445	4%

Total vessel operating leases	$1,215	1%	6,165	4%	25,323	6%

The following table presents vessel depreciation expense by the company’s geographic segments, the related segment vessel depreciation expense as a percentage of segment vessel revenues, total vessel depreciation expense and the related total vessel depreciation expense as a percentage of total vessel revenues.

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel depreciation expense:
Americas	$5,767	13%	13,945	34%	37,517	24%
Middle East/Asia Pacific	4,716	12%	9,967	27%	32,350	37%
Europe/Mediterranean Sea	2,794	14%	9,060	59%	19,977	61%
West Africa	6,067	9%	12,632	23%	34,388	23%

Total vessel depreciation expense	$19,344	11%	45,604	31%	124,232	29%

The following table compares other operating revenues and costs related to the company’s ROV and related subsea services operations, third-party activities of the company’s shipyards, brokered vessels and other miscellaneous marine-related activities.

Successor	Predecessor
Period from	Period from	Nine month
August 1, 2017	April 1, 2017	period ended
through	through	December 31, 2016
December 31, 2017	July 31, 2017	(unaudited)
(In thousands)	%	%	%
Other operating revenues	$6,869	100%	4,772	100%	13,951	100%
Costs of other operating revenues	(3,792)	(55%)	(2,348)	(49%)	(10,040)	(72%)
General and administrative expenses - other operating activities	(636)	(9%)	(409)	(9%)	(1,659)	(12%)
Depreciation and amortization - other operating activities	(827)	(12%)	(1,139)	(24%)	(3,575)	(25%)

Total other operating profit (loss)	$1,614	24%	876	18%	(1,323)	(9%)

The following table compares operating income and other components of earnings before income taxes, and its related percentage of total revenues.

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel operating profit (loss):
Americas	$(1,599)	(1%)	(22,549)	(15%)	(11,745)	(3%)
Middle East/Asia Pacific	451	<1%	(1,434)	(1%)	(19,146)	(4%)
Europe/Mediterranean Sea	(1,497)	(1%)	(12,680)	(8%)	(19,631)	(5%)
West Africa	2,308	1%	(8,828)	(6%)	(19,309)	(4%)

	(337)	(<1%)	(45,491)	(30%)	(69,831)	(16%)
Other operating profit (loss)	1,614	1%	876	1%	(1,323)	(<1%)

	1,277	1%	(44,615)	(29%)	(71,154)	(16%)
Corporate general and administrative expenses (A)	(14,823)	(8%)	(17,542)	(12%)	(33,632)	(8%)
Corporate depreciation	(166)	(<1%)	(704)	(<1%)	(1,892)	(<1%)

Corporate expenses	(14,989)	(8%)	(18,246)	(12%)	(35,524)	(8%)
Gain on asset dispositions, net	6,616	3%	3,561	2%	18,035	4%
Asset impairments	(16,777)	(9%)	(184,748)	(122%)	(419,870)	(95%)

Operating loss	$(23,873)	(13%)	(244,048)	(161%)	(508,513)	(115%)

Foreign exchange loss	(407)	(<1%)	(3,181)	(2%)	(2,302)	(1%)
Equity in net earnings of unconsolidated companies	2,130	1%	4,786	3%	2,869	<1%
Interest income and other, net	2,771	1%	2,384	2%	3,605	1%
Reorganization items	(4,299)	(3%)	(1,396,905)	(923%)	—	—
Interest and other debt costs	(13,009)	(7%)	(11,179)	(8%)	(54,018)	(12%)

Loss before income taxes	$(36,687)	(21%)	(1,648,143)	(1,089%)	(558,359)	(127%)

(A)

Restructuring-related professional services costs for the five month period from August 1, 2017 through December 31, 2017 (Successor) are included in reorganization items. Corporate general and administrative expenses for the four month period from April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) includes $6.7 million and $12.2 million, respectively, of restructuring-related costs.

Nine Months Ended December 31, 2017 and 2016

Americas Segment Operations. Vessel revenues earned in the Americas segment for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $45.8 million, $40.8 million and $159.3 million, respectively.

Further reductions in Americas segment utilization and average day rates have caused decreases in revenue and are primarily the result of a significant industry downturn which occurred during the latter half of calendar 2014 and has continued through December 31, 2017.

On April 1, 2017, we had 34 stacked Americas-based vessels. During the nine month period of April 1, 2017 through December 31, 2017, we stacked seven additional vessels, we sold four vessels and returned ten leased vessels to their respective owners, resulting in a total of 27 stacked Americas-based vessels, or approximately 50% of the Americas-based fleet, as of December 31, 2017.

Operating loss for the Americas segment for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) was $1.6 million, $22.5 million and $11.7 million, respectively.

Vessel operating costs for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $32 million, $37.9 million and $93.8 million, respectively. Overall vessel operating costs have decreased in the current periods as compared to the nine months ended December 31, 2016 primarily due to the reduction in crew costs, reflecting the decline in operating activity in the segment in the current year. Subsequent to July 31, 2017, the company implemented a new planned major maintenance policy requiring the costs of drydockings and surveys associated with regulatory compliance to be deferred and amortized.

The Americas segment did not incur any vessel operating lease expense for the five month period of August 1, 2017 through December 31, 2017 (Successor). Vessel operating lease expense for the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) was $3.8 million and $19.9 million, respectively. The reduction in vessel operating lease expense in the successor period compared to prior year primarily was the result of the termination of lease contracts in conjunction with the Plan.

Depreciation expense for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $5.8 million, $13.9 million and $37.5 million, respectively. Depreciation expense has decreased significantly as compared to prior year primarily due to the substantial reduction in vessel carrying values recognized at July 31, 2017 resulting from the application of fresh-start accounting.

General and administrative expenses for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $9.6 million, $7.7 million and $19.9 million, respectively. General and administrative expenses have decreased as compared to prior year primarily as a result of cost reduction initiatives that the company has undertaken as a result of the significant industry downturn which occurred over the latter half of calendar 2014 and has continued through December 31, 2017.

Middle East/Asia Pacific Segment Operations. Vessel revenues earned in the Middle East/Asia Pacific segment for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $39.8 million, $36.3 million and $87.9 million, respectively. Although the segment has experienced a modest increase in utilization for deepwater vessels and comparable utilization for towing supply vessels, reductions to average day rates for deepwater and towing supply vessels has caused an overall decrease in revenues as compared to the comparable nine month period of the prior year.

On April 1, 2017, we had 25 stacked Middle East/Asia Pacific-based vessels. During the nine month period of April 1, 2017 through December 31, 2017, we stacked two additional vessels, sold seven vessels and returned four previously stacked vessels to service, resulting in a total of 16 stacked Middle East/Asia Pacific-based vessels, or approximately 28% of the Middle East/Asia Pacific-based fleet, as of December 31, 2017.

Operating profit for the Middle East/Asia Pacific segment for the five month period of August 1, 2017 through December 31, 2017 (Successor) was $0.5 million. Operating loss for the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $1.4 million and $19.1 million, respectively.

Vessel operating costs for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $28.7 million, $23 million and $60.5 million, respectively.

Depreciation expense for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $4.7 million, $10 million and $32.4 million, respectively. Depreciation expense has decreased significantly as compared to prior year primarily due to the substantial reduction in vessel carrying values at July 31, 2017 resulting from the application of fresh-start accounting.

General and administrative expenses for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $6 million, $4.8 million and $14.2 million, respectively. General and administrative expenses have decreased as compared to prior year primarily as a result of cost reduction initiatives that the company has undertaken as a result of the significant industry downturn which occurred over the latter half of calendar 2014 and has continued through December 31, 2017.

Europe/Mediterranean Sea Segment Operations. Vessel revenues earned in the Europe/Mediterranean Sea segment for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $19.9 million, $15.5 million and $32.5 million, respectively. The segment has experienced an increase in revenues from towing supply vessels primarily resulting from higher utilization and more vessels working in the area which has driven an overall increase in revenues as compared to the comparable nine month period of the prior year.

On April 1, 2017, we had seven stacked Europe/Mediterranean Sea-based vessels. During the nine month period of April 1, 2017 through December 31, 2017, we stacked two additional vessels, sold two vessels and returned one previously stacked vessels to service, resulting in a total of six stacked Europe/Mediterranean Sea-based vessels, or approximately 27% of the Europe/Mediterranean Sea-based fleet, as of December 31, 2017.

Operating losses for the Europe/Mediterranean Sea segment for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $1.5 million, $12.7 million and $19.6 million, respectively.

Vessel operating costs for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $16.2 million, $16.5 million and $27.9 million, respectively.

Depreciation expense for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $2.8 million, $9.1 million and $20 million, respectively. Depreciation expense has decreased significantly as compared to prior year primarily due to the substantial reduction in vessel carrying values at July 31, 2017 resulting from the application of fresh-start accounting.

General and administrative expenses for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $1.9 million, $1.6 million and $4.3 million, respectively. General and administrative expenses have decreased as compared to prior year primarily as a result of cost reduction initiatives that the company has undertaken as a result of the significant industry downturn which occurred over the latter half of calendar 2014 and has continued through December 31, 2017.

West Africa Segment Operations. Vessel revenues earned in the West Africa segment for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $66.4 million, $54 million and $147.2 million, respectively.

West Africa segment average day rates and the number of active vessels has decreased which has resulted in reductions to revenues as compared to prior year for deepwater, towing supply and other vessel classes due primarily to the significant industry downturn which occurred over the latter half of calendar 2014 and has continued through December 31, 2017.

On April 1, 2017, we had 45 stacked West Africa-based vessels. During the nine month period of April 1, 2017 through December 31, 2017, we stacked two additional vessels, sold five vessels and returned two previously stacked vessels to service, resulting in a total of 40 stacked West Africa-based vessels, or approximately 43% of the West Africa-based fleet, as of December 31, 2017.

Operating profit for the West Africa segment for the five month period of August 1, 2017 through December 31, 2017 (Successor) was $2.3 million. Operating losses for the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended September 30, 2016 (Predecessor) were $8.8 million and $19.3 million, respectively.

Vessel operating costs for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $43.5 million, $39 million and $96.2 million, respectively. Included in the period April 1, 2017 through July 31, 2017 (Predecessor) were higher levels of repair and maintenance due to increased drydockings.

Vessel operating lease expense for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $0.8 million, $1.4 million and $5.4 million, respectively. Vessel operating lease expense has decreased as compared to prior year primarily as a result of the termination of lease contracts in conjunction with the Plan.

Depreciation expense for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $6.1 million, $12.6 million and $34.4 million, respectively. Depreciation expense has decreased significantly as compared to prior year primarily due to the substantial reduction in vessel carrying values at July 31, 2017 resulting from the application of fresh-start accounting.

General and administrative expenses for the five month period of August 1, 2017 through December 31, 2017 (Successor), the four month period of April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor) were $13.7 million, $9.8 million and $30.5 million, respectively. General and administrative expenses have decreased as compared to prior year primarily as a result of cost reduction initiatives that the company has undertaken as a result of the significant industry downturn which occurred over the latter half of calendar 2014 and has continued through December 31, 2017.

Other Items.

Asset Impairments. Due in part to the modernization of the company’s fleet more vessels that are being stacked are newer vessels that are expected to return to active service. Stacked vessels expected to return to active service are generally newer vessels, have similar capabilities and likelihood of future active service as other currently operating vessels, are generally current with classification societies in regards to their regulatory certification status, and are being actively marketed. Stacked vessels expected to return to active service are evaluated for impairment as part of their assigned active asset group and not individually.

The company reviews the vessels in its active fleet for impairment whenever events occur or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In such evaluation, the estimated future undiscounted cash flows generated by an asset group are compared with the carrying amount of the asset group to determine if a write-down may be required. If an asset group fails the undiscounted cash flow test, the company estimates the fair value of each asset group and compares such estimated fair value, considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures, to the carrying value of each asset group in order to determine if impairment exists. Similar to stacked vessels, management obtains estimates of the fair values of the active vessels from third party appraisers or brokers for use in determining fair value estimates.

As of the company’s emergence from Chapter 11 bankruptcy on July 31, 2017 the company significantly reduced the carrying values of it vessels and other assets.

During the five month period from August 1, 2017 through December 31, 2017 (Successor), the company recognized $14.4 million of impairment charges on five vessels that were stacked, largely to reflect the decision to scrap certain stacked vessels. The fair value of vessels in the stacked fleet incurring impairment during the period from August 1, 2017 through December 31, 2017 (Successor) was $8.8 million (after having recorded impairment charges).

During the five month period from August 1, 2017 through December 31, 2017 (Successor), there were no impairments related to active vessels.

During the four month period from April 1, 2017 through July 31, 2017 (Predecessor), the company recognized $157.8 million of impairment charges on 73 vessels that were stacked. The fair value of vessels in the stacked fleet incurring impairment during the period from April 1, 2017 through July 31, 2017 (Predecessor) was $505.6 million (after having recorded impairment charges).

During the four month period from April 1, 2017 through July 31, 2017 (Predecessor), the company recognized $26.9 million of impairments on six vessels in the active fleet. The fair value of vessels in the active fleet incurring impairment during the period from April 1, 2017 through July 31, 2017 (Predecessor) was $66.2 million (after having recorded impairment charges).

The table below summarizes the number of vessels and ROVs impaired, the amount of impairment incurred and the combined fair value of the assets after having recorded the impairment charges.

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Number of vessels impaired during the period	5	79	115
Number of ROVs impaired during the period	—	—	8
Amount of impairment incurred (A)	$16,777	184,748	419,870
Combined fair value of assets incurring impairment after having recorded impairment charges	8,763	571,821	813,851

(A)

The period August 1, 2017 through December 31, 2017 and the nine month period ended December 31, 2016 included $2.3 million and $1.6 million, respectively, of impairments related to inventory and other non-vessel assets.

Insurance and Loss Reserves. Insurance and loss reserves expense was $4.6 million during the five month period from August 1, 2017 through December 31, 2017 (Successor), $3.9 million during the four month period from April 1, 2017 through July 31, 2017 (Predecessor) and $11.8 million during the nine months ended December 31, 2016 (Predecessor). Insurance and loss reserves expense in the current year reflect decreases in premiums and claims as a result of lower levels of vessel activity.

Gains on Asset Dispositions, Net. During the five month period from August 1, 2017 through December 31, 2017 (Successor), the company recognized net gains of $7.1 million related to the sale of eight ROVs which was partially offset by $0.5 million of net losses related to the disposal of 11 vessels and other assets. Included in gain on asset dispositions, net for the four month period from April 1, 2017 through July 31, 2017 (Predecessor), was $0.5 million related to the sale of seven vessels and the company recognized deferred gains related to sale leaseback transactions of $3 million. During the nine months ended December 31, 2016 (Predecessor), the company recognized deferred gains related to sale leaseback transactions of $17.5 million and net gains of $0.5 million related to the disposal of ten vessels and other assets.

All remaining deferred gains related to the company’s sale leaseback vessels were recognized as reorganization items in the quarter ended June 30, 2017 (Predecessor) due to the company’s rejection of all 16 sale leaseback agreements during the Chapter 11 proceedings.

Foreign Exchange Losses. During the five month period from August 1, 2017 through December 31, 2017 (Successor), the four month period from April 1, 2017 through July 31, 2017 (Predecessor) and the nine months ended December 31, 2016 (Predecessor), we recognized foreign exchange losses of $0.4 million, $3.2 million and $2.3 million, respectively. These foreign exchange losses were primarily the result of the revaluation of our Norwegian kroner-denominated debt to our U.S. dollar reporting currency.

In January 2018, the exchange rate of the Angolan kwanza versus the U.S. dollar was devalued from a ratio of approximately 168 to 1 to a ratio of approximately 207 to 1, or approximately 22%. Based on Angolan kwanza denominated balance sheet accounts at December 31, 2017, and an Angolan kwanza to U.S. dollar exchange ratio of 207 to 1, Sonatide will recognize a further exchange loss estimated to be approximately $28 million. The company will recognize 49% of the total foreign exchange loss, or approximately $14 million through equity in net earnings (losses) of unconsolidated companies.

Interest and Other Debt Costs. Interest and other debt costs for the five month period from August 1, 2017 through December 31, 2017 (Successor) was $13 million and reflects interest expense on the New Secured Notes and Troms Offshore debt as well as the amortization of premiums and discounts associated with the respective loans in connection with fresh-start accounting valuations. Interest and other debt costs for the four month period from April 1, 2017 through July 31, 2017 (Predecessor) was $11.2 million and reflects interest expense on the Predecessor company’s term loan, revolver and senior notes through the Petition Date and Troms debt for the entire period. The filing of our bankruptcy petition on May 17, 2017 resulted in the cessation of the accrual of interest on our term loan, revolving line of credit and senior notes through our Effective Date of July 31, 2017. Had the term loan, revolving line of credit and senior notes not been compromised by the Plan, interest expense for the period from April 1, 2017 through the Effective Date of July 31, 2017 (Predecessor) would have been approximately $27 million. Interest and other debt costs for the nine months ended December 31, 2016 (Predecessor) was $54 million and reflects interest expense on the Predecessor company’s term loan, revolver, senior notes and Troms debt. For additional information, see “Indebtedness” under “Liquidity, Capital Resources and Other Matters in this Part II, Item 7 of this Exhibit 99.1.

Reorganization Items. We incurred reorganization charges of $4.3 million and $1.4 billion for the five month period of August 1, 2017 through December 31, 2017 (Successor) and the four month period of April 1, 2017 through July 31, 2017 (Predecessor), respectively. Successor reorganization items included the cost of delivering vessels operating under sale leaseback agreements to the lessors and bankruptcy related professional fees. Predecessor reorganization items included (i) fresh-start adjustments of $1.8 billion to record the values of assets and liabilities on our books at their fair values, (ii) $316.5 million related to the settlement of liabilities associated with sale leaseback claims and make-whole claims on our debt, partially offset by deferred gains recognized on sale leaseback transactions and other items and (iii) professional fees of $28 million incurred subsequent to the Petition Date. Offsetting these reorganization charges is a gain on settlement of liabilities subject to compromise of $767.6 million.

Vessel Class Revenue and Statistics by Segment

Vessel utilization is determined primarily by market conditions and to a lesser extent by major repairs and maintenance and drydocking requirements. Vessel day rates are determined by the demand created largely through the level of offshore exploration, field development and production spending by energy companies relative to the supply of offshore support vessels. Specifications of available equipment and the scope of service provided may also influence vessel day rates. Vessel utilization rates are calculated by dividing the number of days a vessel works during a reporting period by the number of days the vessel is available to work in the reporting period. As such, stacked vessels depress utilization rates because stacked vessels are considered available to work, and as such, are included in the calculation of utilization rates. Average day rates are calculated by dividing the revenue a vessel earns during a reporting period by the number of days the vessel worked in the reporting period.

Vessel utilization and average day rates are calculated on all vessels in service (which includes stacked vessels and vessels undergoing major repairs and maintenance and/or in drydock) but do not include vessels owned by joint ventures (eight vessels at December 31, 2017). The following tables compare revenues, days-based utilization percentages and average day rates by vessel class and in total:

	Successor		Predecessor
		Period from	Period from
	Quarter Ended	August 1, 2017	July 1, 2017	Quarter Ended
	December 31,	through	through	June 30,
REVENUE BY VESSEL CLASS (in thousands):	2017	September 30, 2017	July 31, 2017	2017
Nine Month Transition Period Ended December 31, 2017
Americas fleet:
Deepwater	$17,062	9,798	4,304	17,313
Towing-supply	8,263	5,572	3,747	11,274
Other	3,010	2,079	910	3,300

Total	$28,335	17,449	8,961	31,887
Middle East/Asia Pacific fleet:
Deepwater	$9,066	5,726	2,667	10,701
Towing-supply	14,110	10,943	5,880	17,065
Other	—	—	—	—

Total	$23,176	16,669	8,547	27,766
Europe/Mediterranean Sea fleet:
Deepwater	$10,394	7,810	3,383	8,237
Towing-supply	641	1,050	1,052	2,794
Other	—	—	—	—

Total	$11,035	8,860	4,435	11,031
West Africa fleet:
Deepwater	$14,359	9,772	4,205	13,921
Towing-supply	19,807	13,999	7,072	24,225
Other	4,601	3,822	1,120	3,427

Total	$38,767	27,593	12,397	41,573
Worldwide fleet:
Deepwater	$50,881	33,106	14,559	50,172
Towing-supply	42,821	31,564	17,751	55,358
Other	7,611	5,901	2,030	6,727

Total	$101,313	70,571	34,340	112,257

	Predecessor
	Quarter Ended	Quarter Ended	Quarter Ended	Nine month
	June 30,	September 30,	December 31,	period ended
REVENUE BY VESSEL CLASS (in thousands):	2016	2016	2016	December 31, 2016
Nine Month Period Ended December 31, 2016 (unaudited)
Americas fleet:
Deepwater	$40,387	37,270	30,846	108,503
Towing-supply	16,879	13,039	11,905	41,823
Other	3,342	2,816	2,826	8,984

Total	$60,608	53,125	45,577	159,310
Middle East/Asia Pacific fleet:
Deepwater	$8,628	8,860	8,605	26,093
Towing-supply	23,495	20,724	17,628	61,847
Other	—	—	—	—

Total	$32,123	29,584	26,233	87,940
Europe/Mediterranean Sea fleet:
Deepwater	$10,651	9,629	9,359	29,639
Towing-supply	736	819	782	2,337
Other	478	48	—	526

Total	$11,865	10,496	10,141	32,502
West Africa fleet:
Deepwater	$22,638	14,676	12,389	49,703
Towing-supply	27,181	25,115	25,305	77,601
Other	8,015	6,365	5,475	19,855

Total	$57,834	46,156	43,169	147,159
Worldwide fleet:
Deepwater	$82,304	70,435	61,199	213,938
Towing-supply	68,291	59,697	55,620	183,608
Other	11,835	9,229	8,301	29,365

Total	$162,430	139,361	125,120	426,911

	Successor		Predecessor
		Period from	Period from
	Quarter Ended	August 1, 2017	July 1, 2017	Quarter Ended
	December 31,	through	through	June 30,
UTILIZATION:	2017	September 30, 2017	July 31, 2017	2017
Nine Month Transition Period Ended December 31, 2017
Americas fleet:
Deepwater	32.2%	21.8	18.1	23.4
Towing-supply	39.0	35.6	37.0	36.4
Other	60.8	46.1	43.8	50.0
Total	37.6%	28.9	26.6	30.3
Middle East/Asia Pacific fleet:
Deepwater	48.7%	45.6	40.8	54.4
Towing-supply	57.7	57.1	57.2	57.2
Other	—	—	—	—
Total	54.5%	52.5	51.1	55.4
Europe/Mediterranean Sea fleet:
Deepwater	69.4%	72.9	69.5	59.7
Towing-supply	24.1	40.6	79.8	66.1
Other	—	—	—	—
Total	60.7%	61.6	66.5	56.5
West Africa fleet:
Deepwater	49.4%	53.4	40.8	46.1
Towing-supply	45.7	45.7	44.2	49.4
Other	44.8	49.7	34.8	33.1
Total	46.5%	49.1	40.1	42.7
Worldwide fleet:
Deepwater	47.2%	43.6	36.9	41.1
Towing-supply	48.6	48.2	50.1	50.9
Other	47.4	46.3	34.1	33.9
Total	47.8%	46.0	42.0	44.0

	Predecessor
	Quarter Ended	Quarter Ended	Quarter Ended	Nine month
	June 30,	September 30,	December 31,	period ended
UTILIZATION:	2016	2016	2016	December 31, 2016
Nine Month Period Ended December 31, 2016 (unaudited)
Americas fleet:
Deepwater	41.8%	38.1	32.1	37.4
Towing-supply	41.6	37.5	36.4	38.7
Other	48.0	34.1	37.0	39.8
Total	42.5%	37.5	34.0	38.1
Middle East/Asia Pacific fleet:
Deepwater	28.0%	35.0	35.9	33.2
Towing-supply	62.4	54.7	52.9	56.6
Other	—	—	—	—
Total	51.2%	47.7	46.7	48.5
Europe/Mediterranean Sea fleet:
Deepwater	56.2%	52.3	53.7	54.0
Towing-supply	44.8	50.0	48.6	47.8
Other	68.9	16.7	—	28.4
Total	56.3%	48.8	48.4	51.1
West Africa fleet:
Deepwater	53.7%	37.9	34.5	42.3
Towing-supply	46.4	42.4	47.3	45.4
Other	51.2	44.2	39.7	45.0
Total	49.9%	42.0	41.6	44.5
Worldwide fleet:
Deepwater	44.4%	39.8	37.2	40.4
Towing-supply	51.6	46.6	47.5	48.6
Other	50.2	40.3	36.7	42.4
Total	48.6%	42.8	41.4	44.3

	Successor		Predecessor
		Period from	Period from
	Quarter Ended	August 1, 2017	July 1, 2017	Quarter Ended
	December 31,	through	through	June 30,
AVERAGE DAY RATES:	2017	September 30, 2017	July 31, 2017	2017
Nine Month Transition Period Ended December 31, 2017
Americas fleet:
Deepwater	$18,301	19,698	18,845	19,869
Towing-supply	14,700	13,547	16,435	15,959
Other	8,628	9,250	8,384	9,071
Total	$15,372	15,394	15,863	16,423
Middle East/Asia Pacific fleet:
Deepwater	$9,762	9,805	10,054	9,825
Towing-supply	6,787	7,325	7,537	7,511
Other	—	—	—	—
Total	$7,705	8,022	8,175	8,261
Europe Mediterranean Sea fleet:
Deepwater	$9,427	9,826	8,722	8,967
Towing-supply	7,035	7,073	7,082	7,459
Other	—	—	—	—
Total	$9,244	9,392	8,268	8,530
West Africa fleet:
Deepwater	$11,702	11,492	13,663	13,768
Towing-supply	12,979	13,220	13,582	14,271
Other	3,602	4,068	3,273	3,265
Total	$9,619	9,686	10,565	11,061
Worldwide fleet:
Deepwater	$12,142	12,142	12,242	12,897
Towing-supply	10,056	10,141	10,583	10,961
Other	4,681	5,068	4,493	4,759
Total	$10,056	10,077	10,343	10,842

	Predecessor
	Quarter Ended	Quarter Ended	Quarter Ended	Nine month
	June 30,	September 30,	December 31,	period ended
AVERAGE DAY RATES:	2016	2016	2016	December 31, 2016
Nine Month Period Ended December 31, 2016 (unaudited)
Americas fleet:
Deepwater	$25,480	25,302	25,181	25,334
Towing-supply	16,917	16,401	16,239	16,558
Other	8,507	10,246	10,384	9,559
Total	$20,368	20,892	20,436	20,560
Middle East/Asia Pacific fleet:
Deepwater	$16,989	12,687	11,576	13,384
Towing-supply	9,054	8,954	7,872	8,652
Other	—	—	—	—
Total	$10,353	9,819	8,795	9,666
Europe/Mediterranean Sea fleet:
Deepwater	$12,562	11,315	10,424	11,414
Towing-supply	9,023	8,896	8,750	8,886
Other	3,810	1,554	—	3,366
Total	$11,248	10,778	10,272	10,777
West Africa fleet:
Deepwater	$18,056	17,575	16,695	17,558
Towing-supply	15,364	15,710	14,176	15,060
Other	4,780	4,345	4,169	4,457
Total	$12,306	11,839	11,240	11,831
Worldwide fleet:
Deepwater	$19,622	18,260	16,961	18,348
Towing-supply	12,546	12,436	11,476	12,167
Other	5,392	5,213	5,235	5,290
Total	$13,727	13,364	12,461	13,216

Vessel Count, Dispositions, Acquisitions and Construction Programs

The following table compares the average number of vessels by class and geographic distribution and the actual December 31, 2017 vessel count:

	Successor		Predecessor
		Average Number	Average Number
		of Vessels During	of Vessels During	Average Number
	Actual Vessel	Period from	Period from	of Vessels During
	Count at	August 1, 2017	April 1, 2017	Nine month
	December 31,	through	through	period ended
	2017	December 31, 2017	July 31, 2017	December 31, 2016
Americas fleet:
Deepwater	32	34	41	42
Towing-supply	16	17	21	24
Other	6	7	8	8

Total	54	58	70	74
Stacked vessels	(27)	(32)	(37)	(33)

Active vessels	27	26	33	41

Middle East/Asia Pacific fleet:
Deepwater	20	21	22	22
Towing-supply	37	41	44	45
Other	—	—	1	1

Total	57	62	67	68
Stacked vessels	(16)	(21)	(25)	(26)

Active vessels	41	41	42	42

Europe/Mediterranean fleet:
Deepwater	18	17	17	18
Towing-supply	4	4	6	2
Other	0	1	2	2

Total	22	22	25	22
Stacked vessels	(6)	(5)	(6)	(7)

Active vessels	16	17	19	15

West Africa fleet:
Deepwater	27	27	24	24
Towing-supply	36	37	38	41
Other	31	31	34	36

Total	94	95	96	101
Stacked vessels	(40)	(37)	(42)	(35)

Active vessels	54	58	54	66

Worldwide fleet:
Deepwater	97	99	104	106
Towing-supply	93	99	109	112
Other	37	39	45	47

Total	227	237	258	265
Stacked vessels	(89)	(95)	(110)	(101)

Active vessels	138	142	148	164

Total active	138	142	148	164
Total stacked	89	95	110	101
Total joint venture and other vessels	8	8	8	8

Total	235	245	266	273

Leased Vessels Included in Vessel Counts Above:
Americas fleet:
Deepwater	—	3	8	8
Towing-supply	—	1	3	3

Total	—	4	11	11
Stacked vessels	—	(4)	(10)	(7)

Active vessels	—	—	1	4

Europe Mediterranean Sea fleet:
Towing-supply	—	1	2	—

Total	—	1	2	—
Stacked vessels	—	—	—	—

Active vessels	—	1	2	—

West Africa fleet:
Towing-supply	—	1	3	5

Total	—	1	3	5
Stacked vessels	—	—	—	—

Active vessels	—	1	3	5

Worldwide fleet:
Deepwater	—	3	8	8
Towing-supply	—	3	8	8

Total	—	6	16	16
Stacked vessels	—	(4)	(10)	(7)

Active vessels	—	2	6	9

Owned or chartered vessels include vessels stacked by the company. The company considers a vessel to be stacked if the vessel crew is furloughed or substantially reduced and limited maintenance is being performed on the vessel. The company reduces operating costs by stacking vessels when management does not foresee opportunities to profitably or strategically operate the vessels in the near future. Vessels are stacked when market conditions warrant and they are no longer considered stacked when they are returned to active service, sold or otherwise disposed. When economically practical marketing opportunities arise, the stacked vessels can be returned to active service by performing any necessary maintenance on the vessel and either rehiring or returning fleet personnel to operate the vessel. Although not currently fulfilling charters, stacked vessels are considered to be in service and are included in the calculation of the company’s utilization statistics.

The company had 89, 109 and 116 stacked vessels at December 31, 2017 (Successor), July 31, 2017 (Predecessor) and December 31, 2016 (Predecessor), respectively.

Vessel Dispositions

The company seeks opportunities to sell and/or scrap its older vessels when market conditions warrant and opportunities arise. The majority of the company’s vessels are sold to buyers who do not compete with the company in the offshore energy industry. The number of vessels disposed by vessel type and segment are as follows:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
	December 31, 2017	July 31, 2017	(unaudited)
Number of vessels disposed by vessel type: (A)
Deepwater PSVs	—	—	1
Towing-supply vessels	6	2	8
Other	5	5	1

Total	11	7	10

Number of vessels disposed by segment:
Americas	2	2	9
Middle East/Asia Pacific	7	—	—
Europe/Mediterranean Sea	2	—	—
West Africa	—	5	1

Total	11	7	10

(A)	Vessel dispositions exclude the return of 16 leased vessels to their respective owners in connection with the Plan.

Vessel Deliveries

Nine Month Transition Period Ended December 31, 2017. The company took delivery of one 300-foot, 5,400 deadweight ton (DWT) of cargo carrying capacity, deepwater platform supply vessel (PSV), which was constructed at a domestic shipyard for a total cost of $53.2 million. In conjunction with the company’s bankruptcy emergence and application of fresh-start accounting as of July 31, 2017, this vessel under construction was recorded at its estimated fair value of $7 million. The final payment of $4.3 million was made upon delivery in the quarter ended December 31, 2017.

Nine Month Period Ended December 31, 2016. The company took delivery of three newly-built deepwater PSVs. One 310-foot, 6,100 DWT of cargo carrying capacity, deepwater PSV was constructed at a domestic shipyard for a total cost of $52.3 million. In conjunction with the company’s bankruptcy emergence and application of fresh-start accounting as of July 31, 2017, this vessel was recorded at its estimated fair value of $14.3 million. Two 262-foot, 4,400 DWT of cargo carrying capacity, deepwater PSVs were constructed at an international shipyard for a total aggregate cost of $34.9 million. In conjunction with the company’s bankruptcy emergence and application of fresh-start accounting as of July 31, 2017, these vessels were recorded at an estimated fair value of $14.2 million.

Vessel and Other Commitments at December 31, 2017

The company has previously reported that it was in a dispute with a U.S. shipyard over the construction of two 5,400 DWT deepwater PSVs. During the quarter ended March 31, 2017, the company rejected the delivery of the first PSV under construction and withheld the final contractual milestone payment. In March 2017, the shipyard filed a notice of arbitration alleging that the company was (a) in breach of contract because of its rejection of the first PSV and (b) in anticipatory breach of contract based on the shipyard’s expectation that the company would reject delivery of the second PSV under construction. Further details of that dispute have been disclosed by the company in prior filings.

The company and the shipyard entered into a settlement agreement effective November 22, 2017 to resolve all outstanding disputes associated with these vessels. Delivery of the first PSV occurred in November 2017. The final installment for the first PSV was $4.3 million (after deduction of a contractual deadweight credit). With respect to the second PSV, the company agreed to reimburse the shipyard for approximately $0.7 million costs and expenses of third party vendors to complete construction. The second PSV, for which the vessel under construction was recorded at its estimated fair value of $7 million in conjunction with fresh start accounting as of July 31, 2017, is expected to be delivered in July 2018. The remaining installment payment for the second PSV and other related costs to complete the vessel, including the reimbursement obligation, in total, are estimated to be $4.5 million. As part of the overall settlement, the shipyard provided the company with a $0.3 million drydock credit for any future drydocking services to be provided by the shipyard to the company.

The company has experienced substantial delay with one fast supply boat under construction in Brazil that was originally scheduled to be delivered in September 2009. On April 5, 2011, pursuant to the vessel construction contract, the company sent the subject shipyard a letter initiating arbitration in order to resolve disputes of such matters as the shipyard’s failure to achieve payment milestones, its failure to follow the construction schedule, and its failure to timely deliver the vessel. The company has suspended construction on the vessel and both parties continue to pursue arbitration. During 2016 the company reclassified the remaining accumulated costs of $5.6 million from construction in progress to other assets as an insurance receivable. In conjunction with the company’s bankruptcy emergence and application of fresh-start accounting as of July 31, 2017 a valuation analysis was performed to assess the likelihood and extent of the recovery of the disputed amount and as a result, the remaining insurance receivable has been valued at $1.8 million as of July 31, 2017 and December 31, 2017.

The company generally requires shipyards to provide third party credit support in the event that vessels are not completed and delivered timely and in accordance with the terms of the shipbuilding contracts. That third party credit support typically guarantees the return of amounts paid by the company and generally takes the form of refundment guarantees or standby letters of credit issued by major financial institutions generally located in the country of the shipyard. While the company seeks to minimize its shipyard credit risk by requiring these instruments, the ultimate return of amounts paid by the company in the event of shipyard default is still subject to the creditworthiness of the shipyard and the provider of the credit support, as well as the company’s ability to successfully pursue legal action to compel payment of these instruments. When third party credit support that is acceptable to the company is not available or cost effective, the company endeavors to limit its credit risk by minimizing pre-delivery payments and through other contract terms with the shipyard.

General and Administrative Expenses

Consolidated general and administrative expenses and its related percentage of total revenues consist of the following components:

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Personnel	$29,314	16%	20,919	14%	54,493	12%
Office and property	5,735	3%	5,109	3%	12,912	3%
Sales and marketing	881	<1%	844	1%	3,116	1%
Professional services	6,351	4%	10,757	7%	24,618	6%
Other	4,338	3%	4,203	3%	9,013	2%

	$46,619	26%	41,832	28%	104,152	24%

Segment and corporate general and administrative expenses and the related percentage of total general and administrative expenses were as follows:

	Successor		Predecessor
	Period from		Period from		Nine month
	August 1, 2017		April 1, 2017		period ended
	through		through		December 31, 2016
	December 31, 2017		July 31, 2017		(unaudited)
(In thousands)		%		%		%
Vessel operations	$31,160	67%	23,881	57%	68,861	66%
Other operating activities	636	1%	409	1%	1,659	2%
Corporate	14,823	32%	17,542	42%	33,632	32%

	$46,619	100%	41,832	100%	104,152	100%

The company has continued its efforts to reduce overhead costs due to the downturn in the offshore oil services market. Such efforts have included wage and headcount reductions, shore-based office consolidations and reductions in compensation and benefits for shore-based staff. These cost reductions have been partially offset by an increase in restructuring-related professional services expenses which are classified as corporate general and administrative expenses up until our Petition Date of May 17, 2017. During the four month period from April 1, 2017 through July 31, 2017 (Predecessor) the company recognized $6.7 million of restructuring-related professional services expenses, prior to the Petition Date, as general and administrative expenses. During the nine months ended December 31, 2016 (Predecessor) the company recognized $12.2 million of restructuring-related professional services expenses as general and administrative expenses.

During the five month period from August 1, 2017 through December 31, 2017 (Successor) and the four month period from April 1, 2017 through July 31, 2017 (Predecessor), the company recognized $2.7 million and $28 million, respectively, of restructuring-related professional services expenses as reorganization items, respectively.

Liquidity, Capital Resources and Other Matters

At December 31, 2017, we had $432 million of cash and cash equivalents (excluding $21.3 million of cash restricted for the payment of long-term debt as more fully discussed in the “Indebtedness” section below). As of the Effective Date, we no longer have a revolving line of credit. Cash and cash equivalents, net of future cash provided or used by operating activities provide us, in our opinion, with sufficient liquidity to meet our liquidity requirements, including repayment of debt based on stated maturities and required payments on remaining vessel construction commitments.

With the Effective Date of the Plan on July 31, 2017, $225 million of cash has been paid to impaired creditors as of January 2018 pursuant to the Plan and approximately $1.6 billion of debt, net, was eliminated, leaving approximately $440 million of total debt outstanding. Total debt outstanding on July 31, 2017 includes $350 million of newly issued, 5-year, senior secured notes, which bear interest at 8.00% per annum and the Troms Offshore debt. See “Reorganization of Tidewater” above and “Indebtedness – New Secured Notes” below for additional information.

Reorganization of Tidewater

On July 31, 2017, the company and certain of its subsidiaries that had been named as additional debtors in the Chapter 11 proceedings emerged from bankruptcy after successfully completing its reorganization pursuant to the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater and its Affiliated Debtors (the “Plan”). The Plan was confirmed on July 17, 2017 by the Bankruptcy Court. Refer to Note (2) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further details on the company’s Chapter 11 bankruptcy and emergence.

During the bankruptcy proceedings from the Petition Date to the Effective Date, the Debtors operated as “debtors-in-possession” in accordance with applicable provisions of the Bankruptcy Code. The company operated in the ordinary course of business pursuant to motions filed by the Debtors and granted by the Bankruptcy Court.

Upon emergence of the Company from bankruptcy:

•

The lenders under the company’s Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013 (the “Credit Agreement”), the holders of senior notes, and the lessors from whom the company leased 16 vessels (the “Sale Leaseback Parties”) (collectively, the “General Unsecured Creditors” and the claims thereof, the “General Unsecured Claims”) received their pro rata share of (a) $225 million of cash, (b) subject to the limitations discussed below, common stock and, if applicable, warrants (the “New Creditor Warrants”) to purchase common stock, representing 95% of the common equity in the reorganized company (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan as described below); and (c) new 8% fixed rate secured notes due in 2022 in the aggregate principal amount of $350 million (the “New Secured Notes”).

•

The company’s existing shares of common stock were cancelled. Existing common stockholders of the company received their pro rata share of common stock representing 5% of the common equity in the reorganized company (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan) and six year warrants to purchase additional shares of common stock of the reorganized company. These warrants were issued in two tranches, with the first tranche (the “Series A Warrants”) being exercisable immediately, at an exercise price of $57.06 per share, and the second tranche (the “Series B Warrants”) being exercisable immediately, at an exercise price of $62.28 per share. The Series A Warrants are exercisable for 2.4 million shares of common stock while the Series B Warrants are exercisable for 2.6 million shares of common stock. The Series A Warrants and the Series B Warrants do not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the company’s business and are subject to the restrictions in the company’s new certificate of incorporation that prohibits the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. If, during the six-month period immediately preceding the Series A and Series B Warrants’ termination date, a non-U.S. Citizen is precluded from exercising the warrant because of the foreign ownership limitations, then the holder thereof may exercise and receive, in lieu of shares of common stock, warrants identical in all material respects to the New Creditor Warrants, with one such warrant being issued for each share of common stock that the Series A or Series B Warrants were otherwise convertible into.

•

To assure the continuing ability of certain vessels owned by the company’s subsidiaries to engage in U.S. coastwise trade, the number of shares of the company’s common stock that was otherwise issuable to the allowed General Unsecured Creditors was adjusted to assure that the foreign ownership limitations of the United States Jones Act are not exceeded. The Jones Act requires any corporation that engages in coastwise trade be a U.S. citizen within the meaning of that law, which requires, among other things, that the aggregate ownership of common stock by non-U.S. citizens within the meaning of the Jones Act be not more than 25% of its outstanding common stock. The Plan required that, at the time the company emerged from bankruptcy, not more than 22% of the common stock will be held by non-U.S. citizens. To that end, the Plan provided for the issuance of a combination of common stock of the reorganized company and the New Creditor Warrants to purchase common stock of the reorganized company on a pro rata basis to any non-U.S. citizen among the allowed General Unsecured Creditors whose ownership of common stock, when combined with the shares to be issued to existing Tidewater stockholders that are non-U.S. citizens, would otherwise cause the 22% threshold to be exceeded. The New Creditor Warrants do not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the company’s business. Generally, the New Creditor Warrants are exercisable immediately at a nominal exercise price, subject to restrictions contained in the Warrant Agreement between the company and the warrant agent regarding the New Creditor Warrants designed to assure the company’s continuing eligibility to engage in coastwise trade under the Jones Act that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. The company has established, under its charter and through Depository Trust Corporation (DTC), appropriate measures to assure compliance with these ownership limitations.

•	The undisputed claims of other unsecured creditors such as customers, employees, and vendors, were paid in full in the ordinary course of business (except as otherwise agreed among the parties).

As of the Effective Date, the company and the Sale Leaseback Parties had not reached agreement with respect to the amount of the Sale Leaseback Claims, and a portion of the emergence consideration (including cash, New Creditor Warrants and New Secured Notes, and based on up to $260.2 million of possible additional Sale Leaseback Claims) was set aside to allow for the settlement and payout of the Sale Leaseback Parties’ claims as they were settled. The company successfully reached agreement with the Sale Leaseback Parties between August and November 2017. Pursuant to such settlements, approximately $233.6 million of additional Sale Leaseback Claims were allowed and emergence consideration was paid to the Sale Leaseback Parties as each claim was settled. The remaining emergence consideration withheld was distributed pro-rata to holders of allowed General Unsecured Claims, including the remaining Sale Leaseback Parties, in December 2017 and January 2018.

Availability of Cash

At December 31, 2017, we had $453.3 million in cash and cash equivalents (including restricted cash), of which $116.9 million was held by foreign subsidiaries, the majority of which is available to the company without adverse tax consequences. Included in foreign subsidiary cash are balances held in U.S. dollars and foreign currencies that await repatriation due to various currency conversion and repatriation constraints, partner and tax related matters, prior to the cash being made available for remittance to the company’s domestic accounts. We currently intend that earnings by foreign subsidiaries will be indefinitely reinvested in foreign jurisdictions in order to fund strategic initiatives (such as investment, expansion and acquisitions), fund working capital requirements and repay debt (both third-party and intercompany) of our foreign subsidiaries in the normal course of business. Moreover, we do not currently intend to repatriate earnings of our foreign subsidiaries to the United States because cash generated from our domestic businesses and the repayment of intercompany liabilities from foreign subsidiaries are currently deemed to be sufficient to fund the cash needs of our operations in the United States. The $225 million of cash paid to creditors pursuant to the terms of the RSA was funded by foreign subsidiaries through the repayment of intercompany liabilities.

Our objective in financing our business is to maintain adequate financial resources and access to sufficient levels of liquidity. Cash and cash equivalents and future net cash provided by operating activities provide us, in our opinion, with sufficient liquidity to meet our liquidity requirements, including repayment of debt based on stated maturities and required payments on remaining vessel construction commitments.

Indebtedness

Summary of Debt Outstanding per Stated Maturities

The following table summarizes debt outstanding based on stated maturities:

	Successor	Predecessor
	December 31,	March 31,
(In thousands)	2017	2017
Bank loan agreement:
Bank term loan due July 2019	$—	300,000
Revolving line of credit due July 2019	—	600,000
September 2010 senior notes:
3.90% September 2010 senior notes due December 2017	—	44,500
3.95% September 2010 senior notes due December 2017	—	25,000
4.12% September 2010 senior notes due December 2018	—	25,000
4.17% September 2010 senior notes due December 2018	—	25,000
4.33% September 2010 senior notes due December 2019	—	50,000
4.51% September 2010 senior notes due December 2020	—	100,000
4.56% September 2010 senior notes due December 2020	—	65,000
4.61% September 2010 senior notes due December 2022	—	48,000
August 2011 senior notes:
4.06% August 2011 senior notes due March 2019	—	50,000
4.54% August 2011 senior notes due June 2021	—	65,000
4.64% August 2011 senior notes due June 2021	—	50,000
September 2013 senior notes:
4.26% September 2013 senior notes due November 2020	—	123,000
5.01% September 2013 senior notes due November 2023	—	250,000
5.16% September 2013 senior notes due November 2025	—	127,000
New secured notes:
8.00% New secured notes due August 2022	350,000	—
New secured notes - premium	14,329	—
Troms Offshore borrowings:
NOK denominated notes due May 2024	14,054	14,864
NOK denominated notes due May 2024 - premium	115	—
NOK denominated notes due January 2026	25,965	26,167
NOK denominated notes due January 2026 - discount	(1,586)	—
USD denominated notes due January 2027	23,345	24,573
USD denominated notes due January 2027 - discount	(1,678)	—
USD denominated notes due April 2027	25,463	27,421
USD denominated notes due April 2027 - discount	(1,847)	—

	$448,160	2,040,525
Less: Deferred debt issue costs	—	6,401
Less: Current portion of long-term debt	5,103	2,034,124

Total long-term debt	$443,057	—

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

New	Secured Notes

On July 31, 2017, pursuant to the terms of the Plan, the company entered into an indenture (the “Indenture”) by and among the company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”), and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”), and issued $350 million aggregate principal amount of the company’s new 8.00% Senior Secured Notes due 2022 (the “New Secured Notes”).

The New Secured Notes will mature on August 1, 2022. Interest on the New Secured Notes will accrue at a rate of 8.00% per annum payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year in cash, beginning November 1, 2017. The New Secured Notes are secured by substantially all of the assets of the company and its Guarantors.

The New Secured Notes have minimum interest coverage requirement (EBITDA/Interest), for which compliance will first be measured for the twelve months ending June 30, 2019. Minimum liquidity requirements and other covenants, including restrictions on the incurrence of debt and liens and our ability to make investments and restricted payments are set forth in the Indenture and are in effect from July 31, 2017. The Indenture also contains certain customary events of default and a make-whole provision.

Until terminated under the circumstances described in this paragraph, the New Secured Notes and the guarantees by the Guarantors will be secured by the Collateral (as defined in the Indenture) pursuant to the terms of the Indenture and the related security documents. The Trustee’s liens upon the Collateral and the right of the holders of the New Secured Notes to the benefits and proceeds of the Trustee’s liens on the Collateral will terminate and be discharged in certain circumstances described in the Indenture, including: (i) upon satisfaction and discharge of the Indenture in accordance with the terms thereof; or (ii) as to any Collateral of the company or the Guarantors that is sold, transferred or otherwise disposed of by the company or the Guarantors in a transaction or other circumstance that complies with the terms of the Indenture, at the time of such sale, transfer or other disposition.

The company is obligated to offer to repurchase the New Secured Notes at par in amounts that generally approximate 65% of asset sale proceeds as defined in the Indenture. The company maintains a restricted cash account to accumulate the net proceeds of each qualified asset sale. Per the terms of the Indenture, the company is required to offer to repurchase New Secured Notes within 60 days of the accumulation of $10 million in the account, which account had a balance of $21.3 million at December 31, 2017. In accordance with SEC tender offer rules, noteholders have a minimum of 20 days to respond. In the event the holders of the New Secured Notes do not accept the company’s offer to repurchase the notes the accumulated cash would become available to the company for its general use.

As of December 31, 2017, the fair value (Level 2) of the New Secured Notes was $359.8 million.

Troms Offshore Debt

Concurrent with the July 31, 2017 Effective Date of the Plan, the Troms Offshore credit agreement was amended and restated to (i) reduce by 50% the required principal payments due from the Effective Date through March 31, 2019, (ii) modestly increase the interest rates on amounts outstanding through April 2023, and (iii) provide for security and additional guarantees, including (a) mortgages on six vessels and related assignments of earnings and insurances, (b) share pledges by Troms Offshore and certain subsidiaries of Troms Offshore, and (c) guarantees by certain subsidiaries of Troms Offshore.

The Troms Offshore borrowings continue to require semi-annual principal payments and bear interest at fixed rates based, in part, on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio.

In May 2015, Troms Offshore entered into a $31.3 million, U.S. dollar denominated, 12 year borrowing agreement originally scheduled to mature in April 2027. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 2.92% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.00% and a 1.00% sub-tranche premium (for a total all-in rate of 4.92%). As of December 31, 2017, $25.5 million is outstanding under this agreement.

In March 2015, Troms Offshore entered into a $29.5 million, U.S. dollar denominated, 12 year borrowing agreement originally scheduled to mature in January 2027. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 2.91% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.00% and a 1.00% sub-tranche premium (for a total all-in rate of 4.91%). As of December 31, 2017, $23.3 million is outstanding under this agreement.

A summary of U.S. dollar denominated Troms Offshore borrowings outstanding is as follows:

	Successor	Predecessor
	December 31,	March 31,
(In thousands)	2017	2017
May 2015 notes
Amount outstanding	$25,463	27,421
Fair value of debt outstanding (Level 2)	25,427	27,395
March 2015 notes
Amount outstanding	$23,345	24,573
Fair value of debt outstanding (Level 2)	23,251	24,544

In January 2014, Troms Offshore entered into a 300 million Norwegian Kroner (NOK), 12 year borrowing agreement originally scheduled to mature in January 2026. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 2.31% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.25% and a 1.00% sub-tranche premium (for a total all-in rate of 4.56%). As of December 31, 2017, 212.5 million NOK (approximately $26.0 million) is outstanding under this agreement.

In May 2012, Troms Offshore entered into a 204.4 million NOK denominated borrowing agreement originally scheduled to mature in May 2024. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 3.88% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.25% and a 1.00% sub-tranche premium (for a total all-in rate of 6.13%). As of December 31, 2017, 115 million NOK (approximately $14.1 million) is outstanding under this agreement.

A summary of NOK denominated Troms Offshore borrowings outstanding and their U.S. dollar equivalents is as follows:

	Successor	Predecessor
	December 31,	March 31,
(In thousands)	2017	2017
January 2014 notes:
NOK denominated	212,500	225,000
U.S. dollar equivalent	$25,965	26,167
Fair value in U.S. dollar equivalent (Level 2)	25,850	26,133
May 2012 notes:
NOK denominated	115,020	127,800
U.S. dollar equivalent	$14,054	14,864
Fair value in U.S. dollar equivalent (Level 2)	14,013	14,793

At March 31, 2017, the company failed to meet certain covenants contained in the Bank Loan Agreement, the Troms Offshore Debt agreement and the September 2013 Senior Notes, which resulted in covenant noncompliance that would have allowed the respective lenders and/or the noteholders to declare us to be in default under each of the Funded Debt Agreements, and accelerate the indebtedness thereunder. To avoid an acceleration of indebtedness of these agreements (and potentially the August 2011 and September 2010 Senior Notes) the company negotiated and obtained limited waivers from the necessary lenders and noteholders. When the final waiver expired in accordance with its terms on April 7, 2017, negotiations regarding the terms of the company’s restructuring were substantially complete. As a result of the above, all of the company’s debt was classified as current on its Consolidated Balance Sheet at March 31, 2017.

Bank Loan Agreement

In May 2015, the company amended and extended its existing bank loan agreement. The amended bank loan agreement was scheduled to mature in June 2019 (the “Maturity Date”) and provided for a $900 million, five-year credit facility (“credit facility”) consisting of a (i) $600 million revolving credit facility (the “revolver”) and a (ii) $300 million term loan facility (“term loan”).

The company had $300 million in term loan borrowings and $600 million of revolver borrowings outstanding at March 31, 2017 which had estimated fair market values of $168 million and $336 million, respectively.

In accordance with the Plan, on the Effective Date all outstanding obligations under the revolver and term loan were cancelled. Refer to note (2) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1, “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence.

Senior Notes

The determination of fair value included an estimated credit spread between our long term debt and treasuries with similar matching expirations. The credit spread was determined based on comparable publicly traded companies in the oilfield service segment with similar credit ratings. These estimated fair values were based on Level 2 inputs.

September 2013 Senior Notes

On September 30, 2013, the company executed a note purchase agreement for $500 million and issued $300 million of senior unsecured notes to a group of institutional investors.

The company issued the remaining $200 million of senior unsecured notes on November 15, 2013. The multiple series of notes totaling $500 million were issued with maturities ranging from approximately seven to 12 years.

In accordance with the Plan, on the Effective Date all outstanding obligations under the September 2013 Senior Notes were cancelled. Refer to Note (2) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1, “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence. A summary of these notes is as follows:

	Successor	Predecessor
	December 31,	March 31,
(In thousands, except weighted average data)	2017	2017
Aggregate debt outstanding	$—	500,000
Weighted average remaining life in years	—	6.4
Weighted average coupon rate on notes outstanding	—	4.86%
Fair value of debt outstanding	—	280,000

August 2011 Senior Notes

On August 15, 2011, the company issued $165 million of senior unsecured notes to a group of institutional investors. The multiple series of notes were originally issued with maturities ranging from approximately eight to 10 years.

In accordance with the Plan, on the Effective Date all outstanding obligations under the August 2011 Senior Notes were cancelled. Refer to Note (2) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1, “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence. A summary of these notes is as follows:

	Successor	Predecessor
	December 31,	March 31,
(In thousands, except weighted average data)	2017	2017
Aggregate debt outstanding	$—	165,000
Weighted average remaining life in years	—	3.6
Weighted average coupon rate on notes outstanding	—	4.42%
Fair value of debt outstanding	—	92,400

September 2010 Senior Notes

In fiscal 2011, the company completed the sale of $425 million of senior unsecured notes. The multiple series of these notes were originally issued with maturities ranging from five to 12 years.

In accordance with the Plan, on the Effective Date all outstanding obligations under the September 2010 Senior Notes were cancelled. Refer to Note (2) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1, “Chapter 11 Proceedings and Emergence”) for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence. A summary of these notes is as follows:

	Successor	Predecessor
	December 31,	March 31,
(In thousands, except weighted average data)	2017	2017
Aggregate debt outstanding	$—	382,500
Weighted average remaining life in years	—	3.1
Weighted average coupon rate on notes outstanding	—	4.35%
Fair value of debt outstanding	—	214,200

For additional disclosure regarding the company’s debt, refer to Note (7) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1.

Interest and Debt Costs

The company capitalizes a portion of its interest costs incurred on borrowed funds used to construct vessels. Interest and debt costs incurred, net of interest capitalized, are as follows:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Interest and debt costs incurred, net of interest capitalized	$13,009	11,179	54,018
Interest costs capitalized	101	601	3,612

Total interest and debt costs	$13,110	11,780	57,630

Interest and other debt costs for the period from August 1, 2017 through December 31, 2017 (Successor) was $13 million and reflects interest expense on the New Secured Notes and Troms debt as well as the amortization of premiums and discounts associated with the respective loans. Interest and other debt costs for the period from April 1, 2017 through July 31, 2017 (Predecessor) was $11.2 million and reflects interest expense on the Predecessor company’s term loan, revolver, senior notes and Troms debt. The filing of our bankruptcy petition on May 17, 2017 resulted in the cessation of the accrual of interest on our term loan, revolving line of credit and senior notes through our Effective Date of July 31, 2017.

Increased borrowings under our revolver in March 2016, higher Libor rates and a higher spread on floating rate loans (as a result of higher leverage) resulted in interest and debt costs during the nine month period ended December 31, 2016 of $54 million. Also, lower levels of vessel construction in progress and lower levels of debt has decreased the amount of interest capitalized to vessel under construction.

Share Repurchases

Please refer to Item 5, Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, of the Transition Report on Form 10-K for a discussion of the company’s share repurchase programs during the year ended March 31, 2017, and the nine month transition period ended December 31, 2017.

Dividends

Please refer to Item 5, Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, of the Transition Report on Form 10-K for a discussion of the company’s dividends declared during the year ended March 31, 2017, and the nine month transition period ended December 31, 2017.

Operating Activities

Net cash provided by or used in operating activities for any period will fluctuate according to the level of business activity for the applicable period.

Net cash used in operating activities is as follows:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Net loss	$(38,726)	(1,646,909)	(563,039)
Reorganization items (non-cash)	—	1,368,882	—
Depreciation and amortization	20,131	47,447	129,699
Amortization of deferred drydocking and survey costs	206	—	—
Amortization of debt premiums and discounts	(715)	—	—
Provision for deferred income taxes	—	(5,543)	—
Gain on asset dispositions, net	(6,616)	(3,561)	(18,035)
Asset impairments	16,777	184,748	419,870
Compensation expense - stock based	3,731	1,707	4,166
Changes in operating assets and liabilities	(23,430)	34,593	(6,307)
Changes in due to/from affiliate, net	(2,373)	1,301	(4,132)
Changes in investments in, at equity, and advances to unconsolidated companies	(4,531)	(4,252)	(2,551)

Net cash used in operating activities	$(35,546)	(21,587)	(40,329)

Cash flows used in operations for the five month period August 1, 2017 through December 31, 2017 was $35.5 million and reflects a net loss of $38.7 million, which includes non-cash asset impairments of $16.8 million, total non-cash depreciation and amortization of $19.4 million, gain on asset dispositions, net of $6.6 million and stock-based compensation expense of $3.7 million. Reorganization items paid in cash (or to be paid in cash) for the period August 1, 2017 through December 31, 2017 of $4.3 million included the cost of delivering vessels operating under sale leaseback agreements to the respective lessors ($1.6 million) and restructuring-related professional fees ($2.7 million). Combined changes in operating assets and liabilities and in amounts due to/due from affiliate, net, used $25.8 million of net cash primarily due to a decrease in accrued expenses and commission payments made to the Sonatide joint venture.

Cash flows used in operations for the four month period April 1, 2017 through July 31, 2017 was $21.6 million and reflects a net loss of $1.6 billion, which included non-cash reorganization items of $1.4 billion, asset impairments of $184.7 million, depreciation and amortization of $47.4 million and stock based compensation of $1.7 million. Reorganization items paid in cash (or to be paid in cash) during the period April 1, 2017 through July 31, 2017 were $28 million of restructuring-related professional fees. Also during the period from April 1, 2017 through July 31, 2017, the company recognized $6.7 million of restructuring-related professional services expenses as general and administrative expenses. Changes in operating assets and liabilities provided $34.6 million of net cash and included increases in trade payables of $8.2 million and increases to accrued expenses and accounts payable of $17.2 million (of which an increase of $7.9 million was related to reorganization-related professional fees) and a reduction in accounts receivables of $6.3 million. Changes in due to/from affiliate provided $1.3 million of cash primarily as a result of more modest cash repatriations from our Sonatide joint venture.

Cash flows used in operations for the nine months ended December 31, 2016 was $40.3 million and reflects a net loss of $563.0 million, which included non-cash asset impairment charges of $419.9 million and depreciation and amortization of $129.7 million, which were partially offset by gains on asset dispositions, net of $18 million. During the nine months ended December 31, 2016 the company recognized $12.2 million of restructuring-related professional services expenses as general and administrative expenses. Changes in our net due to/from affiliate, net used $4.1 million of cash and was the result of a net increase the due to/from balance resulting from lower levels of cash repatriated from our Sonatide joint venture and commissions payments made by the company to Sonatide. Changes in operating assets and liabilities used $6.3 million of net cash.

Investing Activities

Net cash provided by investing activities is as follows:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Proceeds from sales of assets	$32,742	2,172	12,333
Additions to properties and equipment	(9,834)	(2,265)	(17,144)
Payments related to novated vessel construction contract	—	5,272	—
Refunds from cancelled vessel construction contracts	—	—	25,565

Net cash provided by investing activities	$22,908	5,179	20,754

Investing activities for the five month period August 1, 2017 through December 31, 2017 provided $22.9 million of net cash, reflecting proceeds from the sale of all eight of the company’s ROVs of $23 million and $9.7 million of proceeds from the disposal of vessels. These proceeds were partially offset by additions to properties and equipment of $9.8 million. Additions to properties and equipment for the period August 1, 2017 through December 31, 2017 were comprised of approximately $2.9 million in capitalized upgrades to existing vessels and equipment and $6.9 million for the construction of offshore support vessels.

Investing activities for the four month period April 1, 2017 through July 31, 2017 provided $5.2 million of net cash, reflecting the receipt of $5.3 million from an unaffiliated entity in connection with that entity’s assumption of the company’s obligations related to a vessel under construction at an international shipyard and proceeds received from the sale of seven vessels and other assets of $2.2 million. Additions to properties and equipment for the period April 1, 2017 through July 31, 2017 were comprised of approximately $1.3 million in capitalized upgrades to existing vessels and equipment and $0.9 million for the construction of offshore support vessels.

Investing activities for the nine months ended December 31, 2016 provided $20.8 million of cash which is the result of the receipt of $25.6 million from a shipyard related to vessel contracts which were cancelled due to late delivery and proceeds received related to the sale of assets of $12.3 million. Cash used for additions to properties and equipment were comprised of approximately $0.8 million in capitalized upgrades to existing vessels and equipment, $15.8 million for the construction of offshore support vessels and $0.5 million in other properties and equipment purchases.

Financing Activities

Net cash used in financing activities is as follows:

	Successor	Predecessor
	Period from	Period from	Nine month
	August 1, 2017	April 1, 2017	period ended
	through	through	December 31, 2016
(In thousands)	December 31, 2017	July 31, 2017	(unaudited)
Principal payments on long-term debt	$(1,176)	(5,124)	(7,337)
Cash payments to General Unsecured Creditors	(93,719)	(122,806)	—
Cash received for issuance of common stock	2	—	—
Other	—	(1,200)	(1,722)

Net cash used in financing activities	$(94,893)	(129,130)	(9,059)

Financing activities for the period August 1, 2017 through December 31, 2017 used $94.9 million of net cash, as a result of payments made to creditors pursuant to the Plan of $93.7 million and $1.2 million of scheduled semiannual principal payments on Troms Offshore debt.

Financing activities for the period April 1, 2017 through July 31, 2017 used $129.1 million of cash as a result of payments made to creditors pursuant to the Plan of $122.8 million, $5.1 million of scheduled semiannual principal payments on Troms Offshore debt and $1.2 million of commissions paid to a non-controlling owner of a consolidated joint venture entity.

Financing activities for the nine months ended December 31, 2016 used $9.1 million of cash, primarily due to $7.3 million of scheduled semiannual principal payments on Troms Offshore debt.

Other Liquidity Matters

Vessel Construction. We have successfully replaced the vast majority of the older vessels in our fleet with a smaller number of newer, larger and more efficient vessels that have a more extensive range of capabilities and have one remaining vessel currently under construction. We anticipate that we will use available cash in order to fund the remaining $4.5 million due on this remaining vessel. Further discussions of our vessel construction, acquisition and replacement program, including the settlement agreement relating to the construction of vessels, are disclosed in the “Our Global Vessel Fleet and Vessel Construction, Acquisition and Replacement Program” section of Item 1, the “Vessel Count, Dispositions, Acquisitions and Construction Programs” section of this Item 7 and Note (14) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1.

The company generally requires shipyards to provide third party credit support in the event that vessels are not completed and delivered timely and in accordance with the terms of the shipbuilding contracts. That third party credit support typically guarantees the return of amounts paid by the company and generally takes the form of refundment guarantees or standby letters of credit issued by major financial institutions generally located in the country of the shipyard. While the company seeks to minimize its shipyard credit risk by requiring these instruments, the ultimate return of amounts paid by the company in the event of shipyard default is still subject to the creditworthiness of the shipyard and the provider of the credit support, as well as the company’s ability to pursue successfully legal action to compel payment of these instruments. When third party credit support that is acceptable to the company is not available or cost effective, the company endeavors to limit its credit risk by minimizing pre-delivery payments and through other contract terms with the shipyard.

Brazilian Customs. In April 2011, two Brazilian subsidiaries of the company were notified by the Customs Office in Macae, Brazil that they were jointly and severally being assessed fines of 155 million Brazilian reais (approximately $46.8 million as of December 31, 2017). The assessment of these fines is for the alleged failure of these subsidiaries to obtain import licenses with respect to 17 company vessels that provided Brazilian offshore vessel services to Petrobras, the Brazilian national oil company, over a three-year period ended December 2009. After consultation with its Brazilian tax advisors, the company and its Brazilian subsidiaries believe that vessels that provide services under contract to the Brazilian offshore oil and gas industry are deemed, under applicable law and regulations, to be temporarily imported into Brazil, and thus exempt from the import license requirement. The Macae Customs Office has, without a change in the underlying applicable law or regulations, taken the position that the temporary importation exemption is only available to new, and not used, goods imported into Brazil and therefore it was improper for the company to deem its vessels as being temporarily imported. The fines have been assessed based on this new interpretation of Brazilian customs law taken by the Macae Customs Office.

After consultation with its Brazilian tax advisors, the company believes that the assessment is without legal justification and that the Macae Customs Office has misinterpreted applicable Brazilian law on duties and customs. The company is vigorously contesting these fines (which it has neither paid nor accrued). Based on the advice of its Brazilian counsel, the company believes that it has a high probability of success with respect to overturning the entire amount of the fines, either at the administrative appeal level or, if necessary, in Brazilian courts. In May 2016, a final administrative appeal allowed fines totaling 3 million Brazilian reais (approximately $0.9 million as of December 31, 2017). The company appealed this 3 million Brazilian reais administrative award to the appropriate Brazilian court and deposited 6 million Brazilian reais (approximately $1.8 million as of December 31, 2017) with the court. The 6 million Brazilian reais deposit represents the amount of the award and the substantial interest that would be due if the company did not prevail in this court action. The court action is in its initial stages. Fines totaling 30 million Brazilian reais (approximately $9.1 million as of December 31, 2017) are still subject to additional administrative appeals board hearings, but the company believes that previous administrative appeals board decisions will be helpful in those upcoming hearings for the vast majority of amounts still claimed by the Macae Customs Office. The remaining fines totaling 122 million (approximately $36.8 million as of December 31, 2017) of the original 155 million Brazilian reais of fines are now formally decided in favor of the company and are no longer at issue. The company believes that the ultimate resolution of this matter will not have a material effect on the company’s financial position, results of operations or cash flows.

Repairs to U.S. Flag Vessels Operating Abroad. During fiscal 2015 the company became aware that it may have had compliance deficiencies in documenting and declaring upon re-entry to the U.S. certain foreign purchases for or repairs to U.S. flagged vessels while they were working outside of the U.S. When a U.S. flagged vessel operates abroad, certain foreign purchases for or repairs made to the U.S. flagged vessel while it is outside of the U.S. are subject to declaration with U.S. Customs and Border Protection (CBP) upon re-entry to the U.S. and are subject to 50% vessel repair duty. During our examination of our filings made in or prior to fiscal 2015 with CBP, we determined that it was necessary to file amended forms with CBP to supplement previous filings. We have amended several vessel repair entries with CBP and have paid additional vessel repair duties and interest associated with these amended forms. We continue to review and evaluate the return of other U.S. flagged vessels to the U.S. to determine whether it is necessary to adjust our responses in any of those instances. To the extent that further evaluation requires us to file amended entries for additional vessels, we do not yet know the final magnitude of duties, civil penalties, fines and interest associated with amending the entries for these vessels. It is also possible that CBP may seek to impose civil penalties, fines or interest in connection with amended forms already submitted.

Legal Proceedings

Arbitral Award for the Taking of the Company’s Venezuelan Operations

On December 27, 2016, the annulment committee formed under the rules of the World Bank’s International Centre for Settlement of Investment Disputes (“ICSID”) issued a decision on the Bolivarian Republic of Venezuela’s (“Venezuela”) application to annul the award rendered by an ICSID tribunal on March 13, 2015. As previously reported, the award granted two subsidiaries of the Company (the “Claimants”) compensation for Venezuela’s expropriation of their investments in that country. The nature of the investments expropriated and the progress of the ICSID proceeding were previously reported by the company in prior filings. The annulment committee’s decision reduced the total compensation awarded to the Claimants to $36.4 million. That compensation is accruing interest at an annual rate of 4.5% compounded quarterly from May 8, 2009 to the date of payment of that amount ($17.1 million as of December 31, 2017). The annulment committee also left undisturbed the portion of the award that granted the Claimants $2.5 million in legal fees and other costs related to the arbitration. The reduction of $10 million in compensation from the earlier award of $46.4 million represents that portion of the tribunal’s award that the annulment committee determined had not been properly explained by the tribunal’s analysis. The final aggregate award is therefore $56.1 million as of December 31, 2017. The award for that amount is immediately enforceable and not subject to any further stay of enforcement. The annulment committee’s decision is not subject to any further ICSID review, appeal or other substantive proceeding.

The company is committed to taking appropriate steps to enforce and collect the award, which is enforceable in any of the 150 member states that are party to the ICSID Convention. As an initial step, the company had the award recognized and entered in March 2015 as a judgment by the United States District Court for the Southern District of New York. A recent federal court of appeals decision resulted in that judgment being vacated for reasons related to service of process. The company has already initiated a separate court action in Washington, D.C. using a different service of process method and expects to be successful in having the award recognized in the Washington, D.C. court. In addition, the award has been recognized and entered in November 2016 as a final judgment of the High Court of Justice of England and Wales. Even with the likely eventual recognition of the award in the United States and the current recognition by the court in the United Kingdom, the company recognizes that collection of the award may present significant practical challenges. The company is accounting for this matter as a gain contingency, and will record any such gain in future periods if and when the contingency is resolved, in accordance with ASC 450 Contingencies.

Various legal proceedings and claims are outstanding which arose in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions, will not have a material adverse effect on the company’s financial position, results of operations, or cash flows. Information related to various commitments and contingencies, including legal proceedings, is disclosed in Note (14) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1.

Contractual Obligations and Contingent Commitments

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the company is not required to provide this information.

Off-Balance Sheet Arrangements

Sale/Leasebacks

In connection with the restructuring contemplated by the Plan, the Debtors filed a motion seeking to reject all Sale Leaseback Agreements (the rejection damage claims related thereto, the “Sale Leaseback Claims”). Pursuant to an order by the Bankruptcy Court in May 2017, the Sale Leaseback Agreements for all 16 leased vessels were rejected.

As of the Effective Date, the company and the Sale Leaseback Parties had not reached agreement with respect to the amount of the Sale Leaseback Claims, and a portion of the emergence consideration (including cash, New Creditor Warrants and New Secured Notes, and based on up to $260.2 million of possible additional Sale Leaseback Claims) was set aside to allow for the settlement and payout of the Sale Leaseback Parties’ claims as they were settled. The company successfully reached agreement with the Sale Leaseback Parties between August and November 2017. Pursuant to such settlements, approximately $233.6 million of additional Sale Leaseback Claims were allowed and emergence consideration was paid to the Sale Leaseback Parties as each claim was settled. The remaining emergence consideration withheld was distributed pro-rata to holders of allowed General Unsecured Claims, including the remaining Sale Leaseback Parties, in December 2017 and January 2018.

Included in gain on asset dispositions, net, for the period April 1, 2017 through July 31, 2017 (Predecessor), are $3 million of deferred gains from sale leaseback transactions which reflects gains recognized through the Petition Date of May 17, 2017. Unamortized deferred gains as of the Petition Date of $105.9 million were credited to reorganization items as a result of the lease rejections.

Application of Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures and disclosures of any contingent assets and liabilities at the date of the financial statements. We evaluate the reasonableness of these estimates and assumptions continually based on a combination of historical experience and other assumptions and information that comes to our attention that may vary the outlook for the future. Estimates and assumptions about future events and their effects are subject to uncertainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the business environment in which we operate changes. As a result, actual results may differ from estimates under different assumptions.

We suggest that the company’s Nature of Operations and Summary of Significant Accounting Policies, as described in Note (1) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1, be read in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations. We have defined a critical accounting estimate as one that is important to the portrayal of our financial condition or results of operations and requires us to make difficult, subjective or complex judgments or estimates about matters that are uncertain. The company believes the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of the company’s consolidated financial statements are described below. There are other items within our consolidated financial statements that require estimation and judgment, but they are not deemed critical as defined above.

Fresh Start Accounting

Upon emergence from chapter 11 bankruptcy, the company adopted fresh-start accounting in accordance with provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) No. 852, “Reorganizations” (ASC 852), which resulted in the company becoming a new entity for financial reporting purposes onJuly 31, 2017, the Effective Date. Upon the adoption of fresh-start accounting, the company’s assets and liabilities were recorded at their fair values as of July 31, 2017. As a result of the adoption of fresh-start accounting, the company’s consolidated financial statements subsequent to July 31, 2017 are not comparable to its consolidated financial statements on and prior to July 31, 2017. Refer to Note (3) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1, “Fresh-start Accounting,” for further details on the impact of fresh-start accounting on the company’s consolidated financial statements.

Revenue Recognition

Our primary source of revenue is derived from time charter contracts of our vessels on a rate per day of service basis; therefore, vessel revenues are recognized on a daily basis throughout the contract period. These time charter contracts are generally either on a “term” basis (generally three months to three years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate; provided, however, that term contracts at times include escalation clauses to recover increases in specific costs. A spot contract is a short-term agreement to provide offshore marine services to a customer for a specific short-term job. Spot contract terms generally range from one day to three months. Vessel revenues are recognized on a daily basis throughout the contract period. There are no material differences in the costs structure of the company’s contracts based on whether the contracts are spot or term, for the operating costs are generally the same without regard to the length of a contract.

Receivables and Allowance for Doubtful Accounts

In the normal course of business, we extend credit to our customers on a short-term basis. Our principal customers are major oil and natural gas exploration, field development and production companies. We routinely review and evaluate our accounts receivable balances for collectability. The determination of the collectability of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers’ payment history and current credit worthiness to determine that collectability is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Provisions for doubtful accounts are recorded when it becomes evident that our customer will not make the required payments, which results in a reduction in our receivable balance. We believe that our allowance for doubtful accounts is adequate to cover potential bad debt losses under current conditions; however, uncertainties regarding changes in the financial condition of our customers, either adverse or positive, could impact the amount and timing of any additional provisions for doubtful accounts that may be required.

Impairment of Long-Lived Assets

The company reviews the vessels in its active fleet for impairment whenever events occur or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In such evaluation, the estimated future undiscounted cash flows generated by an asset group are compared with the carrying amount of the asset group to determine if a write-down may be required. With respect to vessels that are expected to remain in active service, we group together for impairment testing purposes vessels with similar operating and marketing characteristics. We also subdivide our groupings of assets with similar operating and marketing characteristics between our older vessels and newer vessels.

The company estimates cash flows based upon historical data adjusted for the company’s best estimate of expected future market performance, which, in turn, is based on industry trends. If an asset group fails the undiscounted cash flow test, the company estimates the fair value of each asset group and compares such estimated fair value, considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures, to the carrying value of each asset group in order to determine if impairment exists. Management derives the fair value of the asset group by estimating the fair value for each vessel in the group, considering items such as age, vessel class supply and demand, and recent sales of similar vessels among other factors and for more significant vessel carrying values we may obtain third-party appraisals for use by management in determining a vessel’s fair value. If impairment exists, the carrying value of the asset group is reduced to its estimated fair value.

The primary estimates and assumptions used in reviewing active vessel groups for impairment and estimating undiscounted cash flows include utilization rates, average day rates and average daily operating expenses. These estimates are made based on recent actual trends in utilization, day rates and operating costs and reflect management’s best estimate of expected market conditions during the period of future cash flows. These assumptions and estimates have changed considerably as market conditions have changed, and they are reasonably likely to continue to change as market conditions change in the future. Although the company believes its assumptions and estimates are reasonable, deviations from the assumptions and estimates could produce materially different results. Management estimates may vary considerably from actual outcomes due to future adverse market conditions or poor operating results that could result in the inability to recover the current carrying value of an asset group, thereby possibly requiring an impairment charge in the future. As the company’s fleet continues to age, management closely monitors the estimates and assumptions used in the impairment analysis in order to properly identify evolving trends and changes in market conditions that could impact the results of the impairment evaluation.

In addition to the periodic review of its active long-lived assets for impairment when circumstances warrant, the company also performs a review of its stacked vessels not expected to return to active service whenever changes in circumstances indicate that the carrying amount of a vessel may not be recoverable. Management estimates the fair value of each vessel not expected to return to active service (considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures) by considering items such as the vessel’s age, length of time stacked, likelihood of a return to active service, actual recent sales of similar vessels, among others. For more significant vessel carrying values, we obtain an estimate of the fair value of the stacked vessel from third-party appraisers or brokers for use in our determination of fair value estimates. The company records an impairment charge when the carrying value of a stacked vessel not expected to return to active service exceeds its estimated fair value. The estimates of fair value of stacked vessels are also subject to significant variability, are sensitive to changes in market conditions, and are reasonably likely to change in the future.

Due in part to the modernization of the company’s fleet more vessels that are being stacked are newer vessels that are expected to return to active service. Stacked vessels expected to return to active service are generally newer vessels, have similar capabilities and likelihood of future active service as other currently operating vessels, are generally current with classification societies in regards to their regulatory certification status, and are being actively marketed. Stacked vessels expected to return to active service are evaluated for impairment as part of their assigned active asset group and not individually.

Income Taxes

The asset-liability method is used for determining the company’s income tax provisions, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. In addition, the company determines its effective tax rate by estimating its permanent differences resulting from differing treatment of items for tax and accounting purposes.

As a global company, we are subject to the jurisdiction of taxing authorities in the United States and by the respective tax agencies in the countries in which we operate internationally, as well as to tax agreements and treaties among these governments. Our operations in these different jurisdictions are taxed on various bases: actual income before taxes, deemed profits (which are generally determined using a percentage of revenue rather than profits) and withholding taxes based on revenue. Determination of taxable income in any tax jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact on the amount of income taxes that we provide during any given year. The company is periodically audited by various taxing authorities in the United States and by the respective tax agencies in the countries in which it operates internationally. The tax audits generally include questions regarding the calculation of taxable income. Audit adjustments affecting permanent differences could have an impact on the company’s effective tax rate.

The carrying value of the company’s net deferred tax assets is based on the company’s present belief that it will more likely than not be unable to generate sufficient future taxable income in certain tax jurisdictions to utilize such deferred tax assets, based on estimates and assumptions. If these estimates and related assumptions change in the future, the company may be required to adjust valuation allowances against its deferred tax assets resulting in additional income tax expense or benefit in the company’s consolidated statement of operations. Management evaluates the realizability of the deferred tax assets and assesses the need for changes to valuation allowances on a quarterly basis. While the company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the present need for a valuation allowance, in the event the company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the valuation allowance would increase income in the period such determination was made. Should the company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Deferred taxes are not provided on undistributed earnings of certain non-U.S. subsidiaries and business ventures because the company considers those earnings to be permanently invested abroad. Given the changes associated with the Tax Cut and Jobs Act enacted on December 22, 2017, this assertion remains provisional as the company continues to evaluate the overall impact of the new tax legislation.

Drydocking Costs

Concurrent with emergence from Chapter 11 bankruptcy, the Successor Company adopted a new policy for the recognition of the costs of planned major maintenance activities incurred to ensure compliance with applicable regulations and maintain certifications for vessels with classification societies. These costs include drydocking and survey costs necessary to maintain certifications and generally occur twice in every five year period. These recertification costs are typically incurred while the vessel is in drydock and may be incurred concurrent with other vessel maintenance and improvement activities. Costs related to the recertification of vessels are deferred and amortized over 30 months on a straight-line basis. Maintenance costs incurred at the time of the recertification drydocking that are not related to the recertification of the vessel are expensed as incurred. Costs related to vessel improvements that either extend the vessel’s useful life or increase the vessel’s functionality are capitalized and depreciated. The company’s previous policy (Predecessor) was to expense vessel recertification costs in the period incurred.

Accrued Property and Liability Losses

The company self-insures a portion of potential hull damage and personal injury claims that may arise in the normal course of business. We are exposed to insurance risks related to the company’s reinsurance contracts with various insurance entities. The reinsurance recoverable amount can vary depending on the size of a loss. The exact amount of the reinsurance recoverable is not known until losses are settled. The company estimates the reinsurance recoverable amount we expect to receive and utilizes third party actuaries to estimate losses for claims that have occurred but have not been reported or not fully developed. Reinsurance recoverable balances are monitored regularly for possible reinsurance exposure and we record adequate provisions for doubtful reinsurance receivables. It is the company’s opinion that its accounts and reinsurance receivables have no impairment other than that for which provisions have been made.

Pension and Other Postretirement Benefits

The company sponsors a defined benefit pension plan and a supplemental executive retirement plan covering eligible employees of Tidewater Inc. and participating subsidiaries. The accounting for these plans is subject to guidance regarding employers’ accounting for pensions and employers’ accounting for postretirement benefits other than pensions. Net periodic pension costs and accumulated benefit obligations are determined using a number of assumptions, of which the discount rates used to measure future obligations, expenses and expected long-term return on plan assets are most critical. Less critical assumptions, such as, the rate of compensation increases, retirement ages, mortality rates, health care cost trends, and other assumptions, could also have a significant impact on the amounts reported. The company’s pension costs consists of service costs, interest costs, expected returns on plan assets, amortization of prior service costs or benefits and, in part, on a market-related valuation of assets. The company considers a number of factors in developing its pension assumptions, which are evaluated at least annually, including relevant discount rates, expected long-term returns on plan assets, plan asset allocations, expected changes in wages and retirement benefits, analyses of current market conditions and input from actuaries and other consultants.

The company also sponsors a post retirement plan that provides limited health care and life insurance benefits to qualified retired employees. Costs of the program are based on actuarially determined amounts and are accrued over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits. This plan is not funded.

New Accounting Pronouncements

For information regarding the effect of new accounting pronouncements, refer to Note (1) of Notes to Consolidated Financial Statements included in Item 8 of this Exhibit 99.1.

Effects of Inflation

Day-to-day operating costs are generally affected by inflation. Because the energy services industry requires specialized goods and services, general economic inflationary trends may not affect the company’s operating costs. The major impact on operating costs is the level of offshore exploration, field development and production spending by energy exploration and production companies. As spending increases, prices of goods and services used by the energy industry and the energy services industry will increase. Increases in vessel day rates may shield the company from the inflationary effects on operating costs.

Environmental Compliance

During the ordinary course of business, the company’s operations are subject to a wide variety of environmental laws and regulations that govern the discharge of oil and pollutants into navigable waters. Violations of these laws may result in civil and criminal penalties, fines, injunction and other sanctions. Compliance with the existing governmental regulations that have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment has not had, nor is expected to have, a material effect on the company. Environmental laws and regulations are subject to change however, and may impose increasingly strict requirements and, as such, the company cannot estimate the ultimate cost of complying with such potential changes to environmental laws and regulations.

The company is also involved in various legal proceedings that relate to asbestos and other environmental matters. The amount of ultimate liability, if any, with respect to these proceedings is not expected to have a material adverse effect on the company’s financial position, results of operations, or cash flows. The company is proactive in establishing policies and operating procedures for safeguarding the environment against any hazardous materials aboard its vessels and at shore-based locations. Whenever possible, hazardous materials are maintained or transferred in confined areas in an attempt to ensure containment if an accident was to occur.

In addition, the company has established operating policies that are intended to increase awareness of actions that may harm the environment.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by this Item is included below in this Exhibit 99.1.

TIDEWATER INC.

Report on Form 10-K

Items 8, 15(a), and 15(c)

Index to Financial Statements and Schedule

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934). The company’s internal control system was designed to provide reasonable assurance to the company’s management and Board of Directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The company’s management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2017. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). Based on our assessment we believe that, as of December 31, 2017, the company’s internal control over financial reporting is effective based on those criteria.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tidewater Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tidewater Inc. and subsidiaries (the “Company”) as of December 31, 2017 (Successor Company balance sheet) and March 31, 2017 (Predecessor Company balance sheet), the related consolidated statements of earnings (loss), comprehensive loss, equity, and cash flows, for the period from August 1, 2017 through December 31, 2017 (Successor Company operations), the period from April 1, 2017 through July 31, 2017, and for the year ended March 31, 2017 (Predecessor Company operations), and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the Successor Company financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from August 1, 2017 through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of March 31, 2017 and the results of its operations and its cash flows for the period from April 1, 2017 through July 31, 2017, and for the year ended March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Fresh-Start Reporting

As discussed in Note 2 to the financial statements, on July 17, 2017, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on July 31, 2017. Accordingly, the accompanying financial statements have been prepared in conformity with FASB Accounting Standard Codification 852, Reorganizations, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 3 to the financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 15, 2018 (August 29, 2018 as to the effects of the segment change discussed in Note 17)

We have served as the Company’s auditor since 2004.

TIDEWATER INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	Successor	Predecessor
	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$432,035	706,404
Restricted cash	21,300	—
Trade and other receivables, less allowance for doubtful accounts of $1,800 and $16,165 as of December 31, 2017 and March 31, 2017, respectively	114,184	123,262
Due from affiliate	230,315	262,652
Marine operating supplies	28,220	30,560
Other current assets	19,130	18,409

Total current assets	845,184	1,141,287

Investments in, at equity, and advances to unconsolidated companies	29,216	45,115
Net properties and equipment	837,520	2,864,762
Deferred drydocking and survey costs	3,208	—
Other assets	31,052	139,535

Total assets	$1,746,180	4,190,699

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$38,497	31,599
Accrued expenses	54,806	78,121
Due to affiliate	99,448	132,857
Accrued property and liability losses	2,585	3,583
Current portion of long-term debt	5,103	2,034,124
Other current liabilities	19,693	48,429

Total current liabilities	220,132	2,328,713

Long-term debt	443,057	—
Deferred income taxes	—	46,013
Accrued property and liability losses	2,471	10,209
Other liabilities and deferred credits	58,576	154,705

Commitments and Contingencies (Note (14))

Equity:
Predecessor Common stock of $0.10 par value, 125,000,000 shares authorized, 47,121,304 shares issued and outstanding at March 31, 2017	—	4,712
Predecessor Additional paid-in capital	—	165,221
Successor Common stock of $0.001 par value, 125,000,000 shares authorized, 22,115,916 shares issued and outstanding at December 31, 2017	22	—
Successor Additional paid-in capital	1,059,120	—
Retained (deficit) earnings	(39,266)	1,475,329
Accumulated other comprehensive loss	(147)	(10,344)

Total stockholders’ equity	1,019,729	1,634,918
Noncontrolling interests	2,215	16,141

Total equity	1,021,944	1,651,059

Total liabilities and equity	$1,746,180	4,190,699

See accompanying Notes to Consolidated Financial Statements.

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(In thousands, except share and per share data)

	Successor	Predecessor
	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Revenues:
Vessel revenues	$171,884	146,597	583,816
Other operating revenues	6,869	4,772	17,795

	178,753	151,369	601,611

Costs and expenses:
Vessel operating costs	120,502	116,438	359,171
Costs of other operating revenues	3,792	2,348	12,729
General and administrative	46,619	41,832	145,879
Vessel operating leases	1,215	6,165	33,766
Depreciation and amortization	20,337	47,447	167,291
Gain on asset dispositions, net	(6,616)	(3,561)	(24,099)
Asset impairments	16,777	184,748	484,727

	202,626	395,417	1,179,464

Operating loss	(23,873)	(244,048)	(577,853)
Other income (expenses):
Foreign exchange loss	(407)	(3,181)	(1,638)
Equity in net earnings of unconsolidated companies	2,130	4,786	5,710
Interest income and other, net	2,771	2,384	5,193
Reorganization items	(4,299)	(1,396,905)	—
Interest and other debt costs, net	(13,009)	(11,179)	(75,026)

	(12,814)	(1,404,095)	(65,761)

Loss before income taxes	(36,687)	(1,648,143)	(643,614)
Income tax (benefit) expense	2,039	(1,234)	6,397

Net loss	$(38,726)	(1,646,909)	(650,011)
Less: Net income attributable to noncontrolling interests	540	—	10,107

Net loss attributable to Tidewater Inc.	$(39,266)	(1,646,909)	(660,118)

Basic loss per common share	$(1.82)	(34.95)	(14.02)

Diluted loss per common share	$(1.82)	(34.95)	(14.02)

Weighted average common shares outstanding	21,539,143	47,121,330	47,071,066
Dilutive effect of stock options and restricted stock	—	—	—

Adjusted weighted average common shares	21,539,143	47,121,330	47,071,066

See accompanying Notes to Consolidated Financial Statements.

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Net loss	$(38,726)	(1,646,909)	(650,011)
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities, net of tax of $0, 0 and $61, respectively	256	163	113
Change in loss on derivative contract, net of tax of $0, $0 and $823, respectively	—	—	1,530
Change in supplemental executive retirement plan pension liability, net of tax of $0, $0 and ($927), respectively	(1,582)	(536)	(1,721)
Change in pension plan minimum liability, net of tax of $0, $0 and $215, respectively	(357)	(594)	399
Change in other benefit plan minimum liability, net of tax of $0, $0 and ($2,046), respectively	1,536	(1,468)	(3,799)

Total comprehensive loss	$(38,873)	(1,649,344)	(653,489)

See accompanying Notes to Consolidated Financial Statements.

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)	Common stock	Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive loss	Non controlling interest	Total
Balance at March 31, 2016 (Predecessor)	$4,707	166,604	2,135,075	(6,866)	6,034	2,305,554
Total comprehensive loss	—	—	(660,118)	(3,478)	10,107	(653,489)
Stock option activity	—	1,146	—	—	—	1,146
Amortization/cancellation of restricted stock units	5	(2,529)	372	—	—	(2,152)

Balance at March 31, 2017 (Predecessor)	$4,712	165,221	1,475,329	(10,344)	16,141	1,651,059
Total comprehensive loss	—	—	(1,646,909)	(2,435)	—	(1,649,344)
Stock option expense	—	390	—	—	—	390
Cancellation/forfeiture of restricted stock units	—	1,254	—	—	—	1,254
Amortization of restricted stock units	—	2	—	—	—	2
Cash paid to noncontrolling interests	—	—	—	—	(1,200)	(1,200)

Balance at July 31, 2017 (Predecessor)	$4,712	166,867	(171,580)	(12,779)	14,941	2,161

Cancellation of Predecessor equity	(4,712)	(166,867)	171,580	12,779	(13,266)	(486)

Balance at July 31, 2017 (Predecessor)	$—	—	—	—	1,675	1,675

Issuance of Successor common stock and warrants	$18	1,055,391	—	—	—	1,055,409
Balance at August 1, 2017 (Successor)	$18	1,055,391	—	—	1,675	1,057,084
Total comprehensive loss	—	—	(39,266)	(147)	540	(38,873)
Issuance of common stock	4	(2)	—	—	—	2
Amortization/cancellation of restricted stock units	—	3,731	—	—	—	3,731

Balance at December 31, 2017 (Successor)	$22	1,059,120	(39,266)	(147)	2,215	1,021,944

See accompanying Notes to Consolidated Financial Statements.

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Operating activities:
Net loss	$(38,726)	(1,646,909)	(650,011)
Adjustments to reconcile net loss to net cash provided by operating activities:
Reorganization items (non-cash)	—	1,368,882	—
Depreciation and amortization	20,131	47,447	167,291
Amortization of deferred drydocking and survey costs	206	—	—
Amortization of debt premiums and discounts	(715)	—	—
Provision for deferred income taxes	—	(5,543)	(2,200)
Gain on asset dispositions, net	(6,616)	(3,561)	(24,099)
Asset impairments	16,777	184,748	484,727
Changes in investments in, at equity, and advances to unconsolidated companies	(4,531)	(4,252)	(7,613)
Compensation expense – stock based	3,731	1,707	3,278
Excess tax (benefit) liability on stock options exercised	—	—	4,927
Changes in operating assets and liabilities, net:
Trade and other receivables	2,312	6,286	104,829
Changes in due to/from affiliate, net	(2,373)	1,301	20,829
Marine operating supplies	1,229	88	2,285
Other current assets	10,305	(1,840)	(12,523)
Accounts payable	(1,259)	8,157	(17,531)
Accrued expenses	(24,896)	17,245	(18,687)
Accrued property and liability losses	(176)	(822)	262
Other current liabilities	(4,026)	(2,337)	(26,658)
Other liabilities and deferred credits	(1,089)	2,884	(2,657)
Other, net	(5,830)	4,932	3,372

Net cash provided by (used in) operating activities	(35,546)	(21,587)	29,821

Cash flows from investing activities:
Proceeds from sales of assets	32,742	2,172	14,797
Additions to properties and equipment	(9,834)	(2,265)	(25,499)
Payments related to novated vessel construction contract	—	5,272	—
Refunds from cancelled vessel construction contracts	—	—	25,565

Net cash provided by investing activities	22,908	5,179	14,863

Cash flows from financing activities:
Principal payments on long-term debt	(1,176)	(5,124)	(10,069)
Cash payments to General Unsecured Creditors	(93,719)	(122,806)	—
Cash received for issuance of common stock	2	—	—
Other	—	(1,200)	(6,649)

Net cash used in financing activities	(94,893)	(129,130)	(16,718)

Net change in cash, cash equivalents and restricted cash	(107,531)	(145,538)	27,966
Cash, cash equivalents and restricted cash at beginning of period	560,866	706,404	678,438

Cash, cash equivalents and restricted cash at end of period	$453,335	560,866	706,404

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$8,223	1,577	70,687
Income taxes	$4,654	4,740	26,916
Supplemental disclosure of noncash investing activities:
Additions to properties and equipment	$—	—	5,047

See accompanying Notes to Consolidated Financial Statements.

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The company provides offshore service vessels and marine support services to the global offshore energy industry through the operation of a diversified fleet of offshore marine service vessels. The company’s revenues, net earnings and cash flows from operations are dependent upon the activity level of the vessel fleet. Like other energy service companies, the level of the company’s business activity is driven by the level of drilling and exploration activity by our customers. Our customers’ activity, in turn, is dependent on crude oil and natural gas prices, which fluctuate depending on respective levels of supply and demand for crude oil and natural gas.

Principles of Consolidation

The consolidated financial statements include the accounts of Tidewater Inc. and its subsidiaries. Intercompany balances and transactions are eliminated in consolidation.

Change to Fiscal Year End

On September 12, 2017, the Board of Directors approved changing the company’s fiscal year from a fiscal year ending on March 31 to a fiscal year ending on December 31, beginning with the period ending December 31, 2017. These financial statements cover the period from April 1, 2017 to December 31, 2017, which is the period between the close of the company’s immediately prior fiscal year and the opening date of the company’s newly selected fiscal year.

Fresh Start Accounting

Upon emergence from Chapter 11 bankruptcy, the company adopted fresh-start accounting in accordance with provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) No. 852, “Reorganizations” (ASC 852), which resulted in the company becoming a new entity for financial reporting purposes on July 31, 2017 (the “Effective Date”). Upon the adoption of fresh-start accounting, the company’s assets and liabilities were recorded at their fair values as of July 31, 2017. As a result of the adoption of fresh-start accounting, the company’s consolidated financial statements subsequent to July 31, 2017 are not comparable to its consolidated financial statements on and prior to July 31, 2017. Refer to Note (3), “Fresh-start Accounting,” for further details on the impact of fresh-start accounting on the company’s consolidated financial statements.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized company subsequent to July 31, 2017. References to “Predecessor” or “Predecessor Company” relate to the financial position and results of operations of the company through July 31, 2017.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The accompanying consolidated financial statements include estimates for allowance for doubtful accounts, useful lives of property and equipment, income tax provisions, impairments, commitments and contingencies and certain accrued liabilities. We evaluate our estimates and assumptions on an ongoing basis based on a combination of historical information and various other assumptions that are considered reasonable under the particular circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. These accounting policies involve judgment and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions or if different assumptions had been used and, as such, actual results may differ from these estimates.

Cash Equivalents

The company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

The company considers cash as restricted when there are contractual agreements that govern the use or withdrawal of the funds.

Marine Operating Supplies

Marine operating supplies, which consist primarily of operating parts and supplies for the company’s vessels as well as fuel, are stated at the lower of weighted-average cost or net realizable value.

Properties and Equipment

Depreciation and Amortization

Properties and equipment are stated at their fair market values upon emergence from Chapter 11 bankruptcy in accordance with fresh-start accounting. Upon emergence from Chapter 11 bankruptcy, the Successor Company, to better reflect the current offshore supply vessel market, updated the estimated useful lives for and the assumed salvage values for certain vessels. Depreciation is computed primarily on the straight-line basis beginning with the date construction is completed, with salvage values of 7.5% for marine equipment, using estimated useful lives of 10 - 20 years for marine equipment (from date of construction) and 3 - 10 years for other properties and equipment. Depreciation is provided for all vessels unless a vessel meets the criteria to be classified as held for sale. Estimated remaining useful lives are reviewed when there has been a change in circumstances that indicates the original estimated useful life may no longer be appropriate. Upon retirement or disposal of a fixed asset, the costs and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our consolidated statements of earnings.

Maintenance and Repairs

The majority of the company’s vessels require certification inspections twice in every five year period. Concurrent with emergence from Chapter 11 bankruptcy, the Successor Company adopted a new policy for the recognition of the costs of planned major maintenance activities incurred to ensure compliance with applicable regulations and maintain certifications for vessels with classification societies. These costs include drydocking and survey costs necessary to maintain certifications. These recertification costs are typically incurred while the vessel is in drydock and may be incurred concurrent with other vessel maintenance and improvement activities. Costs related to the recertification of vessels are deferred and amortized over 30 months on a straight-line basis. The company’s previous policy (Predecessor) was to expense vessel recertification costs in the period incurred.

Maintenance costs incurred at the time of the recertification drydocking that are not related to the recertification of the vessel are expensed as incurred.

Costs related to vessel improvements that either extend the vessel’s useful life or increase the vessel’s functionality are capitalized and depreciated. Vessel modifications that are performed for a specific customer contract are capitalized and amortized over the firm contract term. Major modifications to equipment that are being performed not only for a specific customer contract are capitalized and amortized over the remaining life of the equipment.

Net Properties and Equipment

The following are summaries of net properties and equipment:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Properties and equipment:
Vessels and related equipment	$850,268	$3,407,760
Other properties and equipment	5,710	69,670

	855,978	3,477,430
Less accumulated depreciation and amortization	18,458	612,668

Net properties and equipment	$837,520	$2,864,762

	Successor		Predecessor
	December 31, 2017		March 31, 2017
	Number Of Vessels (B)	Carrying Value	Number Of Vessels (B)	Carrying Value
		(In thousands)		(In thousands)
Owned vessels in active service	138	$632,978	143	$1,990,049
Stacked vessels	89	189,710	101	793,606
Marine equipment and other assets under construction		9,501		53,611
Other property and equipment (A)		5,331		27,496

Totals	227	$837,520	244	$2,864,762

(A)	Other property and equipment at March 31, 2017 includes eight remotely operated vehicles, all of which were sold in December 2017.
(B)	Vessel count excludes vessels operated under sale leaseback agreements.

The company considers a vessel to be stacked if the vessel crew is disembarked and limited maintenance is being performed on the vessel. The company reduces operating costs by stacking vessels when management does not foresee opportunities to profitably or strategically operate the vessels in the near future. Vessels are added to this list when market conditions warrant and they are removed from this list when they are returned to active service, sold or otherwise disposed. When economically practical marketing opportunities arise, the stacked vessels can be returned to service by performing any necessary maintenance on the vessel and returning fleet personnel to operate the vessel. Although not currently fulfilling charters, stacked vessels are considered to be in service and are included in the calculation of the company’s utilization statistics. Stacked vessels at December 31, 2017 and March 31, 2017 had an average age of 11.0 and 11.5 years, respectively.

All vessels are classified in the company’s consolidated balance sheets in Properties and Equipment. No vessels are classified as held for sale because no vessel meets the criteria.

Impairment of Long-Lived Assets

The company reviews the vessels in its active fleet for impairment whenever events occur or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In such evaluation, the estimated future undiscounted cash flows generated by an asset group are compared with the carrying amount of the asset group to determine if a write-down may be required. With respect to vessels that are expected to remain in active service, we group together for impairment testing purposes vessels with similar operating and marketing characteristics.

The company estimates cash flows based upon historical data adjusted for the company’s best estimate of expected future market performance, which, in turn, is based on industry trends. If an asset group fails the undiscounted cash flow test, the company estimates the fair value of each asset group and compares such estimated fair value, considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures, to the carrying value of each asset group in order to determine if impairment exists. If an asset group fails the undiscounted cash flow test, management derives the fair value of the asset group by estimating the fair value for each vessel in the group, considering items such as age, vessel class supply and demand, and recent sales of similar vessels among other factors and for vessels with more significant carrying values we may obtain third-party appraisals for use by management in determining a vessel’s fair value. If impairment exists, the carrying value of the asset group is reduced to its estimated fair value.

The primary estimates and assumptions used in reviewing active vessel groups for impairment and estimating undiscounted cash flows include utilization rates, average day rates, and average daily operating expenses. These estimates are made based on recent actual trends in utilization, day rates and operating costs and reflect management’s best estimate of expected market conditions during the period of future cash flows. These assumptions and estimates have changed considerably as market conditions have changed, and they are reasonably likely to continue to change as market conditions change in the future. Although the company believes its assumptions and estimates are reasonable, deviations from the assumptions and estimates could produce materially different results. Management estimates may vary considerably from actual outcomes due to future adverse market conditions or poor operating results that could result in the inability to recover the current carrying value of an asset group, thereby possibly requiring an impairment charge in the future. As the company’s fleet continues to age, management closely monitors the estimates and assumptions used in the impairment analysis in order to properly identify evolving trends and changes in market conditions that could impact the results of the impairment evaluation.

In addition to the periodic review of its active long-lived assets for impairment when circumstances warrant, the company also performs a review of its stacked vessels not expected to return to active service whenever changes in circumstances indicate that the carrying amount of a stacked vessel may not be recoverable. Management estimates the fair value of each vessel not expected to return to active service (considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures) by considering items such as the vessel’s age, length of time stacked, likelihood of a return to active service, actual recent sales of similar vessels, among others. For vessels with more significant carrying values, we obtain an estimate of the fair value of the stacked vessel from third-party appraisers or brokers for use in our determination of fair value estimates. The company records an impairment charge when the carrying value of a stacked vessel not expected to return to active service exceeds its estimated fair value. The estimates of fair value of stacked vessels are also subject to significant variability, are sensitive to changes in market conditions, and are reasonably likely to change in the future. Refer to Note (19) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for a discussion on asset impairments.

Accrued Property and Liability Losses

The company’s insurance subsidiary establishes case-based reserves for estimates of reported losses on direct business written, estimates received from ceding reinsurers, and reserves based on past experience of unreported losses. Such losses principally relate to the company’s vessel operations and are included as a component of vessel operating costs in the consolidated statements of earnings. The liability for such losses and the related reimbursement receivable from reinsurance companies are classified in the consolidated balance sheets into current and noncurrent amounts based upon estimates of when the liabilities will be settled and when the receivables will be collected.

The following table discloses the total amount of current and long-term liabilities related to accrued property and liability losses not subject to reinsurance recoverability, but considered payable:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Accrued property and liability losses	$5,056	13,792

Pension and Other Postretirement Benefits

The company follows the provisions of ASC 715, Compensation—Retirement Benefits, and uses a December 31 measurement date for determining net periodic benefit costs, benefit obligations and the fair value of plan assets. Net periodic pension costs and accumulated benefit obligations are determined using a number of assumptions including the discount rates used to measure future obligations and expenses, the rate of compensation increases, retirement ages, mortality rates, expected long-term return on plan assets, health care cost trends, and other assumptions, all of which have a significant impact on the amounts reported.

The company’s pension cost consists of service costs, interest costs, expected returns on plan assets, amortization of prior service costs or benefits and actuarial gains and losses. The company considers a number of factors in developing its pension assumptions, including an evaluation of relevant discount rates, expected long-term returns on plan assets, plan asset allocations, expected changes in wages and retirement benefits, analyses of current market conditions and input from actuaries and other consultants.

For the long-term rate of return, assumptions are developed regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, which consider the plan’s target asset allocation and long-term asset class return expectations. Assumptions for the discount rate use the equivalent single discount rate based on discounting expected plan benefit cash flows using the Mercer Bond Index Curve. For the projected compensation trend rate, short-term and long-term compensation expectations for participants, including salary increases and performance bonus payments are considered. For the health care cost trend rate for other postretirement benefits, assumptions are established for health care cost trends, applying an initial trend rate that reflects recent historical experience and broader national statistics with an ultimate trend rate that assumes that the portion of gross domestic product devoted to health care eventually becomes constant. Refer to Note (8) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for a complete discussion on compensation—retirement benefits.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred taxes are not provided on undistributed earnings of certain non-U.S. subsidiaries and business ventures because the company considers those earnings to be permanently invested abroad (provisionally as noted above). Refer to Note (6) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for a complete discussion on income taxes.

Revenue Recognition

The company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis; therefore, vessel revenues are recognized on a daily basis throughout the contract period. These vessel time charter contracts are generally either on a term basis (ranging from three months to three years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate, provided, however, that term contracts at times include escalation clauses to recover specific additional costs. A spot contract is a short-term agreement to provide offshore marine services to a customer for a specific short-term job. Spot contract terms generally range from one day to three months. Vessel revenues are recognized on a daily basis throughout the contract period. There are no material differences in the cost structure of the company’s contracts based on whether the contracts are spot or term for the operating costs are generally the same without regard to the length of a contract.

Operating Costs

Vessel operating costs are incurred on a daily basis and consist primarily of costs such as crew wages; repair and maintenance; insurance and loss reserves; fuel, lube oil and supplies; and other vessel expenses, which include but are not limited to costs such as brokers’ commissions, training costs, agent fees, port fees, canal transit fees, temporary importation fees, vessel certification fees, and satellite communication fees. Repair and maintenance costs include both routine costs and major repairs carried out during drydockings, which occur during the initial economic useful life of the vessel. Vessel operating costs are recognized as incurred on a daily basis.

Foreign Currency Translation

The U.S. dollar is the functional currency for all of the company’s existing international operations, as transactions in these operations are predominately denominated in U.S. dollars. Foreign currency exchange gains and losses from the revaluation of the company’s foreign currency denominated monetary assets and liabilities are included in the consolidated statements of earnings.

Earnings Per Share

The company follows ASC 260, Earnings Per Share and reports both basic earnings per share and diluted earnings per share. The calculation of basic earnings per share is computed based on the weighted average number of shares of common stock outstanding and shares issuable upon the exercise of Creditor Warrants held by U.S. citizens. Dilutive earnings per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Diluted earnings per share includes the dilutive effect of stock options and restricted stock grants (both time and performance based) awarded as part of the company’s share-based compensation and incentive plans. Per share amounts disclosed in these Notes to Consolidated Financial Statements, unless otherwise indicated, are on a diluted basis. Refer to Note (12) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for additional information.

Concentrations of Credit Risk

The company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade and other receivables from a variety of domestic, international and national energy companies, including reinsurance companies for recoverable insurance losses. The company manages its exposure to risk by performing ongoing credit evaluations of its customers’ financial condition and may at times require prepayments or other forms of collateral. The company maintains an allowance for doubtful accounts for potential losses based on expected collectability and does not believe it is generally exposed to concentrations of credit risk that are likely to have a material adverse impact on the company’s financial position, results of operations, or cash flows.

Stock-Based Compensation

The company follows ASC 718, Compensation—Stock Compensation, for the expensing of stock options and other share-based payments. This topic requires that stock-based compensation transactions be accounted for using a fair-value-based method. The company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards. Refer to Note (10) for a complete discussion on stock-based compensation.

Comprehensive Income

The company reports total comprehensive income and its components in the financial statements in accordance with ASC 220, Comprehensive Income. Total comprehensive income represents the net change in stockholders’ equity during a period from sources other than transactions with stockholders and, as such, includes net earnings. For the company, accumulated other comprehensive income is comprised of unrealized gains and losses on available-for-sale securities and derivative financial instruments, currency translation adjustment and any minimum pension liability for the company’s U.S. Defined Benefits Pension Plan and Supplemental Executive Retirement Plan. Refer to Note (11) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for a complete discussion on comprehensive income.

Derivative Instruments and Hedging Activities

The company periodically utilizes derivative financial instruments to hedge against foreign currency denominated assets and liabilities and currency commitments. These transactions generally include forward currency contracts or interest rate swaps that are entered into with major financial institutions. Derivative financial instruments are intended to reduce the company’s exposure to foreign currency exchange risk and interest rate risk.

The company records derivative financial instruments in its consolidated balance sheets at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. The company formally documents, at the inception of a hedge, the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

For derivative instruments designated as foreign currency or interest rate hedges (cash flow hedge), changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed quarterly based on the total change in the derivative’s fair value. Amounts representing hedge ineffectiveness are recorded in earnings. Any change in fair value of derivative financial instruments that are speculative in nature and do not qualify for hedge accounting treatment is also recognized immediately in earnings. Proceeds received upon termination of derivative financial instruments qualifying as fair value hedges are deferred and amortized into income over the remaining life of the hedged item using the effective interest rate method.

Fair Value Measurements

The company follows the provisions of ASC 820, Fair Value Measurements and Disclosures, for financial assets and liabilities that are measured and reported at fair value on a recurring basis. ASC 820 establishes a hierarchy for inputs used in measuring fair value. Fair value is calculated based on assumptions that market participants would use in pricing assets and liabilities and not on assumptions specific to the entity. The statement requires that each asset and liability carried at fair value be classified into one of the following categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

Subsequent Events

The company evaluates subsequent events through the time of our filing on the date we issue financial statements.

Accounting Pronouncements

From time to time new accounting pronouncements are issued by the FASB that are adopted by the company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the company’s consolidated financial statements upon adoption.

In March 2017, the FASB issued ASU 2017-7, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Costs and Net Periodic Postretirement Benefit Costs, This new guidance amends the requirements related to the income statement presentation of the components of net periodic benefit cost for an entity’s sponsored defined benefit pension and other postretirement plans. This new guidance was effective for the company in January 2018. The adoption of this guidance requires a retrospective approach and is not expected to have a material effect on the company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which is intended to reduce the diversity in practice related to the presentation of restricted cash in the statement of cash flows. This new guidance is effective for the company in January 2018. The company has early adopted this standard as of December 2017. The company has applied this guidance on a retrospective basis without material impact on its prior year consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which removes the prohibition in ASC 740 against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. This new guidance is effective for the company in January 2018. The adoption of this guidance requires a modified retrospective approach and is not expected to have a material effect on the company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends ASC 230 to add or clarify guidance on the classification of certain specific types of cash receipts in the statement of cash flows with the intent of reducing diversity in practice. This new guidance is effective for the company in January 2018. The adoption of this guidance requires a retrospective approach and is not expected to have a material effect on the company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of accounting for share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. Under this new guidance an entity recognizes all excess tax benefits and deficiencies as income tax expense or benefit in the income statement. The company adopted this new guidance in April 2017. The adoption of this guidance did not have a material effect on the company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended guidance for lease arrangements in order to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. The revised guidance requires reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements. Additionally, the company’s vessel contracts may contain a lease component and if so the company would then recognize a portion of its revenue related to that contract as lease revenue. Non-lease components will be recognized in accordance with ASU 2014-09. The new guidance is effective for the company in January 2019. The company expects to use the modified retrospective approach for adoption and is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities be classified as non-current on the balance sheet. No prior periods would be retrospectively adjusted. The company adopted this new guidance in April 2017. The adoption of this guidance did not have a material effect on the company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 supersedes prior revenue recognition guidance and provides a five step recognition framework that will require entities to recognize the amount of revenue to which it expects to be entitled for the transfer of goods and services. This new revenue standard will be effective for the company in January 2018 and will be adopted using the modified retrospective approach. The company has determined that in instances where mobilization revenue (fees paid by a customer for the relocation of a vessel prior to the start of a charter contract) is a component of vessel charter contracts, the company should defer that revenue as a liability and recognize it consistent with the pattern of revenue recognition (primarily on a straight-line basis) over the life of the vessel’s charter. The company has also evaluated the impact of adopting this standard on January 1, 2018, and determined that there would be an immaterial adjustment to the beginning accumulated deficit for deferred mobilization and demobilization revenue. The necessary changes to the company’s business processes, systems and controls to support recognition and disclosure of this ASU upon adoption on January 1, 2018 have been implemented. Based on the criteria of ASU 2016-02, the company’s vessel charter contracts may contain a lease component and if so, revenue recognition of that portion of the contract would be accounted for as lease revenue while any service components of the contract would be accounted for under ASU 2014-09.

(2) CHAPTER 11 PROCEEDINGS AND EMERGENCE

On July 31, 2017, the company and certain of its subsidiaries that had been named as additional debtors in the Chapter 11 proceedings emerged from bankruptcy after successfully completing its reorganization pursuant to the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater and its Affiliated Debtors (the “Plan”). The Plan was confirmed on July 17, 2017 by the Bankruptcy Court.

During the bankruptcy proceedings from the Petition Date to the Effective Date, the Debtors operated as “debtors-in-possession” in accordance with applicable provisions of the Bankruptcy Code. The company operated in the ordinary course of business pursuant to motions filed by the Debtors and granted by the Bankruptcy Court.

Upon emergence of the company from bankruptcy:

•

The lenders under the company’s Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013 (the “Credit Agreement”), the holders of senior notes, and the lessors from whom the company leased 16 vessels (the “Sale Leaseback Parties”) (collectively, the “General Unsecured Creditors” and the claims thereof, the “General Unsecured Claims”) received their pro rata share of (a) $225 million of cash, (b) subject to the limitations discussed below, common stock and, if applicable, warrants (the “New Creditor Warrants”) to purchase common stock, representing 95% of the common equity in the reorganized company (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan as described below); and (c) new 8% fixed rate secured notes due in 2022 in the aggregate principal amount of $350 million (the “New Secured Notes”).

•	The company’s existing shares of common stock were cancelled. Existing common stockholders of the company received their pro rata share of common stock representing 5% of the common equity in the reorganized company (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan) and six year warrants to purchase additional shares of common stock of the reorganized company. These warrants were issued in two tranches, with the first tranche (the “Series A Warrants”) being exercisable immediately, at an exercise price of $57.06 per share, and the second tranche (the “Series B Warrants”) being exercisable immediately, at an exercise price of $62.28 per share. The Series A Warrants are exercisable for 2.4 million shares of common stock while the Series B Warrants are exercisable for 2.6 million shares of common stock. The Series A Warrants and the Series B Warrants do not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the company’s business and are subject to the restrictions in the company’s new certificate of incorporation that prohibits the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. If, during the six-month period immediately preceding the Series A and Series B Warrants’ termination date, a non-U.S. Citizen is precluded from exercising the warrant because of the foreign ownership limitations, then the holder thereof may exercise and receive, in lieu of shares of common stock, warrants identical in all material respects to the New Creditor Warrants, with one such warrant being issued for each share of common stock into which Series A or Series B Warrants were otherwise convertible.

•

To assure the continuing ability of certain vessels owned by the company’s subsidiaries to engage in U.S. coastwise trade, the number of shares of the company’s common stock that was otherwise issuable to the allowed General Unsecured Creditors was adjusted to assure that the foreign ownership limitations of the United States Jones Act are not exceeded. The Jones Act requires any corporation that engages in coastwise trade be a U.S. citizen within the meaning of that law, which requires, among other things, that the aggregate ownership of common stock by non-U.S. citizens within the meaning of the Jones Act be not more than 25% of its outstanding common stock. The Plan required that, at the time the company emerged from bankruptcy, not more than 22% of the common stock will be held by non-U.S. citizens. To that end, the Plan provided for the issuance of a combination of common stock of the reorganized company and the New Creditor Warrants to purchase common stock of the reorganized company on a pro rata basis to any non-U.S. citizen among the allowed General Unsecured Creditors whose ownership of common stock, when combined with the shares to be issued to existing Tidewater stockholders that are non-U.S. citizens, would otherwise cause the 22% threshold to be exceeded. The New Creditor Warrants do not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the company’s business. Generally, the New Creditor Warrants are exercisable immediately at a nominal exercise price, subject to restrictions contained in the Warrant Agreement between the company and the warrant agent regarding the New Creditor Warrants designed to assure the company’s continuing eligibility to engage in coastwise trade under the Jones Act that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. The company has established, under its charter and through Depository Trust Corporation (DTC), appropriate measures to assure compliance with these ownership limitations.

•	The undisputed claims of other unsecured creditors such as customers, employees, and vendors, were paid in full in the ordinary course of business (except as otherwise agreed among the parties).

As of July 31, 2017, the date of the company’s emergence from Chapter 11 bankruptcy (the “Effective Date”), the company and the Sale Leaseback Parties had not reached agreement with respect to the amount of the Sale Leaseback Claims, and a portion of the emergence consideration (including cash, New Creditor Warrants and New Secured Notes, and based on up to $260.2 million of possible additional Sale Leaseback Claims) was set aside to allow for the settlement and payout of the Sale Leaseback Parties’ claims as they were settled. The company successfully reached agreement with the Sale Leaseback Parties between August and November 2017. Pursuant to such settlements, approximately $233.6 million of additional Sale Leaseback Claims were allowed and emergence consideration was paid to the Sale Leaseback Parties as each claim was settled. The remaining emergence consideration withheld was distributed pro-rata to holders of allowed General Unsecured Claims, including the remaining Sale Leaseback Parties, in December 2017 and January 2018.

(3) FRESH-START ACCOUNTING

Upon the company’s emergence from Chapter 11 bankruptcy, the company qualified for and adopted fresh-start accounting in accordance with the provisions set forth in ASC 852 as (i) holders of existing shares of the Predecessor immediately before the Effective Date received less than 50 percent of the voting shares of the Successor entity and (ii) the reorganization value of the Successor was less than its post-petition liabilities and estimated allowed claims immediately before the Effective Date.

Refer to Note (2), “Chapter 11 Proceedings and Emergence,” for the terms of the Plan. Fresh-start accounting requires the company to present its assets, liabilities, and equity as if it were a new entity upon emergence from bankruptcy. The new entity is referred to as “Successor”. The implementation of the Plan and the application of fresh-start accounting materially changed the carrying amounts and classifications reported in the company’s consolidated financial statements and resulted in the company becoming a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the financial statements after July 31, 2017 are not comparable with the financial statements prior to July 31, 2017. Therefore, “black-line” financial statements are presented to distinguish between the Predecessor and Successor companies.

As part of fresh-start accounting, the company was required to determine the Reorganization Value of the Successor upon emergence from the Chapter 11 proceedings. Reorganization Value approximates the fair value of the entity, before considering liabilities, and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The fair values of the Successor’s assets were determined with the assistance of a third party valuation expert. The Reorganization Value was allocated to the company’s individual assets and liabilities based on their estimated fair values.

Enterprise value, which is the basis for deriving Reorganization Value, represents the estimated fair value of an entity’s capital structure which generally consists of long term debt and shareholders’ equity. The Successor’s enterprise value was $1.050 billion, which is the mid-point of the range included in the disclosure statement of the Plan of $850 million to $1.250 billion. This enterprise value was the basis for deriving equity value of $1.055 billion, which is within the range of $743 million to $1.143 billion also included in the disclosure statement of the Plan. Fair values are inherently subject to significant uncertainties and contingencies beyond the company’s control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of the company’s common stock subsequent to its emergence from bankruptcy may differ materially from the equity valuation derived for accounting purposes.

For purposes of estimating the fair value of the company’s vessels the company used a combination of the discounted cash flow method (income approach) using a weighted average cost of capital of 12%, the guideline public company method (market approach) and vessel specific liquidation value analyses. In estimating the fair value of the other property and equipment, the company used a combination of asset, income, and market-based approaches.

See further discussion below in the “Fresh-start accounting adjustments” for the specific assumptions used in the valuation of the company’s various other assets and liabilities.

Although the company believes the assumptions and estimates used to develop Enterprise Value and Reorganization Value are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and resulting conclusions. The assumptions used in estimating these values are inherently uncertain and require judgment.

The following table reconciles the company’s Enterprise Value to the estimated fair value of the Successor’s common stock as of July 31, 2017:

(In thousands)	July 31, 2017
Enterprise Value	$1,050,000
Add: Cash and cash equivalents	560,866
Less: Amounts due to General Unsecured Creditors	(102,193)
Less: Fair value of debt	(451,589)
Less: Fair value of New Creditor, Series A and B warrants	(299,045)
Less: Fair value of noncontrolling interests	(1,675)

Fair Value of Successor common stock	$756,364

The following table reconciles the company’s Enterprise Value to its Reorganization Value as of July 31, 2017:

July 31, 2017
Enterprise Value	$1,050,000
Add: Cash and cash equivalents	560,866
Less: Amounts payable to General Unsecured Creditors	(102,193)
Add: Other working capital liabilities	425,962

Reorganization value of Successor assets	$1,934,635

Consolidated Balance Sheet

The following presents the effects on the company’s consolidated balance sheet due to the reorganization and fresh-start accounting adjustments. The explanatory notes following the table below provide further details on the adjustments, including the company’s assumptions and methods used to determine fair value for its assets and liabilities.

	As of July 31, 2017
(In thousands)	Predecessor Company	Reorganization Adjustments		Fresh-Start Adjustments		Successor Company
ASSETS
Current Assets
Cash and cash equivalents	$683,673	(122,807	)(1)	—		560,866
Trade and other receivables, net	116,976	—		(480	)(10)	116,496
Due from affiliate	252,393	—		—		252,393
Marine operating supplies	30,495	—		1,594	(11)	32,089
Other current assets	33,243	(12,438	)(2)	(278	)(12)	20,527

Total current assets	1,116,780	(135,245)		836		982,371

Investments in, at equity, and advances to unconsolidated companies	49,367	—		(24,683	)(13)	24,684
Net properties and equipment	2,625,848	—		(1,744,672	)(14)	881,176
Other assets	92,674	—		(46,270	)(15)	46,404

Total assets	$3,884,669	(135,245)		(1,814,789)		1,934,635

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$39,757	—		—		39,757
Accrued expenses	71,824	—		(160	)(16)	71,664
Due to affiliate	123,899	—		—		123,899
Accrued property and liability losses	2,761	—		—		2,761
Current portion of long-term debt	10,409	(5,204	)(3)	—		5,205
Other current liabilities	20,483	102,193	(4)	(963	)(17)	121,713

Total current liabilities	269,133	96,989		(1,123)		364,999

Long-term debt	80,233	355,204	(5)	10,946	(18)	446,383
Deferred income taxes	—	—		—		—
Accrued property and liability losses	2,789	—		—		2,789
Other liabilities and deferred credits	67,487	—		(4,107	)(17)	63,380
Liabilities subject to compromise	2,326,122	(2,326,122	)(6)	—		—

Total liabilities	2,745,764	(1,873,929)		5,716		877,551

Commitments and Contingencies
Equity:						—
Common stock (Predecessor)	4,712	(4,712	)(7)	—		—
Additional paid-in capital (Predecessor)	166,867	(166,867	)(7)	—		—
Common stock (Successor)	—	18	(8)	—		18
Additional paid-in capital (Successor)	—	1,055,391	(8)	—		1,055,391
Retained earnings	965,164	854,854	(9)	(1,820,018	)(19)	—
Accumulated other comprehensive loss	(12,779)	—		12,779	(20)	—

Total stockholders’ equity	1,123,964	1,738,684		(1,807,239)		1,055,409
Noncontrolling interests	14,941	—		(13,266	)(21)	1,675

Total equity	1,138,905	1,738,684		(1,820,505)		1,057,084
Total liabilities and equity	$3,884,669	(135,245)		(1,814,789)		1,934,635

Reorganization Adjustments

(1)

The table below reconciles cash payments and amounts payable as of July 31, 2017 to the terms of the Plan described in Note (2) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1.

(In thousands)
Payment made to holders of General Unsecured Claims upon emergence	$122,807
Amounts payable to holders of General Unsecured Claims at July 31, 2017	102,193

Total payments pursuant to the Plan	$225,000

Based on the terms contemplated in the Plan, the company would have had $458.7 million of cash upon emergence subsequent to the full payment of the $225 million.

(2)	Represents the recognition of expenses paid prior to the Effective Date of $12.4 million for Plan support and other reorganization-related professional fees.
(3)	Reflects the reclassification from current to long-term of $5.2 million of Troms Offshore debt, consistent with the terms of the amended Troms Offshore credit agreement.
(4)	Reflects the establishment of a liability related to the unpaid pro rata cash distribution to the General Unsecured Claims.
(5)

Reflects the issuance of the $350 million New Secured Notes to the General Unsecured Creditors as provided for in the Plan and the reclassification from current to long-term of $5.2 million of Troms Offshore debt (see (3) above).

(6)	Gain on settlement of liabilities subject to compromise is as follows:

(In thousands)
Revolving Credit Facility	$(600,000)
Term Loan Facility	(300,000)
September 2013 senior unsecured notes	(500,000)
August 2011 senior unsecured notes	(165,000)
September 2010 senior unsecured notes	(382,500)
Accrued interest payable	(23,736)
Make-whole provision—Senior notes	(94,726)
Lessor claims—sale leaseback agreements	(260,160)

Total liabilities subject to compromise	$(2,326,122)
Fair value of equity and warrants issued to General Unsecured Creditors	983,482
Issuance of 8% New Secured Notes	350,000
Cash payment to General Unsecured Creditors	122,807
Amounts payable to General Unsecured Creditors	102,193

Gain on settlement of Liabilities subject to compromise	$(767,640)

(7)	Reflects the cancellation of Predecessor’s equity to retained earnings.
(8)

Represents the issuance of Successor equity. The Successor issued approximately 18.5 million shares of New Common Stock including approximately 17.0 million shares of New Common Stock to General Unsecured Creditors and 1.5 million to holders of Predecessor stock. Approximately 7.7 million New Creditor Warrants were issued upon emergence to the General Unsecured Creditors and approximately 3.9 million New Creditor Warrants were reserved for with respect to the unresolved sale leaseback claims.

Additionally, 2.4 million Series A Warrants and 2.6 million Series B Warrants were issued to the holders of Predecessor stock with exercise prices of $57.06 and $62.28, respectively. Based on a Black-Scholes-Merton valuation and an estimated fair value of the underlying New Common Stock of $25 per share, the value of each New Creditor Warrant was estimated at $25, the value of each Series A Warrant was estimated at $2.27 and the value of each Series B Warrant was estimated at $1.88.

The table below reflects the components of Additional paid-in capital (Successor) upon emergence:

(In thousands)
Additional paid-in capital attributable to common shares	$756,346
Series A Warrants (2,432,432 Warrants at $1.88 per warrant)	5,510
Series B Warrants (2,629,657 Warrants at $2.27 per warrant)	4,945
Issued Creditor Warrants (7,684,453 Warrants at $25 per warrant)	192,108
Reserved Creditor Warrants (3,859,361 Warrants at $25 per warrant)	96,482

Fair Value of Successor additional paid-in capital	$1,055,391

(9)	Reflects the cumulative effect of the reorganization adjustments discussed above.

Fresh-start Accounting Adjustments

(10)	Represents fair value adjustments on outstanding warranty claims.
(11)	Reflects the adjustment to record fuel inventory held as marine and operating supplies at fair value.
(12)	Reflects adjustments to deferred tax items as a result of the change in vessel values from the application of fresh-start accounting.
(13)	Reflects the adjustment to decrease the carrying value of the company’s equity method investments to their estimated fair values which were determined using a discounted cash flow analysis.
(14)

In estimating the fair value of the vessels and related equipment, the company used a combination of discounted cash flow method (income approach), the guideline public company method (market approach) and vessel specific liquidation value analyses. A discount rate of 12% was used for the discounted cash flow method. In estimating the fair value of the other property and equipment, the company used a combination of asset, income, and market-based approaches.

(15)

Reflects fair value adjustments of (i) $41.7 million to reduce the carrying value of a vessel under construction that is currently the subject of an arbitration proceeding in the United States and (ii) $3.8 million to reduce the carrying value of a receivable related to a vessel under construction in Brazil, which is also the subject of pending arbitration (the carrying value of receivable after such fair value adjustment is approximately $1.8 million). Also reflects adjustments to deferred tax items of $0.8 million as a result of the change in vessel values from the application of fresh-start accounting.

(16)	Reflects the write-off of deferred rent liabilities and an increase in a market-value based fuel related liabilities in Brazil.
(17)

Reflects the write-off of $1.3 million of accrued losses in excess of investment related to an unconsolidated subsidiary, an unrecognized deferred gain on the sale of a vessel to an unconsolidated subsidiary of $3.8 million, $0.4 million of which was reflected as current and adjustments to deferred tax items as a result of the change in vessel values from the application of fresh-start accounting of which $0.9 million is current and $1.3 million is long-term. Offsetting these items is the recognition of an intangible liability of approximately $2.1 million, $0.4 million of which is recorded as current, to adjust the company’s office lease contracts to fair value as of July 31, 2017. The intangible liability will be amortized over the remaining life of the contracts through 2023.

(18)

Reflects a $15.4 million premium recorded in relation to the $350 million New Secured Notes, an aggregate $5.4 million discount recorded in relation to the modified Troms Offshore borrowings, and the write-off of historical unamortized debt issuance costs related to the Troms Offshore borrowings of $0.9 million.

(19)	Reflects the cumulative effects of the fresh-start accounting adjustments.
(20)	Represents the elimination of Predecessor accumulated other comprehensive loss.
(21)	Reflects a $13.3 million adjustment to decrease the carrying value of the noncontrolling interests to the estimated fair value.

(4) REORGANIZATION ITEMS

ASC 852 requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. The company uses “Reorganization items” on its consolidated statements of earnings (loss) to reflect the revenues, expenses, gains and losses that are the direct result of the reorganization of the business. The following tables summarize the components included in “Reorganization items”:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017
Gain on settlement of liabilities subject to compromise	$—	(767,640)
Fresh start adjustments	—	1,820,018
Debt, sale leaseback and other reorganization items	1,631	316,504
Reorganization-related professional fees	2,668	28,023

Loss on reorganization items	$4,299	1,396,905

(5) INVESTMENT IN UNCONSOLIDATED COMPANIES

Investments in unconsolidated affiliates, generally 50% or less owned partnerships and corporations, are accounted for by the equity method. Under the equity method, the assets and liabilities of the unconsolidated joint venture companies are not consolidated in the company’s consolidated balance sheet.

Investments in, at equity, and advances to unconsolidated joint venture companies were as follows:

		Successor	Predecessor
(In thousands)	Percentage Ownership	December 31, 2017	March 31, 2017
Sonatide Marine, Ltd. (Angola)	49%	$26,935	45,115
DTDW Holdings, Ltd. (Nigeria)	40%	2,281	—

Investments in, at equity, and advances to unconsolidated companies		$29,216	45,115

As a result of fresh-start accounting the company’s investment in Sonatide Marine, Ltd. and DTDW Holdings, Ltd. were assigned a fair value based on the discounted cash flows of their respective operations. This resulted in a difference between the carrying value of the company’s investment balance and the company’s share of the net assets of the joint ventures of $27.7 million and $4.2 million for Sonatide Marine, Ltd. and DTDW Holdings, Ltd, respectively, which will be accreted to the investments in, at equity, and advances to unconsolidated companies over ten years.

(6) INCOME TAXES

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Earnings before income taxes derived from United States and non-U.S. operations are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Non-U.S.	$(5,137)	(1,603,788)	(498,931)
United States	(31,550)	(44,355)	(144,683)

	$(36,687)	(1,648,143)	(643,614)

Income tax expense (benefit) consists of the following:

	U.S.
(In thousands)	Federal	State	International	Total
Year Ended March 31, 2017 (Predecessor)
Current	$(842)	17	9,422	8,597
Deferred	(2,200)	—	—	(2,200)

	$(3,042)	17	9,422	6,397

Period from April 1, 2017 through July 31, 2017 (Predecessor)
Current	$(822)	3	5,128	4,309
Deferred	(5,543)	—	—	(5,543)

	$(6,365)	3	5,128	(1,234)

Period from August 1, 2017 through December 31, 2017 (Successor)
Current	$11	—	2,028	2,039
Deferred	—	—	—	—

	$11	—	2,028	2,039

The actual income tax expense above differs from the amounts computed by applying the U.S. federal statutory tax rate of 35% to pre-tax earnings as a result of the following:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Computed “expected” tax expense	$(12,840)	(576,850)	(225,265)
Increase (reduction) resulting from:
Foreign income taxed at different rates	1,767	448,805	232,904
Uncertain tax positions	(3,219)	4,674	3,007
Chapter 11 reorganization	—	50,428	—
Nondeductible transaction costs	—	2,628
Transition tax	15,120	—	5,587
Valuation allowance—deferred tax assets	(28,387)	69,278	(2,377)
Amortization of deferrals associated with intercompany sales to foreign tax jurisdictions	11	(822)	(3,860)
Foreign taxes	845	(1,342)	(928)
State taxes	—	3	11
Other, net	1,481	1,964	—
Remeasurement of deferred taxes	27,261	—	(2,682)

	$2,039	(1,234)	6,397

ASU 2016-06 removes the prohibition in ASC 740 against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. This accounting standard became effective for periods beginning on or after January 1, 2018. Income taxes resulting from intercompany vessel sales, as well as the tax effect of any reversing temporary differences resulting from the sales, were deferred and amortized on a straight-line basis over the remaining useful lives of the vessels as of March 31, 2017. Due to the company’s Chapter 11 reorganization, the remaining unamortized balances associated with previous vessel transfers were reduced to zero as of December 31, 2017. In addition, any remaining U.S. vessels were pledged as collateral in accordance with the company’s revised debt agreements. Therefore, the company does not intend to execute intercompany vessel transfers in the near future and does not anticipate that the adoption of ASU 2016-06 will have a material impact on the financial statements.

The effective tax rate applicable to pre-tax earnings is as follows:

	Successor	Predecessor
	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Effective tax rate applicable to pre-tax earnings	(5.50%)	0.10%	(0.99%)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Deferred tax assets:
Accrued employee benefit plan costs	$5,838	18,241
Stock based compensation	230	2,940
Net operating loss and tax credit carryforwards	3,941	14,693
Restructuring fees not currently deductible for tax purposes	3,982	—
Depreciation and amortization	29,160	—
Other	3,070	5,587

Gross deferred tax assets	46,221	41,461
Less valuation allowance	(43,218)	(2,327)

Net deferred tax assets	3,003	39,134

Deferred tax liabilities:
Basis difference in partnership	(716)	(17,322)
Depreciation and amortization	—	(27,355)
Section 1245 recapture	(2,131)
Other	(156)	—

Gross deferred tax liabilities	(3,003)	(44,677)

Net deferred tax assets (liabilities)	$—	(5,543)

In July 2017 the company reorganized under Chapter 11 of the U.S. bankruptcy code, in a transaction treated as a tax free reorganization under IRC Sec. 368(a)(1)(G). Approximately $853 million of cancellation of indebtedness (COD) income was realized for tax purposes. Under exceptions applying to COD income resulting from a bankruptcy reorganization, the company was not required to recognize this COD income currently as taxable income. Instead, the company’s tax attribute carryforwards, including net operating losses, tax basis of vessels and other depreciable assets, and the stock of foreign corporate subsidiaries was reduced under the operative tax statute and applicable regulations, affecting the balance of deferred taxes where appropriate. The total amount of reduction of tax attributes under these rules was approximately $806 million, of which $518 million impacted net operating losses and depreciable assets. Approximately $288 million of attribute reduction reduced the tax basis of stock of foreign subsidiaries, which did not give rise to deferred taxes (as more fully discussed below). The remaining $47 million of excess COD income is attributed under the applicable tax regulations to domestic subsidiaries with insufficient tax attributes to absorb the required reduction; this can result in the recognition of future tax gain. Approximately $37 million of this was attributable to a subsidiary with no current built in gain, and therefore no deferred taxes were recognized on this portion of the excess COD income. Deferred taxes were recognized on the remaining $10 million of excess COD income. The actual reduction in tax attributes does not occur until the first day of the company’s tax year subsequent to the date of emergence, or January 1, 2018.

As of December 31, 2017 and March 31, 2017 the company had federal net operating loss (“NOL”) carryforwards of $215.6 million and $47.6 million, respectively. The NOL as of December 31, 2017 will be reduced by approximately $201.1 million as of January 1, 2018 in association with the company’s Chapter 11 reorganization as discussed above. The company also had foreign tax credits in the amount of $2.3 million and $2.3 million as of December 31, 2017 and March 31, 2017, respectively. The company expects its foreign tax credits will expire from 2026 to 2027.

IRC Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. The company’s emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. The limitation under the IRC is based on the value of the company as of the emergence date. The ownership changes and resulting annual limitation will result in no expiration of net operating losses and other tax attributes generated prior to the emergence date.

Management assesses the available positive and negative evidence to estimate whether sufficient future U.S. taxable income will be generated to permit the use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss for financial reporting purposes of domestic corporations that was incurred over the three-year period ended December 31, 2017. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth and tax planning strategies.

On the basis of this evaluation, a valuation allowance of $2.3 million as of March 31, 2017 was recorded against the company’s deferred tax asset associated with foreign tax credits as they are more likely than not to be unrealized. For the nine month period ended December 31, 2017, a valuation allowance of $43.2 was recorded against the company’s net deferred tax asset. The increase in the valuation allowance was attributable to the net operating losses generated in the current period combined with the impact of the company’s Chapter 11 reorganization which resulted in the company’s net deferred tax asset position as of December 31, 2017. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future U.S. taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as the company’s projections for growth and/or tax planning strategies.

The company has not recognized a U.S. deferred tax liability associated with temporary differences related to investments in foreign subsidiaries. The differences relate primarily to stock basis differences attributable to factors other than earnings, given that any untaxed cumulative earnings were subject to taxation in the U.S. in 2017 in accordance with the Tax Cuts and Jobs Act, and that post-2017 earnings of these subsidiaries will either be taxed currently for U.S. purposes or will be permanently exempt from U.S. taxation. For the nine month period ended December 31, 2017, there is an unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries estimated to be approximately $4 million. While an assessment of the impact of the 2017 Tax Cuts and Jobs Act is still in progress, provisionally the company maintains that its investment in foreign subsidiaries and associated reinvestment of their cumulative earnings is permanent in duration.

The company has the following foreign tax credit carry-forwards that expire in 2022:

Successor
(In thousands)	December 31, 2017
Foreign tax credit carry-forwards	$2,327

The company’s balance sheet reflects the following in accordance with ASC 740, Income Taxes:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Tax liabilities for uncertain tax positions	$18,279	11,751
Income tax payable	4,050	13,936

Included in the liability balances for uncertain tax positions above are $9.8 million of penalties and interest. The tax liabilities for uncertain tax positions are primarily attributable to a permanent establishment issue related to a foreign joint venture. Penalties and interest related to income tax liabilities are included in income tax expense. Income tax payable is included in other current liabilities.

Unrecognized tax benefits, which are not included in the liability for uncertain tax positions above as they have not been recognized in previous tax filings, and which would lower the effective tax rate if realized are as follows:

Successor
(In thousands)	December 31, 2017
Unrecognized tax benefit related to state tax issues	$12,425
Interest receivable on unrecognized tax benefit related to state tax issues	54

A reconciliation of the beginning and ending amount of all unrecognized tax benefits, including the unrecognized tax benefit related to state tax issues and the liability for uncertain tax positions (but excluding related penalties and interest) are as follows:

(In thousands)
Balance at April 1, 2016 (Predecessor)	$17,648
Additions based on tax positions related to the current year	4,853
Settlement and lapse of statute of limitations	(1,108)

Balance at March 31, 2017 (Predecessor)	$21,393

Balance at April 1, 2017 (Predecessor)	$21,393
Additions based on tax positions related to the current year	2,050
Settlement and lapse of statute of limitations	—

Balance at July 31, 2017 (Predecessor)	$23,443

Balance at August 1, 2017 (Successor)	$23,443
Additions based on tax positions related to the current year	170
Additions based on tax positions related to a prior year	2,578
Settlement and lapse of statute of limitations	(1,045)
Reductions based on tax positions related to a prior year	(2,864)

Balance at December 31, 2017 (Successor)	$22,282

With limited exceptions, the company is no longer subject to tax audits by United States (U.S.) federal, state, local or foreign taxing authorities for fiscal years prior to March 2014. The company has ongoing examinations by various state and foreign tax authorities and does not believe that the results of these examinations will have a material adverse effect on the company’s financial position or results of operations.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted. The Tax Act significantly revises the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing the territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. As of December 31, 2017, the company has not completed its accounting for the tax effects of enactment of the Tax Legislation.

The Securities and Exchange Commission issued Staff Accounting Bulletin No. 118, or SAB 118, to address the accounting and reporting of the Tax Act. SAB 118 allows companies to take a reasonable period, which should not extend beyond one year from enactment of the Tax Act, to measure and recognize the effects of the new tax law. In accordance with SAB 118, the company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that the company’s accounting for certain income tax effects of the Tax Act is incomplete but is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If the company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act. For various reasons discussed further below, the company has not yet completed the accounting for the income tax effects of certain elements of the Tax Act. If the company is able to make reasonable estimates of the effects of elements for which the analysis is not yet complete, provisional adjustments were recorded. If the company is not able to make reasonable estimates of the impact of certain elements, no adjustments related to those elements were recorded and the company has continued accounting for them in accordance with ASC 740 on the basis of the tax laws in effect before the Tax Act

The company’s accounting for the following elements of the Tax Act is incomplete. However, the company was able to make reasonable estimates of certain effects and, therefore, recorded provisional adjustments as follows:

Reduction of US federal corporate tax rate: The Tax Act reduces the corporate tax rate to 21 percent effective January 1, 2018. Therefore, the company has made a reasonable estimate of the effects on existing deferred tax balances and recognized a provisional reduction of approximately $27.3 million in the company’s net deferred tax assets before consideration of the valuation allowance. The company recorded the adjustment during the fourth quarter of 2017; however, because of an offsetting change in our valuation allowance, there was no net impact to net income during 2017 as a result of this provision. While we were able to make a reasonable estimate of the impact of the reduction in corporate rate, it may be affected by other analyses related to the Tax Act, including, but not limited to, our calculation of the one-time transition tax.

One Time Transition Tax: The deemed repatriation transition tax is a tax on previously untaxed accumulated and current earnings and profits (E&P) of certain of our foreign subsidiaries. To determine the amount of the transition tax, we must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries. We were able to make a reasonable estimate of the one-time transition tax and recognized a provisional deemed dividend inclusion of $43.2 million in the US current taxable income calculation. This dividend reduced the company’s net operating loss generated in the current period by an equal and offsetting amount. As the company’s net operating losses generated in the current year were significantly larger in size than the deemed dividend, the impact was a reduction to the company’s net deferred tax assets which was completely offset with a change to the valuation allowance. Therefore, this provision did not have an impact on the company’s net income during 2017. The company is still analyzing certain aspects of the Tax Act and refining its calculations, including performing a detailed historical study on the E&P amounts used in calculating the impact of the one-time transition tax. The results of this study could potentially give rise to a new deemed dividend amount associated with the one-time transition tax which would also impact the Company’s net deferred tax asset balances and the related remeasurement of those balances. The company will complete this analysis within the measurement period in accordance with SAB 118.

The company continues to evaluate the impacts of the newly enacted global intangible low-taxed income (“GILTI”) provisions which subject the company’s foreign earnings to a minimum level of tax. Because of the complexities of the new legislation, the company has not elected an accounting policy for GILTI at this time. Recent FASB guidance indicates that accounting for GILTI either as part of deferred taxes or as a period cost are both acceptable methods. Once further information is gathered and interpretation and analysis of the tax legislation evolves, the company will make an appropriate accounting method election.

The base erosion anti-abuse tax (“BEAT”) provisions in the Tax Act eliminate the deduction of certain base-erosion payments made to related foreign corporations beginning in 2018, and impose a minimum tax if greater than regular tax. We are in the process of analyzing the impact of the BEAT provision but currently do not expect it will have a material impact on our provision for income tax.

(7) INDEBTEDNESS

Summary of Debt Outstanding per Stated Maturities

The following table summarizes debt outstanding based on stated maturities:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Bank loan agreement:
Bank term loan due July 2019	$—	300,000
Revolving line of credit due July 2019	—	600,000
September 2010 senior notes:
3.90% September 2010 senior notes due December 2017	—	44,500
3.95% September 2010 senior notes due December 2017	—	25,000
4.12% September 2010 senior notes due December 2018	—	25,000
4.17% September 2010 senior notes due December 2018	—	25,000
4.33% September 2010 senior notes due December 2019	—	50,000
4.51% September 2010 senior notes due December 2020	—	100,000
4.56% September 2010 senior notes due December 2020	—	65,000
4.61% September 2010 senior notes due December 2022	—	48,000
August 2011 senior notes:
4.06% August 2011 senior notes due March 2019	—	50,000
4.54% August 2011 senior notes due June 2021	—	65,000
4.64% August 2011 senior notes due June 2021	—	50,000
September 2013 senior notes:
4.26% September 2013 senior notes due November 2020	—	123,000
5.01% September 2013 senior notes due November 2023	—	250,000
5.16% September 2013 senior notes due November 2025	—	127,000
New secured notes:
8.00% New secured notes due August 2022	350,000	—
New secured notes - premium	14,329	—
Troms Offshore borrowings:
NOK denominated notes due May 2024	14,054	14,864
NOK denominated notes due May 2024 - premium	115	—
NOK denominated notes due January 2026	25,965	26,167
NOK denominated notes due January 2026 - discount	(1,586)	—
USD denominated notes due January 2027	23,345	24,573
USD denominated notes due January 2027 - discount	(1,678)	—
USD denominated notes due April 2027	25,463	27,421
USD denominated notes due April 2027 - discount	(1,847)	—

	$448,160	2,040,525
Less: Deferred debt issue costs	—	6,401
Less: Current portion of long-term debt	5,103	2,034,124

Total long-term debt	$443,057	—

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

New Secured Notes

On July 31, 2017, pursuant to the terms of the Plan, the company entered into an indenture (the “Indenture”) by and among the company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”), and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”), and issued $350 million aggregate principal amount of the company’s new 8.00% Senior Secured Notes due 2022 (the “New Secured Notes”).

The New Secured Notes will mature on August 1, 2022. Interest on the New Secured Notes will accrue at a rate of 8.00% per annum payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year in cash, beginning November 1, 2017. The New Secured Notes are secured by substantially all of the assets of the company and its Guarantors.

The New Secured Notes have minimum interest coverage requirement (EBITDA/Interest), for which compliance will first be measured for the twelve months ending June 30, 2019. Minimum liquidity requirements and other covenants are set forth in the Indenture and are in effect from July 31, 2017. The Indenture also contains certain customary events of default and a make-whole provision.

Until terminated under the circumstances described in this paragraph, the New Secured Notes and the guarantees by the Guarantors will be secured by the Collateral (as defined in the Indenture) pursuant to the terms of the Indenture and the related security documents. The Trustee’s liens upon the Collateral and the right of the holders of the New Secured Notes to the benefits and proceeds of the Trustee’s liens on the Collateral will terminate and be discharged in certain circumstances described in the Indenture, including: (i) upon satisfaction and discharge of the Indenture in accordance with the terms thereof; or (ii) as to any Collateral of the company or the Guarantors that is sold, transferred or otherwise disposed of by the company or the Guarantors in a transaction or other circumstance that complies with the terms of the Indenture, at the time of such sale, transfer or other disposition.

The company is obligated to offer to repurchase the New Secured Notes at par in amounts that generally approximate 65% of asset sale proceeds as defined in the Indenture. The company maintains a restricted cash account to accumulate the net proceeds of each qualified asset sale. Per the terms of the Indenture, the company is required to offer to repurchase New Secured Notes within 60 days of the accumulation of $10 million in the account, which account had a balance of $21.3 million at December 31, 2017. In accordance with SEC tender offer rules, noteholders have a minimum of 20 days to respond. In the event the holders of the New Secured Notes do not accept the company’s offer to repurchase the notes the accumulated cash would become available to the company for its general use.

As of December 31, 2017, the fair value (Level 2) of the New Secured Notes was $359.8 million.

Troms Offshore Debt

Concurrent with the July 31, 2017 Effective Date of the Plan, the Troms Offshore credit agreement was amended and restated to (i) reduce by 50% the required principal payments due from the Effective Date through March 31, 2019, (ii) modestly increase the interest rates on amounts outstanding through April 2023, and (iii) provide for security and additional guarantees, including (a) mortgages on six vessels and related assignments of earnings and insurances, (b) share pledges by Troms Offshore and certain subsidiaries of Troms Offshore, and (c) guarantees by certain subsidiaries of Troms Offshore.

The Troms Offshore borrowings continue to require semi-annual principal payments and bear interest at fixed rates based, in part, on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio.

In May 2015, Troms Offshore entered into a $31.3 million, U.S. dollar denominated, 12 year borrowing agreement originally scheduled to mature in April 2027. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 2.92% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.00% and a 1.00% sub-tranche premium (for a total all-in rate of 4.92%). As of December 31, 2017, $25.5 million is outstanding under this agreement.

In March 2015, Troms Offshore entered into a $29.5 million, U.S. dollar denominated, 12 year borrowing agreement originally scheduled to mature in January 2027. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 2.91% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.00% and a 1.00% sub-tranche premium (for a total all-in rate of 4.91%). As of December 31, 2017, $23.3 million is outstanding under this agreement.

A summary of U.S. dollar denominated Troms Offshore borrowings outstanding is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
May 2015 notes
Amount outstanding	$25,463	27,421
Fair value of debt outstanding (Level 2)	25,427	27,395
March 2015 notes
Amount outstanding	$23,345	24,573
Fair value of debt outstanding (Level 2)	23,251	24,544

In January 2014, Troms Offshore entered into a 300 million Norwegian kroner (NOK) denominated, 12 year borrowing agreement originally scheduled to mature in January 2026. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 2.31% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.25% and a 1.00% sub-tranche premium (for a total all-in rate of 4.56%). As of December 31, 2017, 212.5 million NOK (approximately $26 million) is outstanding under this agreement.

In May 2012, Troms Offshore entered into a 204.4 million NOK denominated borrowing agreement originally scheduled to mature in May 2024. The loan requires semi-annual principal and interest payments and bears interest at a fixed rate of 3.88% plus a premium based on Tidewater Inc.’s consolidated funded indebtedness to total capitalization ratio currently equal to 1.25% and a 1.00% sub-tranche premium (for a total all-in rate of 6.13%). As of December 31, 2017, 115 million NOK (approximately $14.1 million) is outstanding under this agreement.

A summary of NOK denominated Troms Offshore borrowings outstanding and their U.S. dollar equivalents is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
January 2014 notes:
NOK denominated	212,500	225,000
U.S. dollar equivalent	$25,965	26,167
Fair value in U.S. dollar equivalent (Level 2)	25,850	26,133
May 2012 notes:
NOK denominated	115,020	127,800
U.S. dollar equivalent	$14,054	14,864
Fair value in U.S. dollar equivalent (Level 2)	14,013	14,793

At March 31, 2017, the company failed to meet certain covenants contained in the Bank Loan Agreement, the Troms Offshore Debt agreement, and the September 2013 Senior Notes, which resulted in covenant noncompliance that would have allowed the respective lenders and/or the noteholders to declare us to be in default under each of the Funded Debt Agreements, and accelerate the indebtedness thereunder. To avoid an acceleration of indebtedness of these agreements (and potentially the August 2011 and September 2010 Senior Notes) the company negotiated and obtained limited waivers from the necessary lenders and noteholders. When the final waiver expired in accordance with its terms on April 7, 2017, negotiations regarding the terms of the company’s restructuring were substantially complete. As a result of the above, all of the company’s debt was classified as current on its Consolidated Balance Sheet at March 31, 2017.

Bank Loan Agreement

In May 2015, the company amended and extended its existing bank loan agreement. The amended bank loan agreement was scheduled to mature in June 2019 (the “Maturity Date”) and provides for a $900 million, five-year credit facility (“credit facility”) consisting of a (i) $600 million revolving credit facility (the “revolver”) and a (ii) $300 million term loan facility (“term loan”).

The company had $300 million in term loan borrowings and $600 million of revolver borrowings outstanding at March 31, 2017, which had an estimated fair market value of $168 million and $336 million, respectively.

In accordance with the Plan, on the Effective Date all outstanding obligations under the revolver and term loan were cancelled. Refer to Note (2) “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence.

Senior Notes

The determination of fair value included an estimated credit spread between our long term debt and treasuries with similar matching expirations. The credit spread was determined based on comparable publicly traded companies in the oilfield service segment with similar credit ratings. These estimated fair values were based on Level 2 inputs.

September 2013 Senior Notes

On September 30, 2013, the company executed a note purchase agreement for $500 million and issued $300 million of senior unsecured notes to a group of institutional investors. The company issued the remaining $200 million of senior unsecured notes on November 15, 2013. The multiple series of notes totaling $500 million were issued with maturities ranging from approximately seven to 12 years.

In accordance with the Plan, on the Effective Date all outstanding obligations under the September 2013 Senior Notes were cancelled. Refer to Note (2) “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence.

A summary of these notes is as follows:

	Successor	Predecessor
(In thousands, except weighted average data)	December 31, 2017	March 31, 2017
Aggregate debt outstanding	$—	500,000
Weighted average remaining life in years	—	6.4
Weighted average coupon rate on notes outstanding	—	4.86%
Fair value of debt outstanding	—	280,000

August 2011 Senior Notes

On August 15, 2011, the company issued $165 million of senior unsecured notes to a group of institutional investors. The multiple series of notes were originally issued with maturities ranging from approximately eight to 10 years.

In accordance with the Plan, on the Effective Date all outstanding obligations under the August 2011 Senior Notes were cancelled. Refer to Note (2) “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence.

A summary of these notes is as follows:

	Successor	Predecessor
(In thousands, except weighted average data)	December 31, 2017	March 31, 2017
Aggregate debt outstanding	$—	165,000
Weighted average remaining life in years	—	3.6
Weighted average coupon rate on notes outstanding	—	4.42%
Fair value of debt outstanding	—	92,400

September 2010 Senior Notes

In fiscal 2011, the company completed the sale of $425 million of senior unsecured notes. The multiple series of these notes were originally issued with maturities ranging from five to 12 years.

In accordance with the Plan, on the Effective Date all outstanding obligations under the September 2010 Senior Notes were cancelled. Refer to Note (2) “Chapter 11 Proceedings and Emergence” for further discussion of the terms of the company’s Chapter 11 bankruptcy and emergence.

A summary of these notes is as follows:

	Successor	Predecessor
(In thousands, except weighted average data)	December 31, 2017	March 31, 2017
Aggregate debt outstanding	$—	382,500
Weighted average remaining life in years	—	3.1
Weighted average coupon rate on notes outstanding	—	4.35%
Fair value of debt outstanding	—	214,200

Debt Costs

The company capitalizes a portion of its interest costs incurred on borrowed funds used to construct vessels. Interest and debt costs incurred, net of interest capitalized are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through March 31, 2017	Year Ended July 31, 2017
Interest and debt costs incurred, net of interest capitalized	$13,009	11,179	75,026
Interest costs capitalized	101	601	4,829

Total interest and debt costs	$13,110	11,780	79,855

(8) EMPLOYEE RETIREMENT PLANS

U.S. Defined Benefit Pension Plan

The company has a defined benefit pension plan (pension plan) that covers certain U.S. citizen employees and other employees who are permanent residents of the United States. Benefits are based on years of service and employee compensation. In December 2009, the Board of Directors amended the pension plan to discontinue the accrual of benefits once the plan was frozen on December 31, 2010. On that date, previously accrued pension benefits under the pension plan were frozen for the approximately 60 active employees who participated in the plan. As of December 31, 2017, approximately 30 active employees are covered by this plan. This change did not affect benefits earned by participants prior to January 1, 2011. Active employees who previously accrued benefits under the pension plan continue to accrue benefits as participants in the company’s defined contribution retirement plan effective January 1, 2011. The transfer of employee benefits from a defined benefit pension plan to a defined contribution plan provided the company with more predictable retirement plan costs and cash flows. The company’s future benefit obligations and requirements for cash contributions for the frozen pension plan have also been reduced. Losses associated with the curtailment of the pension plan were immaterial. The company did not contribute to the defined benefit plan during the nine-month period ended December 31, 2017. The company contributed $3 million to the defined benefit pension plan during the twelve-month period ended March 31, 2017 and did not contribute to the plan during 2016. The company does not believe a contribution will be necessary during calendar 2018.

Supplemental Executive Retirement Plan

The company also offers a non-contributory, defined benefit supplemental executive retirement plan (supplemental plan) that provides pension benefits to certain employees in excess of those allowed under the company’s tax-qualified pension plan. A Rabbi Trust has been established for the benefit of participants in the supplemental plan. The Rabbi Trust assets, which are invested in a variety of marketable securities (but not Tidewater stock) are recorded at fair value with unrealized gains or losses included in other comprehensive income. Effective March 4, 2010, the supplemental plan was closed to new participation. The supplemental plan is a non-qualified plan and, as such, the company is not required to make contributions to the supplemental plan. The company contributed $0.1 million during the nine-month period ended December 31, 2017 and $0.2 million to the supplemental plan during the twelve-month period ended March 31, 2017.

On October 16, 2017, the company announced that Jeffrey M. Platt had retired from his position as the Company’s President and Chief Executive Officer and resigned as a member of the Company’s board of directors (the “Board”), effective October 15, 2017. As a result of Mr. Platt’s retirement, he is expected to receive in April 2018 an approximate $9.6 million lump sum distribution in settlement of his supplemental executive retirement plan obligation. A settlement loss, which is currently estimated to be $0.5 million, will be recorded at the time of distribution. The company elected to sell its equity investments held in the rabbi trust in February 2018 in order to preserve the value of such investment in cash to be used in connection with the payment to the former CEO.

In December 2017, in an attempt to reduce costs, the Board of Directors amended the supplement plan to discontinue the accrual of benefits and any other contributions effective January 1, 2018. On this date, previously accrued pension benefits under the supplemental plan were frozen for approximately four active participants. This change does not affect the benefits earned by any participants prior to January 1, 2018. Any future accrual of benefits under the supplemental plan or other contributions to the supplemental plan will be determined at the sole discretion of the company.

Investments held in a Rabbi Trust in the supplemental plan are included in current assets at fair value. The following table summarizes the carrying value of the trust assets and obligations under the supplemental plan:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Investments held in Rabbi Trust	$8,908	8,759
Obligations under the supplemental plan	32,508	29,108

The following table summarizes the unrealized (loss) gains in carrying value of the trust assets:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Unrealized gain (loss) in carrying value of trust assets	$256	82	(95)
Unrealized loss in carrying value of trust assets are net of income tax expense of	—	—	(223)

The unrealized gains or losses in the carrying value of the trust assets, net of income tax expense, are included in accumulated other comprehensive income (other stockholders’ equity). To the extent that trust assets are liquidated to fund benefit payments, gains or losses, if any, will be recognized at that time. The company’s obligations under the supplemental plan are included in ‘accrued expenses’ and ‘other liabilities and deferred credits’ on the consolidated balance sheet.

Postretirement Benefit Plan

Qualified retired employees currently are covered by a program which provides limited health care and life insurance benefits. Costs of the program are based on actuarially determined amounts and are accrued over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits. This plan is funded through payments as benefits are required. The company eliminated the life insurance portion of its post retirement benefit effective January 1, 2018, resulting in a $1.9 million reduction in benefit obligations.

Effective November 20, 2015, the company eliminated its post-65 medical coverage for all current and future retirees effective January 1, 2017. The medical coverage remains unchanged for participants under age 65. This plan amendment resulted in an additional net periodic postretirement benefit of $2 million for the twelve month period ended March 31, 2017.

Investment Strategies

U.S. Pension Plan

The obligations of our pension plan are supported by assets held in a trust for the payment of benefits. The company is obligated to adequately fund the trust. For the pension plan assets, the company has the following primary investment objectives: (1) closely match the cash flows from the plan’s investments from interest payments and maturities with the payment obligations from the plan’s liabilities; (2) closely match the duration of plan assets with the duration of plan liabilities and (3) enhance the plan’s investment returns without taking on undue risk by industries, maturities or geographies of the underlying investment holdings.

If the plan assets are less than the plan liabilities, the pension plan assets will be invested exclusively in fixed income debt securities. Any investments in corporate bonds shall be at least investment grade, while mortgage and asset-backed securities must be rated “A” or better. If an investment is placed on credit watch, or is downgraded to a level below the investment grade, the holding will be liquidated, even at a loss, in a reasonable time period. The plan will only hold investments in equity securities if the plan assets exceed the estimated plan liabilities.

The cash flow requirements of the pension plan will be analyzed at least annually. Portfolio repositioning will be required when material changes to the plan liabilities are identified and when opportunities arise to better match cash flows with the known liabilities. Additionally, trades will occur when opportunities arise to improve the yield-to-maturity or credit quality of the portfolio.

The company’s policy for the pension plan is to contribute no less than the minimum required contribution by law and no more than the maximum deductible amount. The plan does not invest in Tidewater stock.

Supplemental Plan

The investment policy of the supplemental plan is to assess the historical returns and risk associated with alternative investment strategies to achieve an expected rate of return on plan assets. The objectives of the plan are designed to maximize total returns within prudent parameters of risk for a retirement plan of this type. The below table summarizes the supplemental plan’s minimum and maximum rate of return objectives for plan assets:

	Minimum Expected Rate of Return on Plan Assets	Maximum Expected Rate of Return on Plan Assets
Equity securities	5%	7%
Debt securities	1%	3%
Cash and cash equivalents	0%	1%

Whereas fluctuating rates of return are characteristic of the securities markets, the investment objective of the supplemental plan is to achieve investment returns sufficient to meet the actuarial assumptions. This is defined as an investment return greater than the current actuarial discount rate assumption of 3.80%, which is subject to annual upward or downward revisions.

The below table summarizes the supplemental plan’s minimum and maximum market value objectives for plan assets, which are based upon a five to ten year investment horizon:

	Minimum Market Value Objective for Plan Assets	Maximum Market Value Objective for Plan Assets
Equity securities	55%	75%
Debt securities	25%	45%
Percentage of debt securities allowed in below investment grade bonds	0%	20%
Cash and cash equivalents	0%	10%

Equity holdings shall be restricted to issues of corporations that are actively traded on the major U.S. exchanges and NASDAQ. Debt security investments may include all securities issued by the U.S. Treasury or other federal agencies and investment grade corporate bonds. When a particular asset class exceeds its minimum or maximum allocation ranges, rebalancing will be addressed upon review of the quarterly performance reports and as cash contributions and withdrawals are made.

U.S. Pension and Supplemental Plan Asset Allocations

The following table provides the target and actual asset allocations for the pension plan and the supplemental plan:

		Successor	Predecessor
	Target	Actual as of December 31, 2017	Actual as of March 31, 2017
U.S. Pension plan:
Equity securities	—	—	—
Debt securities	100%	98%	98%
Cash and other	—	2%	2%

Total	100%	100%	100%

Supplemental plan:
Equity securities	65%	59%	59%
Debt securities	35%	38%	37%
Cash and other	—	3%	4%

Total	100%	100%	100%

Significant Concentration Risks

U.S. Plans

The pension plan and the supplemental plan assets are periodically evaluated for concentration risks. As of December 31, 2017, the company did not have any individual asset investments that comprised 10% or more of each plan’s overall assets.

The pension plan assets are primarily invested in debt securities. In the event that plan assets exceed the estimated plan liabilities for the pension plan, up to two times the difference between the plan assets and plan liabilities may be invested in equity securities, and so long as equities do not exceed 15% of the market value of the assets. Investments in foreign securities are restricted to American Depository Receipts (ADR) and stocks listed on the U.S. stock exchanges and may not exceed 10% of the equity portfolio.

The current diversification policy for the supplemental plan sets forth that equity securities in any single industry sector shall not exceed 25% of the equity portfolio market value and shall not exceed 10% of the market value of the equity portfolio for equity holdings in any single corporation. Additionally, debt securities should be diversified between issuers within each sector with no one issuer comprising more than 10% of the aggregate fixed income portfolio, excluding issues of the U.S. Treasury or other federal agencies.

Fair Value of Pension Plans and Supplemental Plan Assets

Tidewater’s plan assets are accounted for at fair value and are classified within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement, with the exception of investments for which fair value is measured using the net asset value per share expedient.

The fair value hierarchy for the pension plans and supplemental plan assets measured at fair value as of December 31, 2017 (Successor), are as follows:

(In thousands)	Fair Value	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Measured at Net Asset Value
Pension plan measured at fair value:
Debt securities:
Government securities	$4,238	4,238	—	—	—
Collateralized mortgage securities	1,032	—	1,032	—	—
Corporate debt securities	49,420	—	49,420	—	—
Cash and cash equivalents	834	219	615	—	—
Other	1,404	172	1,232	—	—

Total	$56,928	4,629	52,299	—	—
Accrued income	608	608	—	—	—

Total fair value of plan assets	$57,536	5,237	52,299	—	—

Supplemental plan measured at fair value:
Equity securities:
Common stock	$3,599	3,599	—	—	—
Foreign stock	183	183	—	—	—
American depository receipts	1,429	1,429	—	—	—
Preferred American depository receipts	12	12	—	—	—
Real estate investment trusts	72	72	—	—	—
Debt securities:
Government debt securities	1,692	851	841	—	—
Open ended mutual funds	1,676	—	—	—	1,676
Cash and cash equivalents	246	27	170	—	49

Total	$8,909	6,173	1,011	—	1,725
Other pending transactions	(1)	(1)	—	—	—

Total fair value of plan assets	$8,908	6,172	1,011	—	1,725

The following table provides the fair value hierarchy for the pension plans and supplemental plan assets measured at fair value as of March 31, 2017 (Predecessor):

(In thousands)	Fair Value	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Measured at Net Asset Value
Pension plan measured at fair value:
Debt securities:
Government securities	$3,770	3,770	—	—	—
Collateralized mortgage securities	2,537	—	2,537	—	—
Corporate debt securities	47,871	—	47,871	—	—
Cash and cash equivalents	989	345	644	—	—
Other	1,298	100	1,198	—	—

Total	$56,465	4,215	52,250	—	—
Accrued income	681	681	—	—	—

Total fair value of plan assets	$57,146	4,896	52,250	—	—

Supplemental plan measured at fair value:
Equity securities:
Common stock	$3,561	3,561	—	—	—
Foreign stock	132	132	—	—	—
American depository receipts	1,387	1,387	—	—	—
Preferred American depository receipts	20	20	—	—	—
Real estate investment trusts	76	76	—	—	—
Debt securities:
Government debt securities	1,613	832	781	—	—
Open ended mutual funds	1,648	—	—	—	1,648
Cash and cash equivalents	323	15	236	—	72

Total	$8,760	6,023	1,017	—	1,720
Other pending transactions	—	—	—	—	—

Total fair value of plan assets	$8,760	6,023	1,017	—	1,720

Plan Assets and Obligations

Changes in plan assets and obligations and the funded status of the U.S. defined benefit pension plan, Norway’s defined benefit pension plan, and the supplemental plan (referred to collectively as “Pension Benefits”) and the postretirement health care and life insurance plan (referred to as “Other Benefits”), are as follows:

	Pension Benefits
	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Change in benefit obligation:
Benefit obligation at beginning of the period	$101,490	97,941	95,830
Service cost	546	393	1,182
Interest cost	1,599	1,313	3,814
Plan curtailment	(432)	—
Benefits paid	(2,059)	(1,610)	(4,895)
Actuarial (gain) loss	2,322	3,322	2,082
Foreign currency exchange rate changes	(23)	131	(72)

Benefit obligation at end of the period	103,443	101,490	97,941

Change in plan assets:
Fair value of plan assets at beginning of the period	$58,148	57,146	57,174
Actual return	1,182	2,138	577
Expected return	32	16	51
Actuarial loss	(217)	(109)	(148)
Administrative expenses	(15)	(7)	(27)
Plan curtailment	(100)	—	—
Employer contributions	625	435	4,465
Benefits paid	(2,059)	(1,610)	(4,895)
Foreign currency exchange rate changes	(60)	139	(51)

Fair value of plan assets at end of the period	57,536	58,148	57,146

Payroll tax unrecognized in benefit obligation at end of the period	76	91	83

Unfunded status at end of the period	$(45,983)	(43,433)	(40,878)

Net amount recognized in the balance sheet consists of:
Current liabilities	$(10,731)	(1,791)	(1,791)
Noncurrent liabilities	(35,252)	(41,642)	(39,087)

Net amount recognized	$(45,983)	(43,433)	(40,878)

	Other Benefits
	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Change in benefit obligation:
Benefit obligation at beginning of the period	$4,817	4,811	5,573
Service cost	29	23	81
Interest cost	75	64	201
Participant contributions	65	58	411
Plan amendment	(1,861)	—	—
Benefits paid	(526)	(346)	(1,170)
Actuarial (gain) loss	325	207	(285)

Benefit obligation at end of the period	2,924	4,817	4,811

Change in plan assets:
Fair value of plan assets at beginning of the period	$—	—	—
Employer contributions	461	288	759
Participant contributions	65	58	411
Benefits paid	(526)	(346)	(1,170)

Fair value of plan assets at end of the period	—	—	—

Unfunded status at end of the period	$(2,924)	(4,817)	(4,811)

Net amount recognized in the balance sheet consists of:
Current liabilities	$(282)	(418)	(418)
Noncurrent liabilities	(2,642)	(4,399)	(4,393)

Net amount recognized	$(2,924)	(4,817)	(4,811)

The following table provides the projected benefit obligation and accumulated benefit obligation for the pension plans:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Projected benefit obligation	$103,443	97,941
Accumulated benefit obligation	101,287	94,467

The following table provides information for pension plans with an accumulated benefit obligation in excess of plan assets (includes both the pension plans and supplemental plan):

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Projected benefit obligation	$103,443	97,941
Accumulated benefit obligation	101,287	94,467
Fair value of plan assets	57,536	57,146

Net periodic benefit cost for the pension plans and the supplemental plan include the following components:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Service cost	$546	393	1,182
Interest cost	1,599	1,313	3,814
Expected return on plan assets	(882)	(691)	(2,246)
Administrational expenses	19	3	28
Payroll tax of net pension costs	29	—	56
Amortization of net actuarial losses	131	—	32
Recognized actuarial loss	—	748	1,785
Curtailment gain	(99)	—	—

Net periodic pension cost	$1,343	1,766	4,651

Net periodic benefit cost for the postretirement health care and life insurance plan include the following components:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Service cost	$29	23	81
Interest cost	75	64	201
Amortization of prior service cost	—	(927)	(4,346)
Recognized actuarial (gain)	—	(335)	(1,138)

Net periodic postretirement benefit	$104	(1,175)	(5,202)

Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss include the following components:

	Pension Benefits
	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Net (gain) loss	$1,939	1,877	3,821
Fresh-start accounting fair value adjustment	—	(22,333)	—
Amortization of net (loss) gain	—	(748)	(1,785)

Total recognized in other comprehensive (income) loss, before tax	$1,939	(21,204)	2,036

Net of tax	1,939	(21,204)	1,323

	Other Benefits
	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Net (gain) loss	$325	207	(285)
Prior service (cost) credit	(1,861)	—	—
Amortization of prior service (cost) credit	—	927	4,346
Fresh-start accounting fair value adjustment	—	19,055	—
Amortization of net (loss) gain	—	335	1,138

Total recognized in other comprehensive (income) loss, before tax	$(1,536)	20,524	5,199

Net of tax	(1,536)	20,524	3,379

Amounts recognized as a component of accumulated other comprehensive income (loss) are as follows:

	Pension Benefits
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017
Unrecognized actuarial (loss) gain	$(1,939)	—

Pre-tax amount included in accumulated other comprehensive (loss) income	$(1,939)	—

	Other Benefits
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017
Unrecognized actuarial (loss) gain	$(325)	—
Unrecognized prior service credit (cost)	1,861	—

Pre-tax amount included in accumulated other comprehensive (loss) income	$1,536	—

The company expects to recognize the following amounts as a component of net periodic benefit costs during the next fiscal year:

(In thousands)	Pension Benefits	Other Benefits
Unrecognized actuarial (loss) gain	$—	299
Unrecognized prior service credit (cost)	—	(5)

Assumptions used to determine net benefit obligations are as follows:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
	December 31, 2017	March 31, 2017	December 31, 2017	March 31, 2017
Discount rate	3.80%	4.25%	3.80%	4.25%
Rates of annual increase in compensation levels	N/A	3.00%	N/A	N/A

Assumptions used to determine net periodic benefit costs are as follows:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
	December 31, 2017	March 31, 2017	December 31, 2017	March 31, 2017
Discount rate	3.90%	4.15%	3.90%	4.00%
Expected long-term rate of return on assets	3.70%	4.10%	N/A	N/A
Rates of annual increase in compensation levels	3.00%	3.00%	N/A	N/A

To develop the expected long-term rate of return on assets assumption, the company considered the current level of expected returns on various asset classes. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected return on plan assets assumption for the portfolio.

Based upon the assumptions used to measure the company’s qualified pension and postretirement benefit obligations at December 31, 2017, including pension and postretirement benefits attributable to estimated future employee service, the company expects that benefits to be paid over the next ten years will be as follows:

	(In thousands)
Year ending December 31,	Pension Benefits	Other Benefits
2018	$15,350	282
2019	5,812	301
2020	5,877	311
2021	5,966	302
2022	5,978	287
2023 – 2027	30,440	1,212

Total 10-year estimated future benefit payments	$69,423	2,695

Health Care Cost Trends

The following table discloses the assumed health care cost trends used in measuring the accumulated postretirement benefit obligation and net periodic postretirement benefit cost at December 31, 2017 for pre-65 medical and prescription drug coverage, including expected future trend rates.

Pre-65
Year ending December 31, 2017:
Accumulated postretirement benefit obligation	7.60%
Net periodic postretirement benefit obligation	7.60%
Ultimate health care cost trend	4.54%
Ultimate year health care cost trend rate is achieved	2038
Year ending December 31, 2018:
Net periodic postretirement benefit obligation	7.45%

A one-percentage rate increase (decrease) in the assumed health care cost trend rates has the following effects on the accumulated postretirement benefit obligation as of December 31:

(In thousands)	1% Increase	1% Decrease
Accumulated postretirement benefit obligation	$10,715	9,603
Aggregate service and interest cost	208,009	188,345

Defined Contribution Plans

Prior to February 2013, the company maintained the below two defined contribution plans. The plans were merged in February 2013 to provide administrative efficiencies, potential savings on service provider fees and to simplify the participant experience. Following the business combination, the provisions of the two plans remained substantially similar with the exception of cost neutral changes that were approved to simplify the administration of the combined plan.

Retirement Contributions

All eligible U.S. fleet personnel, along with all new eligible employees of the company hired after December 31, 1995 are eligible to receive retirement contributions. Effective January 1, 2011, the active employees who participated in the now frozen defined benefit pension plan also became eligible for retirement contributions. This benefit is noncontributory by the employee, but the company contributes, in cash, 3% of an eligible employee’s compensation to a trust on behalf of the employees. The active employees who participated in the frozen defined benefit pension plan may receive an additional 1% to 8% depending on age and years of service. Company contributions vest over five years. The company ceased contributing to the employee retirement plan effective January 1, 2018. Any future employer contributions to this plan will be determined at the discretion of the company.

401(k) Savings Contribution

Upon meeting various citizenship, age and service requirements, employees are eligible to participate in a defined contribution savings plan and can contribute from 2% to 75% of their base salary to an employee benefit trust. Effective January 1, 2016, the company matches, in cash, 50% of the first 8% of eligible compensation deferred by the employee. Prior to January 1, 2016, the company matched, with company stock, 50% of the first 8% of eligible compensation deferred by the employee. Company contributions vest over five years. Effective January 1, 2018, the company no longer provides a matching of 50% of the first 8% of eligible compensation in an attempt to reduce costs. Any future employer contributions to this plan will be determined at the discretion of the company.

The plan held the following number of shares of Tidewater common stock, series A warrants and series B warrants:

	Successor	Predecessor
	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Number of shares of Tidewater common stock held by 401(k) plan	8,074	264,504	291,957

Number of shares of Tidewater Series A warrants held by 401(k) plan	9,030	—	—

Number of shares of Tidewater Series B warrants held by 401(k) plan	9,762	—	—

The amounts charged to expense related to the above defined contribution plans are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Defined contribution plans expense, net of forfeitures	$854	871	2,660
Defined contribution plans forfeitures	83	79	149

Other Plans

A non-qualified supplemental savings plan is provided to executive officers who have the opportunity to defer up to 50% of their eligible compensation that cannot be deferred under the existing 401(k) plan due to IRS limitations. A company match may be provided on these contributions equal to 50% of the first 8% of eligible compensation deferred by the employee to the extent the employee is not able to receive the full amount of company match to the 401(k) plan due to IRS limitations. In January 2018, the company match was discontinued. The plan also allows participants to defer up to 100% of their bonuses. In addition, an amount equal to any refunds that must be made due to the failure of the 401(k) nondiscrimination test may be deferred into this plan.

Effective March 4, 2010, the non-qualified supplemental savings plan was modified to allow the company to contribute restoration benefits to eligible employees. Employees who did not accrue a benefit in the supplemental executive retirement plan and who are eligible for a contribution in the defined contribution retirement plan automatically became eligible for the restoration benefit when the employee’s eligible retirement compensation exceeded the section 401(a)(17) limit. The restoration benefit was noncontributory by the employee, but the company contributed, in cash, 3% of an eligible employee’s compensation above the 401(a)(17) limit to a trust on behalf of the employees. The active employees who participated in the frozen defined benefit pension plan were eligible for an additional 1% to 8% depending on age and years of service. The company ceased contributing restoration compensation to eligible employees effective January 1, 2018. Any future contributions to this plan will be determined at the discretion of the company.

The company also provides retirement benefits to its eligible non-U.S. citizen employees working outside their respective country of origin.

Effective December 1, 2015, the company amended its existing multinational savings plan to a self-directed multinational defined contribution retirement plan (multinational retirement plan). The company subsequently removed approximately $6.4 million of plan assets and liabilities from the other assets and other liabilities and deferred credits section of the consolidated balance sheets. Non-U.S. citizen shore-based and certain offshore employees working outside their respective country of origin were eligible to participate in the multinational retirement plan provided the employees were not enrolled in any home country pension or retirement program. Participants of the multinational retirement plan could contribute 1% to 50% of their base salary after the first month following hire or transfer to eligible positions. The company matched, in cash, 50% of the first 6% of eligible compensation deferred by the employee which vests over five years.

Prior to the amendment of this plan, participants could contribute 1% to 15% of their base salary and the company matched, in cash, 50% of the first 6% of eligible compensation deferred by the employee. This former plan’s company contributions vested over six years. The company ceased contributing to this retirement plan effective January 1, 2018. Any future contributions to this plan will be determined at the discretion of the company.

The amounts charged to expense related to the multinational retirement plan and multinational savings plan contributions are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Multinational plan expense	$81	67	260

The company also has a defined benefit pension plan that covers certain Norway citizen employees and other employees who are permanent residents of Norway. Benefits are based on years of service and employee compensation. As of December 31, 2017, approximately 90 active employees are covered by this plan. The company contributed a respective 2.7 million NOK and 3.6 million NOK (approximately $0.3 million and $0.4 million, respectively) to the defined benefit pension plan during the nine-month period ended December 31, 2017 and the year ended March 31, 2017, respectively. The company expects to contribute approximately 3 million NOK, or $0.4 million during calendar 2018. The preceding fair value hierarchy tables and pension plan assets and obligations tables include the Norway pension plan.

The company also provides certain benefits programs which are maintained in several other countries that provide retirement income for covered employees.

(9)	OTHER CURRENT ASSETS, OTHER ASSETS, ACCRUED EXPENSES, OTHER CURRENT LIABILITIES, AND OTHER LIABILITIES AND DEFERRED CREDITS

A summary of other current assets is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Deposits	$1,780	3,057
Reorganization related retainer payments	50	3,938
Investments held in rabbi trust (A)	8,908	—
Prepaid expenses	8,392	11,414

	$19,130	18,409

(A)	The company plans to liquidate the rabbi trust (valued at $8.9 million as of December 31, 2017) in advance of paying a lump sum benefit to the former CEO in April 2018 of $9.6 million.

A summary of other assets is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Recoverable insurance losses	$2,405	10,142
Deferred income tax assets	—	39,134
Investments held for savings plans and SERP	6,583	14,835
Accumulated costs of rejected vessel (B)	—	48,382
Long-term deposits	16,217	15,162
Other	5,847	11,880

	$31,052	139,535

(B)	Refer to Note (14) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for additional information regarding the vessel rejected at the time of delivery.

A summary of accrued expenses is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Payroll and related payables (C)	$17,344	10,465
Commissions payable (D)	1,898	2,143
Accrued vessel expenses	27,222	41,580
Accrued interest expense (E)	6,036	15,021
Other accrued expenses	2,306	8,912

	$54,806	78,121

(C)	Includes a $9.6 million payable related to a lump sum payment to the former CEO which is expected to be paid in April 2018.
(D)	Excludes $36.4 million and $34.7 million of commissions due to Sonatide at December 31, 2017 and March 31, 2017, respectively. These amounts are included in amounts due to affiliates.
(E)	Accrued interest as of December 31, 2017, reflects the company’s post-restructuring capital structure which includes debt of $448.2 million.

A summary of other current liabilities is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Taxes payable	$10,326	23,497
Deferred gain on vessel sales—current (F)	—	23,798
Amounts payable to holders of General Unsecured Claims (G)	8,474	—
Other	893	1,134

	$19,693	48,429

(F)

Deferred gains related to the company’s sale leaseback vessels were recognized as reorganization items in the quarter ended June 30, 2017, due to the company’s rejection of its lease contracts as part of the Chapter 11 proceedings. Refer to Note (4), “Reorganization Items.”

(G)	Remaining payable to holders of General Unsecured Claims which was paid in January 2018.

A summary of other liabilities and deferred credits is as follows:

	Successor	Predecessor
(In thousands)	December 31, 2017	March 31, 2017
Postretirement benefits liability	$2,642	4,394
Pension liabilities	36,614	40,339
Deferred gain on vessel sales (H)	—	88,923
Other	19,320	21,049

	$58,576	154,705

(H)

Deferred gains related to the company’s sale leaseback vessels were recognized as reorganization items in the quarter ended June 30, 2017, due to the company’s rejection of its lease contracts as part of the Chapter 11 proceedings. Refer to Note (4), “Reorganization Items.”

(10) STOCK-BASED COMPENSATION AND INCENTIVE PLANS

The company believes its stock-based compensation and incentive plans are critical to its operations and productivity. Granted under the company’s long-term incentive plans and with the authority of the Compensation Committee of the Board of Directors, the company’s employee stock option, restricted stock awards, restricted stock units (that settle in Tidewater common stock), phantom stock, and cash-based performance awards, are intended to attract, retain and provide incentives for talented employees, including officers and non-employee directors, and to align stockholder and employee interests. The long-term incentive plans allow the company to grant, on a discretionary basis, both incentive and non-qualified stock options, as well as, time and/or performance-based restricted stock and restricted stock unit awards.

As discussed in greater detail under Item 7 under the heading, “Reorganization and Chapter 11 Proceedings,” the company and certain subsidiaries filed voluntary petitions for Chapter 11 bankruptcy protection on May 17, 2017 to effectuate a restructuring pursuant to a Plan. As a result of the Restructuring, all of the company’s outstanding equity and incentive programs (and all outstanding stock options and awards under those programs) were cancelled, except for unvested phantom stock awards held by the company’s non-officer employees and certain deferred stock units and deferred cash awards held by non-employee members of the predecessor board, each as discussed in greater detail below.

In addition, on the Effective Date, a new equity incentive plan, the Tidewater Inc. 2017 Stock Incentive Plan (the “2017 Plan”) became effective pursuant to the operation of the Plan. As of December 31, 2017, the 2017 Plan is the company’s only equity incentive plan and the only type of awards outstanding under the 2017 Plan are restricted stock units (RSUs) that settle in shares of Tidewater common stock.

The number of common stock shares reserved for issuance under the plans and the number of shares available for future grants are as follows:

	Successor	Predecessor
	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Shares of common stock reserved for issuance under the plans	3,048,877	—	1,900,769
Shares of common stock available for future grants	1,891,231	—	505,221

Stock Option Awards

In previous years, the company has granted stock options to its directors and employees, including officers, under several different stock incentive plans. There are no option awards outstanding as of December 31, 2017. Under the terms of the plans, stock options are granted with an exercise price equal to the stock’s closing fair market value on the date of grant. Generally, options granted vest annually over a three-year vesting period measured from the date of grant. Options not previously exercised expire at the earlier of either three months after termination of the grantee’s employment or ten years after the date of grant. Upon retirement, unvested stock options are forfeited. The retiree has two years post retirement to exercise vested options. All of the stock options are classified as equity awards.

The company uses the Black-Scholes option-pricing model to determine the fair value of options granted and to calculate the share-based compensation expense. Stock options were granted in the year ended March 31, 2016 and 2015 but not during the year ended March 31, 2017 or through the nine-month transition period ended December 31, 2017.

The fair value and assumptions used for the stock options issued during the years ended March 31, 2016 and 2015 are as follows:

	2016	2015
Weighted average fair value of stock options granted	$3.34	$5.54
Risk-free interest rate	1.62%	1.82%
Expected dividend yield	0.0%	0.0%
Expected stock price volatility	45%	30%
Expected stock option life	6.5 years	6.5 years

The following table sets forth a summary of stock option activity of the company:

	Weighted- average Exercise Price	Number of Shares
Outstanding at March 31, 2016 (Predecessor)	$31.73	1,777,124
Granted	—	—
Exercised	—	—
Expired or cancelled/forfeited	44.86	(381,576)

Outstanding at March 31, 2017 (Predecessor)	28.14	1,395,548
Granted	—	—
Exercised	—	—
Expired or cancelled/forfeited	28.14	(1,395,548)

Outstanding at July 31, 2017 (Predecessor)	—	—
Granted	—	—
Exercised	—	—
Expired or cancelled/forfeited	—	—

Outstanding at December 31, 2017 (Successor)	$—	—

Prior to emergence from chapter 11 bankruptcy, all outstanding stock options were cancelled. Refer to Item 7. “Reorganization and Chapter 11 Proceedings.”

Additional information regarding stock options is as follows:

	Successor	Predecessor
(In thousands, except number of stock options and weighted average price)	Period from April 1, 2017 through December 31, 2017	Period from August 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Intrinsic value of options exercised	—	—	—
Number of stock options vested	—	—	266,311
Fair value of stock options vested	$—	—	1,185
Number of options exercisable	—	—	999,849
Weighted average exercise price of options exercisable	$—	—	34.36

Stock option compensation expense along with the reduction effect on basic and diluted earnings per share are as follows:

	Successor	Predecessor
(In thousands, except per share data)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Stock option compensation expense	$—	1,644	745
Basic loss per share increased by	—	0.02	0.02
Diluted loss per share increased by	—	0.02	0.02

Restricted Stock Units

The company has granted restricted stock units (RSUs) to key employees, including officers and non-employee directors, under the company’s incentive plan, which provides for the granting of restricted stock units to officers, non-employee directors and key employees. The company awards time-based units, where each unit represents the right to receive, at the end of a vesting period, one unrestricted share of Tidewater common stock with no exercise price.

The company also awards performance-based RSUs, where each unit represents the right to receive, at the end of a vesting period, up to two shares of Tidewater common stock with no exercise price. Vesting of the various performance-based restricted stock units is based on metrics such as a three year Total Shareholder Return (TSR) as measured against a three year TSR of a defined peer group and Return on Total Capital (ROTC) for the company over a three year performance period. The company uses assumptions underlying the Black-Scholes methodology to produce a Monte Carlo simulation model to value the TSR performance-based restricted stock units. The fair value of the ROTC performance-based RSUs and time-based RSUs is based on the market price of our common stock on the date of grant. The restrictions on the time-based RSUs awarded to key employees lapse over a three year period from the date of the award. The restrictions on the time-based RSUs awarded to non-employee directors lapse over a one year period. Time-based RSUs require no goals to be achieved other than the passage of time and continued employment. The restrictions on the performance-based restricted stock units lapse if the company meets specific targets as defined. During the restricted period, the RSUs may not be transferred or encumbered, but the recipient has the right to receive dividend equivalents on the restricted stock units, but there are no voting rights until the units vest. If dividends are declared, dividend equivalents are accrued on performance-based restricted shares and ultimately paid only if the performance criteria are achieved. Restricted stock unit compensation costs are recognized on a straight-line basis over the vesting period, and are net of forfeitures.

All outstanding unvested restricted stock awards granted under the predecessor incentive plans vested prior to emergence from chapter 11 bankruptcy. RSUs granted under the 2017 Incentive Plan, subsequent to emergence from Chapter 11 bankruptcy generally have a vesting period over three years in equal installments from the date of grant, except that (i) the RSUs granted to directors vest one year from July 31, 2017 and (ii) the RSUs granted to Larry T. Rigdon under his employment agreement for his service as the former interim president and CEO vest quarterly in equal installments from January 16, 2018 over a one year period.

The following table sets forth a summary of restricted stock unit activity of the company:

	Weighted- average Grant-Date Fair Value	Time Based Units	Weight- average Grant Date Fair Value	Performance Based Units
Non-vested balance at March 31, 2016 (Predecessor)	$49.17	89,639	61.75	156,851
Granted	—	—	—	—
Vested	49.39	(76,006)	—	—
Cancelled/forfeited	49.62	(13,450)	61.75	(156,851)

Non-vested balance at March 31, 2017 (Predecessor)	54.48	183	—	—
Granted	—	—	—	—
Vested	54.48	(183)	—	—
Cancelled/forfeited	—	—	—	—

Non-vested balance at July 31, 2017 (Predecessor)	—	—	—	—
Granted	24.40	1,203,379	—	—
Vested	—	—	—	—
Cancelled/forfeited	24.15	(45,733)	—	—

Non-vested balance at December 31, 2017 (Successor)	$24.41	1,157,646	—	—

Restrictions on 418,301 time-based units outstanding at December 31, 2017 will lapse during fiscal 2018.

Restricted stock unit compensation expense and grant date fair value are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Grant date fair value of restricted stock units vested	$—	10	3,754
Restricted stock unit compensation expense	3,731	2	2,425

As of December 31, 2017, total unrecognized restricted stock unit compensation costs amounted to approximately $24.5 million, or $18.2 million net of tax. No restricted stock unit compensation costs were capitalized as part of the costs of an asset. The amount of unrecognized restricted stock unit compensation costs will be affected by any future restricted stock unit grants and by the separation of an employee from the company who has received restricted stock units that are unvested as of their separation date. There were no modifications to the restricted stock units during the year ended March 31, 2017 and the nine months ended December 31, 2017.

Phantom Stock Plan

The company provides a Phantom Stock Plan to provide additional incentive compensation to key employees including officers of the company. The plan awards phantom stock units to participants who have the right to receive the value of a share of common stock in cash from the company. Participants have no voting or other rights as a shareholder with respect to any common stock as a result of participation in the phantom stock plan. The phantom shares generally have a three year vesting period from the grant date of the award provided the employee remains employed by the company during the vesting period. If dividends are declared, participants receive dividend equivalents at the same rate as dividends on the company’s common stock. As a result of the restructuring, on the Effective Date, (i) all phantom units held by officers of the company were cancelled for no value as agreed between the company and each officer and (ii) all outstanding phantom stock units held by non-officer employees were converted in accordance with the conversion ratio for common stock provided in the Plan, which resulted in the cancellation of the predecessor phantom stock units in exchange for successor phantom stock units (including Series A and B warrant phantom units). No new awards have been issued under the Phantom Stock Plan since March 31, 2016.

The following table sets forth a summary of phantom stock activity of the company:

	Weighted- average Grant-Date Fair Value	Time Based Shares	Weighted- average Grant-Date Fair Value	Series A Warrants	Weighted- average Grant-Date Fair Value	Series B Warrants
Non-vested balance at March 31, 2016 (Predecessor)	$10.83	1,599,829
Granted	—	—
Vested	12.29	(585,426)
Cancelled/forfeited	13.52	(68,253)

Non-vested balance at March 31, 2017 (Predecessor)	9.74	946,150
Granted	—	—
Vested	—	—
‘Cancelled (A)	9.70	(484,446)
Forfeited	10.08	(16,866)

Non-vested balance at July 31, 2017 (Predecessor) (B)	9.77	444,838

Issuance of Successor phantom stock (B)	308.19	14,160	1.00	22,963	0.98	24,824
Balance at August 1, 2017	—	—
Granted	—	—
Vested	—	—
Cancelled/forfeited	307.31	(634)	1.00	(1,029)	0.98	(1,112)

Non-vested balance at December 31, 2017 (Successor)	$308.24	13,526	1.00	21,934	0.98	23,712

(A)	Prior to emergence from Chapter 11 bankruptcy, all officer-held phantom stock units were cancelled. Refer to Item 7. “Reorganization and Chapter 11 Proceedings.”
(B)

Upon emergence from Chapter 11 bankruptcy, all outstanding phantom stock units held by non-officer employees were converted by the same conversion ratio applied to the common shares upon emergence. Every 31.4143 phantom stock units converted into one phantom stock unit post emergence which is valued to the new common stock. In addition, each post emergence phantom stock unit received 1.6216 phantom series A warrants and 1.7531 phantom series B warrants. Both warrant series have time-based vesting and follow the vesting schedule of the underlying phantom stock unit. Refer to Item 7. “Reorganization and Chapter 11 Proceedings.”

Restrictions on 34,525 time-based shares will lapse in calendar 2018. The fair value of the non-vested phantom shares at December 31, 2017 is $24.40 per unit, for time-based phantom shares, $2.38 for phantom series A warrants, and $2.08 for phantom series B warrants.

Phantom stock compensation expense and grant date fair value of phantom stock vested are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Grant date fair value of phantom stock vested	$—	—	7,118
Phantom stock compensation expense	94	68	467

As of December 31, 2017, total unrecognized phantom stock compensation costs amounted to $0.3 million, or $0.2 million net of tax. The liability for this plan will be adjusted in the future until paid to the participant to reflect the value of the units at the respective quarter end Tidewater stock price.

Cash-based Performance Plan

In previous years, the company provided a Cash-based Performance Plan as additional incentive compensation to officers of the company. The plan awards units equal to cash to participants where each unit represents the right to receive, at the end of a vesting period, up to two dollars.

Vesting of the various cash-based performance units (CBU) is based on metrics such as a three year TSR as measured against a three year TSR of a defined peer group and ROTC for the company over a three year performance period. The company uses assumptions underlying the Black-Scholes methodology to produce a Monte Carlo simulation model to value the TSR cash-based performance units. The fair value of the ROTC CBUs is based on the market price of our common stock on the date of grant less dividends associated with the ROTC component. The CBUs do not receive dividend equivalents. The restrictions on the CBUs lapse if the company meets specific targets as defined. Cash-based performance unit compensation costs are recognized on a straight-line basis over the vesting period, and are net of forfeitures. As a result of the restructuring all outstanding CBUs were cancelled for no value as agreed between the company and the holder. Refer to Item 7. “Reorganization and Chapter 11 Proceedings.”

The following table sets forth a summary of cash-based performance plan unit activity of the company:

	Weighted- average Grant-Date Fair Value	Performance Based Units
Non-vested balance at March 31, 2016 (Predecessor)	$1.16	7,913,716
Granted	—	—
Vested	—	—
Cancelled/forfeited	1.15	(179,991)

Non-vested balance at March 31, 2017 (Predecessor)	1.16	7,733,725
Granted	—	—
Vested	—	—
Cancelled/forfeited	1.16	(7,733,725)

Non-vested balance at July 31, 2017 (Predecessor)	—	—

There are no outstanding cash-based performance units at December 31, 2017.

Cash-based performance unit compensation expense and grant date fair value are as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Grant date fair value of cash-based performance units vested	$—	—	—
Cash-based performance unit compensation expense	—	(1,975)	761

No cash-based performance plan compensation costs were capitalized as part of the costs of an asset. There were no modifications to the cash-based performance plan units during four-month period ended July 31, 2017 or the year ended March 31, 2017.

Non-Employee Board of Directors Deferred Stock Unit Plan

The company provided a Deferred Stock Unit Plan to its non-employee directors through the year ended March 31, 2016. The plan provided each non-employee director an annual grant of stock units having an aggregate value of $115,000 beginning in the year ended March 31, 2013 and $100,000 prior to the year ended March 31, 2013 on the date of grant. Deferred stock units were fully vested at the time of grant. If dividends were declared, dividend equivalents were paid on the stock units at the same rate as dividends on the company’s common stock and were re-invested as additional stock units. A stock unit represented the right to receive from the company the equivalent value of one share of company’s common stock in cash. The liability for this plan was adjusted quarterly to reflect the value of the units at the respective quarter end Tidewater stock price. Payment of the value of the stock unit granted could be made upon the earlier of the date that is 15 days following the date the participant ceases to be a director for any reason or upon a change of control of the company. The participants could elect to receive annual installments, lump sum, or a distribution commencing on an anniversary of the grant date, whichever is earlier.

As noted previously, each member of the predecessor board was deemed to have resigned from the board on the Effective Date by operation of the Plan, which triggered payout status for all outstanding deferred stock units. As a result, all outstanding deferred stock units under this plan were revalued to reflect the value of the units based on Tidewater’s July 31, 2017 pre-emergence stock price and were paid according to the participants’ respective payment elections. Refer to Item 7. “Reorganization and Chapter 11 Proceedings.” No new awards have been issued under the Deferred Stock Unit Plan since March 31, 2016.

The following table sets forth a summary of deferred stock unit activity of the company:

	Weighted- average Grant-Date Fair Value	Number Of Units
Balance at March 31, 2016 (Predecessor)	$23.58	363,630
Dividend equivalents reinvested	—	—
Retirement distribution	6.83	(12,792)
Granted	—	—

Balance at March 31, 2017 (Predecessor)	24.19	350,838
Dividend equivalents reinvested	—	—
Retirement distribution	24.19	(350,838)
Granted	—	—

Balance at July 31, 2017 (Predecessor)	—	—

Deferred stock unit compensation expense, which is reflected in general and administrative expenses, is as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Deferred stock units compensation expense (benefit)	$—	(68)	(1,987)

Non-Employee Board of Directors Deferred Cash Award Plan

For the year ended March 31, 2017, the company provided a Deferred Cash Award Plan to its non-employee directors. The plan provided that each non-employee director was granted a cash award having an aggregate value of $97,750. The plan awarded cash to the participants which earns interest quarterly based on the 10-year Treasury note rate plus 1.5%. For the cash award granted, the participant could elect to receive annual installments or a lump sum distribution. Participants also had the option of electing a distribution made upon the earlier of the date that is 15 days following the date the participant ceased to be a director or upon a change of control of the company or distribution date commencing on an anniversary of the grant date, whichever is earlier.

As noted previously, each member of the predecessor board was deemed to have resigned from the board on the Effective Date by operation of the Plan, which triggered payout status for all deferred cash awards. As a result, the deferred cash awards were paid according to upon the participants’ respective payment elections. Refer to Item 7. “Reorganization and Chapter 11 Proceedings.” No new awards have been issued under the Deferred Stock Unit Plan since March 31, 2017.

Deferred cash award expense, which is reflected in general and administrative expenses, is as follows:

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Deferred cash award expense	$—	12	978

(11) STOCKHOLDERS’ EQUITY

Common Stock

The number of authorized and issued common stock and preferred stock are as follows:

	Successor	Predecessor
	December 31, 2017	March 31, 2017
Common stock shares authorized	125,000,000	125,000,000
Common stock par value	$0.001	$0.10
Common stock shares issued	22,115,916	47,121,304
Preferred stock shares authorized	3,000,000	3,000,000
Preferred stock par value	No par	No par
Preferred stock shares issued	—	—

Common Stock Repurchases

No shares were repurchased by the company during the year ended March 31, 2017, or the nine month transition period ended December 31, 2017.

Dividend Program

There were no dividends declared by the company during the year ended March 31, 2017, or the nine month transition period ended December 31, 2017.

Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive income by component, net of tax, are as follows:

	Successor
	Period from August 1, 2017 through December 31, 2017
(in thousands)	Balance at 7/31/17	Gains/ (losses) recognized in OCI	Reclasses from OCI to net income	Net period OCI	Remaining balance 12/31/17
Available for sale securities	—	87	169	256	256
Pension/Post-retirement benefits	—	(403)	—	(403)	(403)

Total	—	(316)	169	(147)	(147)

	Predecessor
	Period from April 1, 2017 through July 31, 2017
(in thousands)	Balance at 3/31/17	Gains/ (losses) recognized in OCI	Reclasses from OCI to net income	Net period OCI	Remaining balance 7/31/17
Available for sale securities	(95)	57	106	163	68
Currency translation adjustment	(9,811)	—	—	—	(9,811)
Pension/Post-retirement benefits	(438)	(2,598)	—	(2,598)	(3,036)

Total	(10,344)	(2,541)	106	(2,435)	(12,779)

	Predecessor
	For the year ended March 31, 2017
(in thousands)	Balance at 3/31/16	Gains/ (losses) recognized in OCI	Reclasses from OCI to net income	Net period OCI	Remaining balance 3/31/17
Available for sale securities	(208)	(265)	378	113	(95)
Currency translation adjustment	(9,811)	—	—	—	(9,811)
Pension/Post-retirement benefits	4,683	(5,121)	—	(5,121)	(438)
Interest rate swap	(1,530)	—	1,530	1,530	—

Total	(6,866)	(5,386)	1,908	(3,478)	(10,344)

The following table summarizes the reclassifications from accumulated other comprehensive loss to the consolidated statement of income,

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017	Affected line item in the consolidated statements of income
Realized gains on available for sale securities	$169	106	582	Interest income and other, net
Interest rate swap	—	—	2,353	Interest and other debt costs

Total pre-tax amounts	169	106	2,935
Tax effect	—	—	1,027

Total gains for the period, net of tax	$169	106	1,908

During the quarter ended March 31, 2017, $1.3 million ($2.4 million pre-tax) of remaining other comprehensive loss related to the interest rate swap agreement, entered into in July 2010 in connection with the September 2010 senior notes offering was recognized as interest expense in accordance with ASC 815. Refer to Note (7) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1.

(12) EARNINGS PER SHARE

The components of basic and diluted earnings per share, are as follows:

	Successor	Predecessor
(In thousands, except share and per share data)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Net loss available to common shareholders	$(39,266)	(1,646,909)	(660,118)
Weighted average outstanding shares of common stock, basic (A)	21,539,143	47,121,330	47,071,066
Dilutive effect of options, warrants and restricted stock awards and units	—	—	—

Weighted average common stock and equivalents	21,539,143	47,121,330	47,071,066
Loss per share, basic (B)	$(1.82)	(34.95)	(14.02)
Loss per share, diluted (C)	$(1.82)	(34.95)	(14.02)
Additional information:
Incremental “in-the-money” options, warrants, and restricted stock awards and units outstanding at the end of the period (D)	7,869,553	—	1,233

(A)	Basic weighted average shares outstanding includes 924,125 shares issuable upon the exercise of New Creditor Warrants held by U.S. citizens at December 31, 2017 (Successor).
(B)	The company calculates “Loss per share, basic” by dividing “Net loss available to common shareholders” by “Weighted average outstanding share of common stock, basic”.
(C)	The company calculates “Loss per share, diluted” by dividing “Net loss available to common shareholders” by “Weighted average common stock and equivalents”.
(D)	For the period from August 1, 2017 through December 31, 2017, the company also had 5,062,089 shares of “out-of- the-money” warrants outstanding at the end of the period.

(13) SALE LEASBACK ARRANGEMENTS

Please refer to Note (2) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for additional information regarding the negotiations with its Lenders and Noteholders, Restructuring Support Agreement and Reorganization and Chapter 11 Proceedings for further discussion of the effect of these proceedings on the company’s sale/leaseback obligations.

In connection with the restructuring contemplated by the Plan, the Debtors filed a motion seeking to reject all Sale Leaseback Agreements (the rejection damage claims related thereto, the “Sale Leaseback Claims”). Pursuant to an order by the Bankruptcy Court in May 2017, the Sale Leaseback Agreements for all 16 leased vessels were rejected.

As of July 31, 2017, the Effective Date, the company and the Sale Leaseback Parties had not reached agreement with respect to the amount of the Sale Leaseback Claims, and a portion of the emergence consideration (including cash, New Creditor Warrants and New Secured Notes, and based on up to $260.2 million of possible additional Sale Leaseback Claims) was set aside to allow for the settlement and payout of the Sale Leaseback Parties’ claims as they were settled. The company successfully reached agreement with the Sale Leaseback Parties between August and November 2017. Pursuant to such settlements, approximately $233.6 million of additional Sale Leaseback Claims were allowed and emergence consideration was paid to the Sale Leaseback Parties as each claim was settled. The remaining emergence consideration withheld was distributed pro-rata to holders of allowed General Unsecured Claims, including the remaining Sale Leaseback Parties, in December 2017 and January 2018.

Included in gain on asset dispositions, net for the period April 1, 2017 through July 31, 2017 (Predecessor), are $3 million of deferred gains from sale leaseback transactions which reflects gains recognized through the Petition Date of May 17, 2017. Unamortized deferred gains as of the Petition Date of $105.9 million were credited to reorganization items as a result of the lease rejections.

(14) COMMITMENTS AND CONTINGENCIES

Compensation Commitments

Change of control agreements exist with certain of the company’s officers whereby each receives certain compensation and benefits in the event that their employment is terminated for certain reasons during a one- or two-year protected period following a change in control of the company subsequent to January 1, 2018. The maximum amount of cash compensation that could be paid under the agreements, based on present salary levels, is approximately $68 million.

Vessel Commitments

The company has successfully replaced substantially all of the older vessels in its fleet with fewer, larger and more efficient vessels that have a more extensive range of capabilities. These efforts are expected to continue with the delivery of the remaining vessel currently under construction. the company anticipates that it will use some portion of its available cash, or future operating cash flows in order to fund current and any future commitments in connection with the completion of the fleet renewal and modernization program.

The company has previously reported that it was in a dispute with a U.S. shipyard over the construction of two 5,400 deadweight ton (DWT) deepwater platform supply vessels (PSVs). During the quarter ended March 31, 2017, the company rejected the delivery of the first PSV under construction and withheld the final contractual milestone payment. In March 2017, the shipyard filed a notice of arbitration alleging that the company was (a) in breach of contract because of its rejection of the first PSV and (b) in anticipatory breach of contract based on the shipyard’s expectation that the company would reject delivery of the second PSV under construction. Further details of that dispute have been disclosed by the company in prior filings. The parties engaged in settlement negotiations and have resolved all outstanding disputes related to both vessels.

The company and the shipyard entered into a settlement agreement effective November 22, 2017 to resolve all outstanding disputes associated with these vessels. Delivery of the first PSV occurred in November 2017. The final installment for the first PSV was $4.3 million (after deduction of a contractual deadweight credit). With respect to the second PSV, the company agreed to reimburse the shipyard for approximately $0.7 million of costs and expenses of third party vendors to complete construction. The second PSV, for which the vessel under construction was recorded at its estimated fair value of $7 million in conjunction with fresh start accounting as of July 31, 2017, is expected to be delivered in July 2018. The remaining installment payment for the second PSV and other related costs to complete the vessel, including the reimbursement obligation, in total, are estimated to be $4.5 million. As part of the overall settlement, the shipyard provided the company with a $0.3 million drydock credit for any future drydocking services to be provided by the shipyard to the company.

The company has experienced substantial delay with one fast supply boat under construction in Brazil that was originally scheduled to be delivered in September 2009. On April 5, 2011, pursuant to the vessel construction contract, the company sent the subject shipyard a letter initiating arbitration in order to resolve disputes of such matters as the shipyard’s failure to achieve payment milestones, its failure to follow the construction schedule, and its failure to timely deliver the vessel. The company has suspended construction on the vessel and both parties continue to pursue arbitration. During 2016 the company reclassified the remaining accumulated costs of $5.6 million from construction in progress to other assets as an insurance receivable. In conjunction with the company’s bankruptcy emergence and application of fresh-start accounting as of July 31, 2017 a valuation analysis was performed to assess the likelihood and extent of the recovery of the disputed amount and as a result, the remaining insurance receivable has been valued at $1.8 million as of July 31, 2017 and December 31, 2017.

The company generally requires shipyards to provide third party credit support in the event that vessels are not completed and delivered timely and in accordance with the terms of the shipbuilding contracts. That third party credit support typically guarantees the return of amounts paid by the company and generally takes the form of refundment guarantees or standby letters of credit issued by major financial institutions generally located in the country of the shipyard. While the company seeks to minimize its shipyard credit risk by requiring these instruments, the ultimate return of amounts paid by the company in the event of shipyard default is still subject to the creditworthiness of the shipyard and the provider of the credit support, as well as the company’s ability to successfully pursue legal action to compel payment of these instruments. When third party credit support that is acceptable to the company is not available or cost effective, the company endeavors to limit its credit risk by minimizing pre-delivery payments and through other contract terms with the shipyard.

Sonatide Joint Venture

The company has previously disclosed the significant financial and operational challenges that it confronts with respect to its substantial operations in Angola, as well as steps that the company has taken to address or mitigate those risks. Most of the company’s attention has been focused in three areas: reducing the net receivable balance due to the company from Sonatide, its Angolan joint venture with Sonangol, for vessel services; reducing the foreign currency risk created by virtue of provisions of Angolan law that require that payment for a significant portion of the services provided by Sonatide be paid in Angolan kwanza; and optimizing opportunities, consistent with Angolan law, for services provided by the company to be paid for directly in U.S. dollars. These challenges, and the company’s efforts to respond, continue.

Amounts due from Sonatide (Due from affiliate in the consolidated balance sheets) at December 31, 2017 and March 31, 2017 of approximately $230 million and $263 million, respectively, represent cash received by Sonatide from customers and due to the company, amounts due from customers that are expected to be remitted to the company through Sonatide and costs incurred by the company on behalf of Sonatide. Approximately $44 million of the balance at December 31, 2017 represents invoiced but unpaid vessel revenue related to services performed by the company through the Sonatide joint venture. Remaining amounts due to the company from Sonatide are, in part, supported by approximately $81 million of cash (primarily denominated in Angolan kwanzas) held by Sonatide that is pending conversion into U.S. dollars and the subsequent expatriation of such funds. In addition, the company owes Sonatide the aggregate sum of approximately $99 million, including $36 million in commissions payable by the company to Sonatide. The company monitors the aggregate amounts due from Sonatide relative to the amounts due to Sonatide.

For the period from April 1, 2017 through July 31, 2017, the company collected (primarily through Sonatide) approximately $22 million from its Angolan operations. Of the $22 million collected, approximately $19 million were U.S. dollars received by Sonatide on behalf of the company or U.S. dollars received directly by the company from customers. The balance of $3 million collected reflects Sonatide’s conversion of Angolan kwanza into U.S. dollars and the subsequent expatriation of the dollars and payment to the company. The company also reduced the net due from affiliate and due to affiliate balances by approximately $21 million during the year ended March 31, 2017 through netting transactions based on an agreement with the joint venture.

For the period from August 1, 2017 through December 31, 2017, the company collected (primarily through Sonatide) approximately $21 million from its Angolan operations. Of the $21 million collected, approximately $20 million were U.S. dollars received by Sonatide on behalf of the company or U.S. dollars received directly by the company from customers. The balance of $1 million collected reflects Sonatide’s conversion of Angolan kwanza into U.S. dollars and the subsequent expatriation of the dollars and payment to the company. The company also reduced the net due from affiliate and due to affiliate balances by approximately $33 million during the period from August 1, 2017 through December 31, 2017 through netting transactions based on an agreement with the joint venture.

Amounts due to Sonatide (Due to affiliate in the consolidated balance sheets) at December 31, 2017 and March 31, 2017 of approximately $99 million and $133 million, respectively, represents amounts due to Sonatide for commissions payable and other costs paid by Sonatide on behalf of the company.

The company believes that the process for converting Angolan kwanzas continues to function, but the relative scarcity of U.S. dollars in Angola continues to hinder the conversion process. Sonatide continues to press the commercial banks with which it has relationships to increase the amount of U.S. dollars that are made available to Sonatide.

For the period from April 1, 2017 through July 31, 2017, the company’s Angolan operations generated vessel revenues of approximately $34 million, or 23%, of its consolidated vessel revenue, from an average of approximately 50 company-owned vessels that are marketed through the Sonatide joint venture (21 of which were stacked on average during the period from April 1, 2017 through July 31, 2017). For the period from August 1, 2017 through December 31, 2017, the company’s Angolan operations generated vessel revenues of approximately $34 million, or 20%, of its consolidated vessel revenue, from an average of approximately 43 company-owned vessels that are marketed through the Sonatide joint venture (16 of which were stacked on average during the period from August 1, 2017 through December 31, 2017). For the twelve months ended March 31, 2017, the company’s Angolan operations generated vessel revenues of approximately $127 million, or 22%, of consolidated vessel revenue, from an average of approximately 58 company-owned vessels (20 of which were stacked on average during the twelve months ended March 31, 2017).

Sonatide owns seven vessels (four of which are currently stacked) and certain other assets, in addition to earning commission from company-owned vessels marketed through the Sonatide joint venture (owned 49% by the company). As of December 31, 2017 and March 31, 2017, the carrying value of the company’s investment in the Sonatide joint venture, which is included in “Investments in, at equity, and advances to unconsolidated companies,” was approximately $27 million and $45 million, respectively. As a result of fresh-start accounting the company’s investment in Sonatide was assigned a fair value based on the discounted cash flows of Sonatide’s operations. This resulted in a difference between the carrying value of the company’s investment balance and the company’s share of the net assets of the joint venture companies as of July 31, 2017 of approximately $28 million which will be amortized over ten years.

Management continues to explore ways to profitably participate in the Angolan market while evaluating opportunities to reduce the overall level of exposure to the increased risks that the company believes characterize the Angolan market. Included among mitigating measures taken by the company to address these risks is the redeployment of vessels from time to time to other markets. Redeployment of vessels to and from Angola during the period from April 1, 2017 through July 31, 2017, during the period from August 1, 2017 through December 31, 2017, and year ended March 31, 2017 has resulted in a net three, three and 22 vessels transferred out of Angola, respectively.

Brazilian Customs

In April 2011, two Brazilian subsidiaries of the company were notified by the Customs Office in Macae, Brazil that they were jointly and severally being assessed fines of 155 million Brazilian reais (approximately $46.8 million as of December 31, 2017). The assessment of these fines is for the alleged failure of these subsidiaries to obtain import licenses with respect to 17 company vessels that provided Brazilian offshore vessel services to Petrobras, the Brazilian national oil company, over a three-year period ended December 2009. After consultation with its Brazilian tax advisors, the company and its Brazilian subsidiaries believe that vessels that provide services under contract to the Brazilian offshore oil and gas industry are deemed, under applicable law and regulations, to be temporarily imported into Brazil, and thus exempt from the import license requirement. The Macae Customs Office has, without a change in the underlying applicable law or regulations, taken the position that the temporary importation exemption is only available to new, and not used, goods imported into Brazil and therefore it was improper for the company to deem its vessels as being temporarily imported. The fines have been assessed based on this new interpretation of Brazilian customs law taken by the Macae Customs Office.

After consultation with its Brazilian tax advisors, the company believes that the assessment is without legal justification and that the Macae Customs Office has misinterpreted applicable Brazilian law on duties and customs. The company is vigorously contesting these fines (which it has neither paid nor accrued). Based on the advice of its Brazilian counsel, the company believes that it has a high probability of success with respect to overturning the entire amount of the fines, either at the administrative appeal level or, if necessary, in Brazilian courts. In May 2016, a final administrative appeal allowed fines totaling 3 million Brazilian reais (approximately $0.9 million as of December 31, 2017). The company appealed this 3 million Brazilian reais administrative award to the appropriate Brazilian court and deposited 6 million Brazilian reais (approximately $1.8 million as of December 31, 2017) with the court. The 6 million Brazilian reais deposit represents the amount of the award and the substantial interest that would be due if the company did not prevail in this court action. The court action is in its initial stages. Fines totaling 30 million Brazilian reais (approximately $9.1 million as of December 31, 2017) are still subject to additional administrative appeals board hearings, but the company believes that previous administrative appeals board decisions will be helpful in those upcoming hearings for the vast majority of amounts still claimed by the Macae Customs Office. The remaining fines totaling 122 million (approximately $36.8 million as of December 31, 2017) of the original 155 million Brazilian reais of fines are now formally decided in favor of the company and are no longer at issue. The company believes that the ultimate resolution of this matter will not have a material effect on the company’s financial position, results of operations or cash flows.

Repairs to U.S. Flagged Vessels Operating Abroad

During fiscal 2015 the company became aware that it may have had compliance deficiencies in documenting and declaring upon re-entry to the U.S. certain foreign purchases for or repairs to U.S. flagged vessels while they were working outside of the U.S. When a U.S. flagged vessel operates abroad, certain foreign purchases for or repairs made to the U.S. flagged vessel while it is outside of the U.S. are subject to declaration with U.S. Customs and Border Protection (CBP) upon re-entry to the U.S. and are subject to 50% vessel repair duty. During our examination of our filings made in or prior to fiscal 2015 with CBP, we determined that it was necessary to file amended forms with CBP to supplement previous filings. We have amended several vessel repair entries with CBP and have paid additional vessel repair duties and interest associated with these amended forms. We continue to review and evaluate the return of other U.S. flagged vessels to the U.S. to determine whether it is necessary to adjust our responses in any of those instances. To the extent that further evaluation requires us to file amended entries for additional vessels, we do not yet know the final magnitude of duties, civil penalties, fines and interest associated with amending the entries for these vessels. It is also possible that CBP may seek to impose civil penalties, fines or interest in connection with amended forms already submitted.

Currency Devaluation and Fluctuation Risk

Due to the company’s international operations, the company is exposed to foreign currency exchange rate fluctuations and exchange rate risks on all charter hire contracts denominated in foreign currencies. For some of our international contracts, a portion of the revenue and local expenses are incurred in local currencies with the result that the company is at risk of changes in the exchange rates between the U.S. dollar and foreign currencies. We generally do not hedge against any foreign currency rate fluctuations associated with foreign currency contracts that arise in the normal course of business, which exposes us to the risk of exchange rate losses. To minimize the financial impact of these items, the company attempts to contract a significant majority of its services in U.S. dollars. In addition, the company attempts to minimize the financial impact of these risks by matching the currency of the company’s operating costs with the currency of the revenue streams when considered appropriate. The company continually monitors the currency exchange risks associated with all contracts not denominated in U.S. dollars. Discussions related to the company’s Angolan operations are disclosed in Note (14) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1.

Legal Proceedings

Arbitral Award for the Taking of the Company’s Venezuelan Operations

On December 27, 2016, the annulment committee formed under the rules of the World Bank’s International Centre for Settlement of Investment Disputes (“ICSID”) issued a decision on the Bolivarian Republic of Venezuela’s (“Venezuela”) application to annul the award rendered by an ICSID tribunal on March 13, 2015. As previously reported, the award granted two subsidiaries of the Company (the “Claimants”) compensation for Venezuela’s expropriation of their investments in that country. The nature of the investments expropriated and the progress of the ICSID proceeding were previously reported by the company in prior filings. The annulment committee’s decision reduced the total compensation awarded to the Claimants to $36.4 million. That compensation is accruing interest at an annual rate of 4.5% compounded quarterly from May 8, 2009 to the date of payment of that amount ($17.1 million as of December 31, 2017). The annulment committee also left undisturbed the portion of the award that granted the Claimants $2.5 million in legal fees and other costs related to the arbitration. The reduction of $10 million in compensation from the earlier award of $46.4 million represents that portion of the tribunal’s award that the annulment committee determined had not been properly explained by the tribunal’s analysis. The final aggregate award is therefore $56.1 million as of December 31, 2017. The award for that amount is immediately enforceable and not subject to any further stay of enforcement. The annulment committee’s decision is not subject to any further ICSID review, appeal or other substantive proceeding.

The company is committed to taking appropriate steps to enforce and collect the award, which is enforceable in any of the 150 member states that are party to the ICSID Convention. As an initial step, the company had the award recognized and entered in March 2015 as a judgment by the United States District Court for the Southern District of New York. A recent federal court of appeals decision resulted in that judgment being vacated for reasons related to service of process. The company has already initiated a separate court action in Washington, D.C. using a different service of process method and expects to be successful in having the award recognized in the Washington, D.C. court. In addition, the award has been recognized and entered in November 2016 as a final judgment of the High Court of Justice of England and Wales. Even with the likely eventual recognition of the award in the United States and the current recognition by the court in the United Kingdom, the company recognizes that collection of the award may present significant practical challenges. The company is accounting for this matter as a gain contingency, and will record any such gain in future periods if and when the contingency is resolved, in accordance with ASC 450 Contingencies.

Legal Proceedings

Various legal proceedings and claims are outstanding which arose in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions, will not have a material adverse effect on the company’s financial position, results of operations, or cash flows.

(15) FAIR VALUE MEASUREMENTS AND DISCLOSURES

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Other Financial Instruments

The company’s primary financial instruments consist of cash and cash equivalents, restricted cash, trade receivables and trade payables with book values that are considered to be representative of their respective fair values. The company periodically utilizes derivative financial instruments to hedge against foreign currency denominated assets and liabilities, currency commitments, or to lock in desired interest rates. These transactions are generally spot or forward currency contracts or interest rate swaps that are entered into with major financial institutions. Derivative financial instruments are intended to reduce the company’s exposure to foreign currency exchange risk and interest rate risk. The company enters into derivative instruments only to the extent considered necessary to address its risk management objectives and does not use derivative contracts for speculative purposes. The derivative instruments are recorded at fair value using quoted prices and quotes obtainable from the counterparties to the derivative instruments.

Cash Equivalents. The company’s cash equivalents, which are securities with maturities less than 90 days, are held in money market funds or time deposit accounts with highly rated financial institutions. The carrying value for cash equivalents is considered to be representative of its fair value due to the short duration and conservative nature of the cash equivalent investment portfolio.

Spot Derivatives. Spot derivative financial instruments are short-term in nature and generally settle within two business days. The fair value of spot derivatives approximates the carrying value due to the short-term nature of this instrument, and as a result, no gains or losses are recognized.

The company did not have any foreign currency spot contracts as of December 31, 2017. The company had six outstanding foreign exchange spot contracts at March 31, 2017, which had a notional value of $1.5 million the last of which settled April 4, 2017.

Forward Derivatives. Forward derivative financial instruments are generally longer-term in nature but generally do not exceed one year. The accounting for gains or losses on forward contracts is dependent on the nature of the risk being hedged and the effectiveness of the hedge. Forward contracts are valued using counterparty quotations, and we validate the information obtained from the counterparties in calculating the ultimate fair values using the market approach and obtaining broker quotations. As such, these derivative contracts are classified as Level 2.

At December 31, 2017 and March 31, 2017, the company had no remaining forward contracts outstanding. The combined change in fair value of the Norwegian kroner (NOK) forward contracts settled during the twelve months ended March 31, 2017 was $0.7 million, all of which was recorded as a foreign exchange loss because the forward contracts did not qualify as hedge instruments. All changes in the fair value of the settled forward contracts were recorded in earnings.

The following table provides the fair value hierarchy for the company’s other financial instruments measured as of December 31, 2017:

	Successor
(In thousands)	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money market cash equivalents	$399,322	399,322	—	—

Total fair value of assets	$399,322	399,322	—	—

The following table provides the fair value hierarchy for the company’s other financial instruments measured as of March 31, 2017:

	Predecessor
(In thousands)	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money market cash equivalents	$664,412	664,412	—	—

Total fair value of assets	$664,412	664,412	—	—

(16) GAIN ON DISPOSITION OF ASSETS, NET

The company seeks opportunities to dispose its older vessels when market conditions warrant and opportunities arise. As such, vessel dispositions vary from year to year, and gains on sales of assets may also fluctuate significantly from period to period. The majority of the company’s vessels are sold to buyers who do not compete with the company in the offshore energy industry.

The number of vessels disposed along with the gain on the dispositions, are as follows:

	Successor	Predecessor
(In thousands, except number of vessels disposed)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Gain (loss) on vessels disposed	$(163)	509	(102)
Number of vessels disposed	11	7	12

Included in gain on dispositions of assets, net for the period from August 1, 2017 through December 31, 2017 are gains on the sale of the company’s eight ROVs of $7.1 million. The eight ROVs represent substantially all of the company’s subsea assets which had a net book value immediately prior to the sale of $15.7 million. Included in other operating revenues for the period from August 1, 2017 through December 31, 2017, the period from April 1, 2017 through July 31, 2017 and the year ended March 31, 2017 were $2.5 million, $0.8 million and $3.2 million, respectively, of revenues related to the company’s subsea business.

Included in gain on dispositions of assets, net for the period from April 1, 2017 through July 31, 2017 are amortized gains on sale/leaseback transactions of $3.0 million which reflects gains recognized through the Petition Date of May 17, 2017. Unamortized deferred gains as of the Petition Date of $105.9 million were credited to reorganization items as a result of the lease rejections. Please refer to Note (13) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for additional information regarding the company’s rejection of its sale leaseback vessels in conjunction with the Plan.

Included in gain on dispositions of assets, net for the year ended March 31, 2017 are amortized gains on sale/leaseback transactions of $23.4 million.

(17) SEGMENT INFORMATION, GEOGRAPHICAL DATA AND MAJOR CUSTOMERS

The company follows the disclosure requirements of ASC 280, Segment Reporting. Operating business segments are defined as a component of an enterprise for which separate financial information is available and is evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Amounts in these financial statements have been recast from the original financial statements included in the company’s Transition Report on Form 10-KT filed on March 15, 2018 to provide comparative information which conforms with the company’s current segment alignment. During calendar year 2018 the company’s Africa/Europe segment was split as a result of management realignment such that the company’s operations in Europe and Mediterranean Sea regions and the company’s West Africa regions are now separately reported segments. As such, the company now discloses these new segments as Europe/Mediterranean Sea and West Africa, respectively. The company’s Americas and Middle East/Asia Pacific segments are not affected by this change. This new segment alignment is consistent with how the company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Prior year amounts have also been recast to conform to the new segment alignment.

The following table provides a comparison of revenues, vessel operating profit, depreciation and amortization, and additions to properties and equipment. Vessel revenues and operating costs relate to vessels owned and operated by the company while other operating revenues relate to the activities of the company’s shipyards, brokered vessels and other miscellaneous marine-related businesses.

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Revenues:
Vessel revenues:
Americas	$45,784	40,848	239,843
Middle East/Asia Pacific	39,845	36,313	114,618
Europe/Mediterranean Sea	19,895	15,466	42,667
West Africa	66,360	53,970	186,688

	171,884	146,597	583,816
Other operating revenues	6,869	4,772	17,795

	$178,753	151,369	601,611

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Vessel operating profit (loss):
Americas	$(1,599)	(22,549)	18,873
Middle East/Asia Pacific	451	(1,434)	(25,310)
Europe/Mediterranean Sea	(1,497)	(12,680)	(26,733)
West Africa	2,308	(8,828)	(24,662)

	(337)	(45,491)	(57,832)
Other operating profit (loss)	1,614	876	(1,548)

	1,277	(44,615)	(59,380)
Corporate general and administrative expenses (A)	(14,823)	(17,542)	(55,389)
Corporate depreciation	(166)	(704)	(2,456)

Corporate expenses	(14,989)	(18,246)	(57,845)

Gain on asset dispositions, net	6,616	3,561	24,099
Asset impairments	(16,777)	(184,748)	(484,727)

Operating loss	(23,873)	(244,048)	(577,853)

Foreign exchange loss	(407)	(3,181)	(1,638)
Equity in net earnings of unconsolidated companies	2,130	4,786	5,710
Interest income and other, net	2,771	2,384	5,193
Reorganization items	(4,299)	(1,396,905)	—
Interest and other debt costs	(13,009)	(11,179)	(75,026)

Loss before income taxes	$(36,687)	(1,648,143)	(643,614)

Depreciation and amortization:
Americas	$5,767	13,945	48,814
Middle East/Asia Pacific	4,716	9,967	40,849
Europe/Mediterranean Sea	2,794	9,060	26,538
West Africa	6,067	12,632	44,204

	19,344	45,604	160,405
Other	827	1,139	4,430
Corporate	166	704	2,456

	$20,337	47,447	167,291

Additions to properties and equipment:
Americas	$144	27	93
Middle East/Asia Pacific	2,596	1,042	1,612
Europe/Mediterranean Sea	—	—	—
West Africa	195	375	743

	2,935	1,444	2,448
Corporate	6,899	821	28,099

	$9,834	2,265	30,547

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Total assets (B):
Americas	$164,958	714,891	779,778
Middle East/Asia Pacific	48,268	424,896	583,385
Europe/Mediterranean Sea	171,157	597,819	588,519
West Africa	864,299	1,277,552	1,308,836

	1,248,682	3,015,158	3,260,518
Other	2,443	20,392	21,580

	1,251,125	3,035,550	3,282,098
Investments in and advances to unconsolidated companies	29,216	49,367	45,115

	1,280,341	3,084,917	3,327,213
Corporate (C)	465,839	799,752	863,486

	$1,746,180	3,884,669	4,190,699

(A)

Restructuring-related professional services costs for the five month period from August 1, 2017 through December 31, 2017 are included in reorganization items. Included in corporate general and administrative expenses for the period four month period April 1, 2017 through July 31, 2017 (Predecessor) and year ended March 31, 2017 (Predecessor) were $6.7 million and $29 million of restructuring-related professional service costs, respectively.

(B)

Marine support services are conducted worldwide with assets that are highly mobile. Revenues are principally derived from offshore service vessels, which regularly and routinely move from one operating area to another, often to and from offshore operating areas in different continents. Because of this asset mobility, revenues and long-lived assets attributable to the company’s international marine operations in any one country are not material.

(C)

Included in Corporate are vessels currently under construction which had not yet been assigned to a non-corporate reporting segment. The vessel construction costs will be reported in Corporate until the earlier of the vessels being assigned to a non-corporate reporting segment or the vessels’ delivery. At December 31, 2017 (Successor), July 31, 2017 (Predecessor) and March 31, 2017 (Predecessor), was $9.3 million, $47.5 million and $52.4 million, respectively, of vessel construction costs were included in Corporate.

The following table discloses the amount of revenue by segment, and in total for the worldwide fleet, along with the respective percentage of total vessel revenue:

	Successor		Predecessor
	Period from August 1, 2017 through December 31, 2017		Period from April 1, 2017 through July 31, 2017		Year Ended March 31, 2017
Revenue by vessel class: (In thousands):		% of Vessel Revenue		% of Vessel Revenue		% of Vessel Revenue
Americas fleet:
Deepwater	$26,860	16%	21,617	15%	171,334	29%
Towing-supply	13,835	8%	15,021	10%	56,561	10%
Other	5,089	3%	4,210	3%	11,948	2%
Total	$45,784	27%	40,848	28%	239,843	41%
Middle East/Asia Pacific fleet:
Deepwater	$14,792	9%	13,368	9%	35,526	6%
Towing-supply	25,053	14%	22,945	16%	79,092	13%
Other	—	—	—	—	—	—
Total	$39,845	23%	36,313	25%	114,618	19%
Europe/Mediterranean Sea fleet:
Deepwater	$18,204	10%	11,620	8%	39,492	7%
Towing-supply	1,691	1%	3,846	3%	2,659	1%
Other	—	—	—	—	516	<1%
Total	$19,895	11%	15,466	11%	42,667	8%
West Africa fleet:
Deepwater	$24,131	13%	18,126	12%	62,882	11%
Towing-supply	33,806	20%	31,297	21%	100,073	17%
Other	8,423	5%	4,547	3%	23,733	4%
Total	$66,360	39%	53,970	36%	186,688	32%
Worldwide fleet:
Deepwater	$83,987	49%	64,731	44%	309,234	53%
Towing-supply	74,385	43%	73,109	50%	238,385	41%
Other	13,512	8%	8,757	6%	36,197	6%
Total	$171,884	100%	146,597	100%	583,816	100%

The following table discloses our customers that accounted for 10% or more of total revenues:

	Successor	Predecessor
	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Chevron Corporation	17.4%	17.5%	16.3%
Freeport McMoRan (A)	—	—	11.3%
Saudi Aramco	10.1%	11.7%	10.0%

(A)	A significant portion of this customer’s year ended March 31, 2017 revenue was the result of the early termination of a long-term vessel charter contract.

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected financial information for interim periods, is as follows:

	Successor		Predecessor
(In thousands except per share data)	Quarter Ended December 31, 2017	Period from August 1, 2017 through September 30, 2017	Period from July 1, 2017 through July 31, 2017	Quarter Ended June 30, 2017
Nine Month Transition Period Ended December 31, 2017
Revenues	$104,453	74,300	36,263	115,106
Operating income (loss) (B)	(18,091)	(5,782)	(38,674)	(205,374)
Net loss attributable to Tidewater Inc.	(23,573)	(15,693)	(1,122,475)	(524,434)
Basic loss per share attributable to Tidewater Inc.	$(1.02)	(.81)	(23.82)	(11.13)
Diluted loss per share attributable to Tidewater Inc.	$(1.02)	(.81)	(23.82)	(11.13)

	Predecessor
(In thousands except per share data)	Quarter Ended June 30, 2016	Quarter Ended September 30, 2016	Quarter Ended December 31, 2016	Quarter Ended March 31, 2017
Year Ended March 31, 2017
Revenues (A)	$167,925	143,722	129,215	160,749
Operating income (loss) (B)	(66,135)	(155,344)	(287,034)	(69,340)
Net loss attributable to Tidewater Inc.	(89,097)	(178,490)	(297,676)	(94,855)
Basic loss per share attributable to Tidewater Inc.	$(1.89)	(3.79)	(6.32)	(2.01)
Diluted loss per share attributable to Tidewater Inc.	$(1.89)	(3.79)	(6.32)	(2.01)

(A)	Included in revenues for the quarter ended March 31, 2017 is $39.1 million of revenue related to early cancellation of a long-term vessel charter contract.
(B)

Operating income consists of revenues less operating costs and expenses, depreciation, vessel operating leases, goodwill impairment, restructuring charges, asset impairments, general and administrative expenses and gain on asset dispositions, net, of the company’s operations. Asset impairments, net, are as follows:

	Successor		Predecessor
(In thousands)	Quarter Ended December 31, 2017	Period from August 1, 2017 through September 30, 2017	Period from July 1, 2017 through July 31, 2017	Quarter Ended June 30, 2017
Nine Month Transition Period Ended December 31, 2017:
Asset impairments	$16,777	—	21,325	163,423

	Predecessor
(In thousands except per share data)	Quarter Ended June 30, 2016	Quarter Ended September 30, 2016	Quarter Ended December 31, 2016	Quarter Ended March 31, 2017
Year Ended March 31, 2017
Asset impairments	$36,886	129,562	253,422	64,857

(19) ASSET IMPAIRMENTS

Management estimates the fair value of each vessel not expected to return to active service (considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures) by considering items such as the vessel’s age, length of time stacked, likelihood of a return to active service, and actual recent sales of similar vessels, among others. For vessels with more significant carrying values, we obtain an estimate of the fair value of the stacked vessel from third-party appraisers or brokers for use in our determination of fair value estimates.

Due in part to the modernization of the company’s fleet, more vessels that are being stacked are newer vessels that are expected to return to active service. Stacked vessels expected to return to active service are generally newer vessels, have similar capabilities and likelihood of future active service as other currently operating vessels, are generally current with classification societies in regards to their regulatory certification status, and are being actively marketed. Stacked vessels expected to return to service are evaluated for impairment as part of their assigned active asset group and not individually.

The company reviews the vessels in its active fleet for impairment whenever events occur or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In such evaluation, the estimated future undiscounted cash flows generated by an asset group are compared with the carrying amount of the asset group to determine if a write-down may be required. If an asset group fails the undiscounted cash flow test, the company estimates the fair value of each asset group and compares such estimated fair value, considered Level 3, as defined by ASC 820, Fair Value Measurements and Disclosures, to the carrying value of each asset group in order to determine if impairment exists. Similar to stacked vessels, management obtains estimates of the fair values of the active vessels from third party appraisers or brokers for use in determining fair value estimates.

During the five month period from August 1, 2017 through December 31, 2017 (Successor), the company recognized $14.4 million of impairment charges on five vessels that were stacked. The fair value of vessels in the stacked fleet incurring impairment during the period from August 1, 2017 through December 31, 2017 (Successor) was $8.8 million (after having recorded impairment charges).

During the five month period from August 1, 2017 through December 31, 2017 (Successor), there were no impairments related to active vessels.

During the four month period from April 1, 2017 through July 31, 2017 (Predecessor), the company recognized $157.8 million of impairment charges on 73 vessels that were stacked. The fair value of vessels in the stacked fleet incurring impairment during the period from April 1, 2017 through July 31, 2017 (Predecessor) was $505.6 million (after having recorded impairment charges).

During the four month period from April 1, 2017 through July 31, 2017 (Predecessor), the company recognized $26.9 million of impairments on six vessels in the active fleet. The fair value of vessels in the active fleet incurring impairment during the period from April 1, 2017 through July 31, 2017 (Predecessor) 2017 was $66.2 million (after having recorded impairment charges).

The table below summarizes the number of vessels and ROVs impaired, the amount of impairment incurred and the combined fair value of the assets after having recorded the impairment charges.

	Successor	Predecessor
(In thousands)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Year Ended March 31, 2017
Number of vessels impaired during the period	5	79	132
Number of ROVs impaired during the period	—	—	8
Amount of impairment incurred (A)	$16,777	184,748	484,727
Combined fair value of assets incurring impairment after having recorded impairment charges	8,763	571,821	933,068

(A)

The period August 1, 2017 through December 31, 2017 and the year ended March 31, 2017 included $2.3 million and $2.2 million, respectively, of impairments related to inventory and other non-vessel assets.

Please refer to Note (1) of “Notes to Consolidated Financial Statements” included in this Exhibit 99.1 for a discussion of the company’s accounting policy for accounting for the impairment of long-lived assets.

(20) TRANSITION PERIOD COMPARATIVE DATA

The following table presents certain financial information for the nine months ended December 31, 2017 and 2016, respectively:

	Successor	Predecessor
(In thousands, except share and per share data)	Period from August 1, 2017 through December 31, 2017	Period from April 1, 2017 through July 31, 2017	Nine month period ended December 31, 2016 (unaudited)
Revenues	$178,753	151,369	440,862
Operating loss	(23,873)	(244,048)	(508,513)
Loss before income taxes	(36,687)	(1,648,143)	(558,359)
Income tax (benefit) expense	2,039	(1,234)	4,680
Net loss attributable to Tidewater Inc.	(39,266)	(1,646,909)	(565,263)
Basic loss per common share	(1.82)	(34.95)	(12.01)
Diluted loss per common share	(1.82)	(34.95)	(12.01)
Weighted average common shares outstanding	21,539,143	47,121,330	47,067,887
Dilutive effect of stock options and restricted stock	—	—	—
Adjusted average common shares outstanding	21,539,143	47,121,330	47,067,887

(21) SUBSEQUENT EVENTS

Angolan Kwanza Devaluation

In January and February 2018, the exchange rate of the Angolan kwanza versus the U.S. dollar devalued from a ratio of approximately 168 to 1 to a ratio of approximately 213 to 1, or approximately 27%. Depending on Angolan kwanza denominated balance sheet account balances at December 31, 2017, Sonatide could recognize a further exchange loss estimated to be approximately $28 million. The company would recognize 49% of the total foreign exchange loss recorded by Sonatide, or approximately $14 million through equity in net earnings (losses) of unconsolidated companies.

New Secured Notes Tender Offer

On February 2, 2018, the company commenced an offer to purchase (the “Offer”) up to $24,700,276 aggregate principal amount (the “Offer Amount”) of its outstanding 8.00% senior secured notes due 2022 (the “Notes”) for cash. The Offer expired at 5:00 p.m., New York City time on March 6, 2018.

The Offer was made pursuant to Section 4.04 of that certain indenture dated as of July 31, 2017, among the company, each of the guarantors party thereto, and Wilmington Trust, National Association, as Trustee and Collateral Agent (the “Indenture”) governing the Notes, which requires the company to make cash offers to the registered or beneficial holders (the “Holders” and each, a “Holder”) of the Notes within 60 days of the date that the net proceeds realized by the company from Asset Sales (as defined in the Indenture) exceed $10 million (the “Asset Sale Threshold”).

The Notes were issued on July 31, 2017. Since the issuance of the Notes, the company conducted certain Asset Sales. On December 19, 2017, the aggregate net proceeds realized from such Asset Sales exceeded the Asset Sale Threshold, which triggered the obligation under the Indenture for the company to commence the Offer.

On March 7, 2018, we purchased $46,023 aggregate principal amount of the Notes that were validly tendered and not withdrawn in accordance with the terms and conditions of the Offer. Holders who timely and validly tendered their Notes received consideration of $1.00 per $1.00 principal amount of Notes, plus accrued and unpaid interest on those Notes to, but excluding the settlement date, in accordance with the terms of the Offer.

The aggregate principal amount of tendered and accepted Notes was less than the Offer Amount. Cash in an amount equal to the difference between the Offer Amount and the principal amount of the Notes accepted for tender (or $24.7 million), is now available for use by the company in any manner not prohibited by the Indenture.

If, after the date of the last offer to purchase Notes from Holders, excess proceeds from Asset Sales by the company once again exceed the Asset Sale Threshold, the company will be required to conduct an offer to purchase Notes from the Holders within 60 days of the date the Asset Sale Threshold was exceeded; however, the company is not required to conduct an offer to purchase Notes from Holders earlier than six months after the last offer to purchase.

SCHEDULE II

TIDEWATER INC. AND SUBSIDIARIES Valuation and Qualifying Accounts

(In thousands)

Description	Balance at Beginning of period	Additions at Cost	Deductions		Balance at End of Period
Year Ended March 31, 2017 (Predecessor)
Deducted in balance sheet from Trade accounts receivables:
Allowance for doubtful accounts	$11,450	5,348	633		16,165

Period from April 1, 2017 through July 31, 2017 (Predecessor)
Deducted in balance sheet from Trade accounts receivables:
Allowance for doubtful accounts	$16,165	—	16,165	(A)	—

Period from August 1, 2017 through December 31, 2017 (Successor)
Deducted in balance sheet from Trade accounts receivables:
Allowance for doubtful accounts	$—	1,800	—		1,800

(A)	Approximately $15.4 million was deducted from the allowance for doubtful accounts in conjunction with the application of fresh-start accounting upon emergence from Chapter 11 bankruptcy.